  As filed with the Securities and Exchange Commission on  February 28, 1997.
                                                Registration No.: 333 19357
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             THOUSAND TRAILS, INC.
               CO-REGISTRANTS ARE LISTED ON THE FOLLOWING PAGE.
            (Exact name of Registrant as specified in its charter)

          DELAWARE                          709                      75-2138671
(State or other jurisdiction         (Primary Standard             (I.R.S. Employer
of incorporation or organization)    Industrial Classification     Identification No.)
                                     Code Number)

                          2711 LBJ Freeway, Suite 200
                             Dallas, Texas  75234
                                (972) 243-2228
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            WALTER B. JACCARD, ESQ.
                 Vice President, General Counsel and Secretary
                             Thousand Trails, Inc.
                          2711 LBJ Freeway, Suite 200
                             Dallas, Texas  75234
                                (972) 243-2228

(Name, address including zip code, and telephone number, including area code, of agent for service)

                                   COPY TO:
                         IRWIN F. SENTILLES, III, ESQ.
                          Gibson, Dunn & Crutcher LLP
                         1717 Main Street, Suite 5400
                             Dallas, Texas  75201
                                (214) 698-3100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


The following direct and indirect wholly-owned subsidiaries of the Company have guaranteed the Senior Subordinated Pay-In-Kind Notes Due 2003 and are co-registrants under the Registration Statement on Form S-1: Beech Mountain Lakes Corporation, a Pennsylvania corporation; Carolina Landing Corporation, a South Carolina corporation; Carriage Manor Corporation, a North Carolina corporation; Cherokee Landing Corporation, a Tennessee corporation; Chief Creek Corporation, a Tennessee corporation; Dixie Resort Corporation, a Mississippi corporation; Foxwood Corporation, a South Carolina corporation; GL Land Development, Inc., an Oklahoma corporation; Lake Royale Corporation, a North Carolina corporation; Lake Tansi Village, Inc., a Delaware corporation; LML Resort Corporation, an Alabama corporation; Natchez Trace Wilderness Preserve Corporation, a Tennessee corporation; National American Corporation, a Nevada corporation; Quail Hollow Plantation Corporation, a Tennessee corporation; Quail Hollow Village, Inc., a Pennsylvania corporation; Recreation Land Corporation, a Pennsylvania corporation; Recreation Properties, Inc., a Mississippi corporation; Resort Land Corporation, an Arkansas corporation; Resort Parks International, Inc., a Georgia corporation; Tansi Resort, Inc., a Tennessee corporation; The Kinston Corporation, a South Carolina corporation; The Villas of Hickory Hills, Inc., a Mississippi corporation; Thousand Trails (Canada) Inc., a British Columbia corporation; TT Offshore, Ltd., a Virginia corporation; UST Wilderness Management Corporation, a Nevada corporation; Western Fun Corporation, a Texas corporation; Westwind Manor Corporation, a Texas corporation; and Wolf Run Manor Corporation, a Pennsylvania corporation. The transfer of the Subsidiary Guarantees incident to the transfer of the PIK Notes has also been registered under the Registration Statement.

                    CROSS REFERENCE SHEET SHOWING LOCATION
                               IN THE PROSPECTUS
            OF INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1

                        ITEM                                        LOCATION IN PROSPECTUS
                        ----                                        ----------------------
1.  Forepart of Registration Statement and Outside    Facing Page of Registration Statement; Outside
    Front Cover Page of Prospectus                    Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages of      Available Information; Additional Information;
    Prospectus                                        Reports to Security Holders; Table of Contents

3   Summary Information, Risk Factors and Ratio       Prospectus Summary; The Company; Risk Factors;
    of Earnings to Fixed Charges                      Consolidated Ratio of Earnings to Fixed Charges

4.  Use of Proceeds                                   Use of Proceeds

5.  Determination of Offering Price                   *

6.  Dilution                                          *

7.  Selling Security Holders                          Selling Security Holders

8.  Plan of Distribution                              Plan of Distribution

9.  Description of Securities to be Registered        Description of PIK Notes

10. Interests of Named Experts and Counsel            *

11. Information With Respect to the Registrant

     (a)  Description of Business                     Prospectus Summary; Risk Factors; The Company;
                                                      Business; Selected Financial Data; Management's
                                                      Discussion and Analysis of Financial Condition
                                                      and Results of Operations; Consolidated Financial
                                                      Statements

     (b)  Description of Property                     Business

     (c)  Legal Proceedings                           Business; Legal Proceedings

     (d)  Market Price of and Dividends on the        *
          Registrant's Common Equity and
          Related Stockholder Matters

     (e)  Financial Statements                        Consolidated Financial Statements

     (f)  Selected Financial Data                     Selected Financial Data

     (g)  Supplementary Financial Information         *

                        ITEM                                        LOCATION IN PROSPECTUS
                        ----                                        ----------------------
     (h)  Management's Discussion and                 Management's Discussion and Analysis of
          Analysis of Financial Condition and         Financial Condition and Results of Operations
          Results of Operations

     (i)  Changes in and Disagreements with           *
          Accountants on Accounting and
          Financial Disclosure

     (j)  Directors and Executive Officers            Management

     (k)  Executive Compensation                      Executive Compensation

     (l)  Security Ownership of Certain               Security Ownership
          Beneficial Owners and Management

     (m)  Certain Relationships and Related           Management; Executive Compensation; Certain
          Transactions                                Transactions

12.  Disclosure of Commission Position on             *
     Indemnification for Securities Act Liabilities

_____________
*Not applicable or answer thereto is negative.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 28, 1997

PROSPECTUS

                             THOUSAND TRAILS, INC.
                CO-REGISTRANTS ARE LISTED ON INSIDE COVER PAGE.


                 $38,042,000 SENIOR SUBORDINATED PAY-IN-KIND
                                 NOTES DUE 2003


    The selling security holders (the "Selling Security Holders") may offer from time to time Senior Subordinated Pay-In-Kind Notes Due 2003 (the "PIK Notes") of Thousand Trails, Inc. (the "Company") in the principal amount of up to $38,042,000 plus additional PIK Notes that have been or may be from time to time received under the pay-in-kind feature of the PIK Notes. The PIK Notes were issued in a private placement in July 1996 as part of a restructuring (the "Restructuring") of the Company's 12% Secured Notes due 1998 (the "Secured Notes"). Offers and sales of PIK Notes may be made directly to other purchasers, through agents or otherwise in negotiated or market transactions. The prices, terms and conditions of any sale will be determined at the time of sale by the seller or as a result of negotiations between or on behalf of the buyer and the seller. Expenses of any such sale will be borne by the parties to the sale as they may agree. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any of the proceeds from any sales of PIK Notes by the Selling Security Holders.


    Cash interest at the rate of 5 1/2% per annum on the PIK Notes for the period ending January 15, 1998 has been prepaid. Interest at the rate of 12% per annum on the PIK Notes is payable on January 15 and July 15 of each year commencing January 15, 1997. On January 15, 1997, $2,372,862 principal amount of additional PIK Notes were issued in payment of the interest on the then outstanding PIK Notes due on such date. All interest will be payable in cash or additional PIK Notes, at the Company's option, through July 15, 2000 and in cash thereafter. The Company's Loan and Security Agreement, dated as of July 10, 1996, as amended (the "Loan Agreement"), prohibits the payment of interest on the PIK Notes in cash while the indebtedness under the Loan Agreement is outstanding. The PIK Notes mature on July 15, 2003 and are redeemable at any time at the election of the Company, in whole or in part, at 100% of the principal amount thereof plus accrued interest thereon. The Company's obligations under the PIK Notes are unconditionally guaranteed, jointly and severally, by all subsidiaries of the Company (other than an immaterial utility subsidiary). The PIK Notes and the guarantee (the "Subsidiary Guarantee") are subordinated to the indebtedness under the Loan Agreement and rank pari passu with all other existing and future unsecured indebtedness of the Company and its subsidiaries and certain refundings thereof, and senior to any subordinated indebtedness of the Company and its subsidiaries. The indenture for the PIK Notes (the "Indenture") permits the Company and its subsidiaries to incur the indebtedness under the Loan Agreement and certain additional secured indebtedness. At December 31, 1996, the Company and its subsidiaries had $17.8 million of such secured indebtedness, including the indebtedness under the Loan Agreement. The PIK Notes and the Subsidiary Guarantee are currently unsecured. Upon repayment in full of the indebtedness under the Loan Agreement, the PIK Notes and the Subsidiary Guarantee will be secured by the same assets as then secure the indebtedness under the Loan Agreement, other than cash and cash equivalents and other assets required to secure any refinancing or replacement of a portion of such indebtedness for working capital purposes. The indebtedness under the Loan Agreement is presently secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets. In the event of a Change of Control (as defined), each holder of PIK Notes will have the right, at such holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase such holder's PIK Notes at a cash price equal to 101% of the principal amount thereof, plus accrued interest to the purchase date.

    Prior to the date of this Prospectus, there has been no public market for the PIK Notes, and there can be no assurance that a trading market will develop.

  SEE "RISK FACTORS," BEGINNING AT PAGE 4, FOR A DISCUSSION OF CERTAIN FACTORS
     THAT PROSPECTIVE PURCHASERS SHOULD CONSIDER IN EVALUATING A PURCHASE OF
                          THE SECURITIES OFFERED HEREBY.

      THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
                     ENDORSED THE MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         ______________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS FEBRUARY 28, 1997.

                                     (ii)

                                CO-REGISTRANTS


               The following direct and indirect wholly-owned subsidiaries of the Company are Subsidiary Guarantors and therefore co-registrants under the Registration Statement on Form S-1 of which this Prospectus is a part (herein, together with all amendments, exhibits and schedules thereto, the "Registration Statement"): Beech Mountain Lakes Corporation, a Pennsylvania corporation; Carolina Landing Corporation, a South Carolina corporation; Carriage Manor Corporation, a North Carolina corporation; Cherokee Landing Corporation, a Tennessee corporation; Chief Creek Corporation, a Tennessee corporation; Dixie Resort Corporation, a Mississippi corporation; Foxwood Corporation, a South Carolina corporation; GL Land Development, Inc., an Oklahoma corporation; Lake Royale Corporation, a North Carolina corporation; Lake Tansi Village, Inc., a Delaware corporation; LML Resort Corporation, an Alabama corporation; Natchez Trace Wilderness Preserve Corporation, a Tennessee corporation; National American Corporation, a Nevada corporation; Quail Hollow Plantation Corporation, a Tennessee corporation; Quail Hollow Village, Inc., a Pennsylvania corporation; Recreation Land Corporation, a Pennsylvania corporation; Recreation Properties, Inc., a Mississippi corporation; Resort Land Corporation, an Arkansas corporation; Resort Parks International, Inc., a Georgia corporation; Tansi Resort, Inc., a Tennessee corporation; The Kinston Corporation, a South Carolina corporation; The Villas of Hickory Hills, Inc., a Mississippi corporation; Thousand Trails (Canada) Inc., a British Columbia corporation; TT Offshore, Ltd., a Virginia corporation; UST Wilderness Management Corporation, a Nevada corporation; Western Fun Corporation, a Texas corporation; Westwind Manor Corporation, a Texas corporation; and Wolf Run Manor Corporation, a Pennsylvania corporation. The transfer of the Subsidiary Guarantee incident to the transfer of the PIK Notes has also been registered under the Registration Statement.

                             AVAILABLE INFORMATION


               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The public may inspect and copy (at prescribed rates) the Registration Statement as well as such reports, proxy and information statements and other information that the Company has filed with the Commission at the public reference facilities that the Commission maintains at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the public may obtain such reports, proxy and information statements and other information concerning the Company from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site accessible to the public by computer on the World Wide Web, at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding the Company, which files electronically with the Commission.

                            ADDITIONAL INFORMATION

               The Company has filed the Registration Statement with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any indenture, contract, agreement or other document referred to are not necessarily complete. With respect to each such indenture, contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description thereof, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission and without charge electronically at the Commission's World Wide Web site. See "Available Information" for the office and World Wide Web site addresses of the Commission.

                                     (iii)

                          REPORTS TO SECURITY HOLDERS

               Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company is required to deliver to the Trustee under the Indenture within 15 days after it is or would have been required to file such with the Commission annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, together with a management's discussion and analysis of financial condition and results of operations that would be so required.

                                     (iv)

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by reference to the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "the Company" refers to Thousands Trails, Inc., a Delaware corporation, and its predecessors and subsidiaries.

                                  THE COMPANY

          The Company and its subsidiaries own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 126,000 members as of December 31, 1996. Through a subsidiary, the Company also provides a reciprocal use program for members of approximately 310 recreational facilities.

          The Company's operations in the campground and resort business commenced on June 30, 1991, when the Company acquired 100% of the capital stock of National American Corporation (collectively with its subsidiaries, "NACO," unless the context otherwise requires) and 69% of the capital stock of Thousand Trails, Inc., a Washington corporation (collectively with its subsidiaries, "TTI," unless the context otherwise requires), in connection with the reorganization of the Company in a proceeding under Chapter 11 of the Bankruptcy Code. The Company subsequently increased its ownership in TTI to 80% through a tender offer and acquired the remaining 20% of the stock of TTI in a merger. In July 1996, TTI was merged into the Company. Prior to the acquisitions of NACO and TTI, the Company purchased contracts receivable generated principally by NACO and TTI from the sale of campground memberships and resort interests on an installment basis.

                         THE SELLING SECURITY HOLDERS

          In connection with the Restructuring, the Company issued the PIK Notes and provided other consideration in exchange for certain Secured Notes in a transaction exempt from registration under the Securities Act. As part of the transaction, the Company agreed to file a shelf registration statement registering certain transfers of the PIK Notes. The Company has filed the Registration Statement in accordance with such agreement.

                                 THE OFFERING

Offering by
Selling Security Holders.... From time to time, the Selling Security Holders may offer up to $38,042,000 principal amount of PIK Notes, plus additional PIK Notes that have been or may be from time to time received under the pay-in-kind feature of the PIK Notes.

Use of Proceeds............. The Company will not receive any of the proceeds from any sales of PIK Notes by the Selling Security Holders.

                       THE PIK NOTES

Aggregrate Principal         $40,218,000 principal amount of the PIK Notes
Amount...................... originally issued in the Restructuring, plus such additional notes that have been or may be from time to time issued under the pay-in-kind-feature of the PIK Notes. $2,372,862 principal amount of the PIK
                             Notes were issued on January 15, 1997 to pay interest due on such date.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Stated Maturity............. July 15, 2003.

Interest.................... 17 1/2% per annum through January 15, 1998 and 12%
                             per annum thereafter. Interest at 5 1/2% per annum through January 15, 1998 was prepaid in cash on the date of issuance of the PIK Notes. All remaining interest will be payable in cash or additional PIK Notes, at the Company's option, through July 15, 2000 and in cash thereafter. The Loan Agreement requires that interest (other than the prepaid interest) be paid only in kind while the indebtedness under the Loan Agreement is outstanding.

Interest Payment Dates...... January 15 and July 15 of each year, commencing
                             January 15, 1997.

Subsidiary Guarantee........ The Company's obligations under the PIK Notes are unconditionally guaranteed, jointly and severally, by all subsidiaries of the Company (other than an immaterial utility subsidiary), each of which is, directly or indirectly, a wholly-owned subsidiary of the Company, and all future wholly-owned subsidiaries.

Ranking..................... The PIK Notes and the Subsidiary Guarantee are
                             subordinated to the indebtedness under the Loan Agreement and rank pari passu with all existing and future unsecured indebtedness of the Company and its subsidiaries and certain refundings thereof, and senior to any subordinated indebtedness of the Company and its subsidiaries. The Indenture permits the Company and its subsidiaries to incur the indebtedness under the Loan Agreement and certain additional secured indebtedness. At December 31, 1996, the Company and its subsidiaries had $17.8 million in principal amount of such secured indebtedness outstanding, including $17.1 million in principal amount of indebtedness under the Loan Agreement.

Security.................... The PIK Notes and the Subsidiary Guarantee are
                             currently unsecured. Upon repayment in full of the indebtedness under the Loan Agreement, the PIK Notes and the Subsidiary Guarantee will be secured by the same assets as then secure the indebtedness under the Loan Agreement, other than cash and cash equivalents and other assets required to secure any refinancing or replacement of a portion of the indebtedness under the Loan Agreement for working capital purposes. The indebtedness under the Loan Agreement is presently secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets. A refinancing or replacement of the indebtedness under the Loan Agreement for working capital purposes is limited to $10 million in principal amount.

Optional Redemption......... The PIK Notes are redeemable at the option of the
                             Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The Company is not required to make any sinking fund payments on the PIK Notes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Change of Control........... In the event of a Change of Control (as defined), each holder of PIK Notes will have the right, at such holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such holder's PIK Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

Certain Covenants........... The Indenture restricts, among other things, (i)
                             the incurrence of additional indebtedness, (ii) the incurrence of liens, (iii) the payment of dividends and distributions, (iv) the making of loans and investments, (v) transactions with affiliates, (vi) agreements restricting the ability of certain of the Company's subsidiaries to pay dividends or make other distributions on their capital stock, (vii) the Company's ability to conduct other businesses,
                             (viii) the sale or other disposition of assets, and
                             (ix) certain mergers, consolidations and transfers of all or substantially all of the assets of the Company and its subsidiaries.

                                 RISK FACTORS
          See "Risk Factors" for a discussion of certain factors that prospective purchasers should consider in evaluating a purchase of the securities offered hereby.

--------------------------------------------------------------------------------

                                 RISK FACTORS

          Prospective purchasers should review the risk factors discussed below when considering whether to purchase the PIK Notes. These risk factors, however, may not be the only risks involved in connection with a purchase of such securities.

BUSINESS STRATEGY UNCERTAINTY

          History of Unprofitable Operations. The Company believes it has stabilized its operations and achieved, beginning in fiscal 1996, a positive contribution from operations. However, after emerging from bankruptcy in 1991 through fiscal year 1995, the Company experienced net losses, excluding nonrecurring and extraordinary items, and negative cash flow from operating activities, excluding the principal collections on the contracts receivable portfolio. There can be no assurance that the stabilization that the Company has recently achieved will continue.

          Current Business Strategy. The Company's current strategy is to improve its campground operations, stabilize its campground membership base through increased sales and marketing efforts, and determine the appropriate level for its ongoing campground operations. Consistent with this strategy, the Company intends to downsize its business by implementing additional cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. The disposition of campgrounds will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions. Moreover, the possibility of additional campground dispositions may adversely affect the collection of dues and contracts receivable from members.

          Membership Base. The Company must significantly increase its campground membership sales over current levels in order to stop the continuing decline in the Company's membership base. The Company's marketing efforts require significant expense, and in the short term, the Company expects that its selling and marketing expenses will continue to exceed its campground membership sales revenue. The Company is working to increase the number of prospects that attend its sales presentations, which has not met the Company's expectations in fiscal 1997. Because the Company intends to keep its selling and marketing expenses within a close relation to sales revenue, it is relying principally upon member and recreational vehicle dealer referrals to increase the number of sales prospects in the future. The success of the Company's business strategy over the long term is dependent upon the Company's ability to market new memberships in sufficient numbers on a cost-effective basis.

          See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NET OPERATING LOSS CARRYFORWARDS

          Risk of Ownership Change. For federal income tax purposes, the Company has calculated net operating loss carryovers ("NOLs") available for its use to be $58.1 million as of the commencement of the current fiscal year. The NOLs can generally be used to offset taxable income earned by the Company (and thus reduce the Company's income tax liability) in subsequent years within a 15-year carryover period. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that when a corporation undergoes an "ownership change," the corporation's use of its NOLs is limited each year to an amount of losses determined by multiplying the fair market value of the corporation's stock immediately before the ownership change by the "long-term tax exempt rate." The Restructuring was structured to avoid an "ownership change" under Section 382 of the Code. However, the issuance of the Company's common stock (the "Common Stock") in the Restructuring resulted in a change in ownership for purposes of
Section 382 of approximately 42.5%, which is less than the 50% change required to cause an "ownership change." If the Company were to experience an "ownership change," the Company estimates that it would not be entitled to use any substantial amount of its available NOLs to reduce its taxable income. Such a limitation on the use of the Company's NOLs would materially reduce the Company's after-tax earnings as well as its ability to service its indebtedness.

          Transfer Restrictions. In order to reduce the risk of "ownership change" in the future, the transfer of the Common Stock has been restricted through the inclusion of transfer restrictions in the Company's certificate of incorporation (the "Transfer Restrictions"). However, notwithstanding the Transfer Restrictions, the Company may be unable to, or may elect not to, prevent every transaction that could cause an "ownership change." In addition, the Transfer Restrictions do not apply to the exercise of outstanding warrants or certain options to purchase Common Stock. Further, while the Company believes that the Transfer Restrictions are enforceable as to all of the Common Stock, there can be no assurance that a court would so determine. Moreover, while the Company believes that the remedial provisions in the Transfer Restrictions are generally sufficient, it is possible that the relevant tax authorities will take the position that the Transfer Restrictions do not provide adequate remedies for tax purposes with respect to every transaction that the Transfer Restrictions purport to prevent. Further, there can be no assurance a court would enforce every remedial provision set forth in the Transfer Restrictions if the binding nature of such provision were challenged. Therefore, even with the Transfer Restrictions in place, it is possible that transactions could occur that would limit the Company's ability to utilize the NOLs. There can be no assurance that legislation will not be adopted that would limit the Company's ability to utilize the NOLs in future periods. However, the Company is not aware of any proposed legislation for changes in the tax laws that could impact the ability of the Company to utilize the NOLs.

          Use of NOLs. The extent of the actual future utilization of the NOLs is subject to inherent uncertainty inasmuch as the utilization depends on the amount of otherwise-taxable income against which the Company will be able to utilize the NOLs in future years. Accordingly, even though the Transfer Restrictions reduce the risk that an "ownership change" will occur that could limit the Company's ability to use the NOLs, there can be no assurance that the Company will have sufficient taxable income in future years to actually use the NOLs before they would otherwise expire.

          See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT LEVERAGE


          The Company remains significantly leveraged. As of December 31, 1996, the Company had outstanding indebtedness of approximately $58.3 million. In addition, as a result of their pay-in-kind feature, the PIK Notes will increase at the rate of 12% per annum, compounded semi-annually, at least until the indebtedness under the Loan Agreement is repaid. Subject to the restrictions of the Loan Agreement and the Indenture, the Company may incur additional indebtedness from time to time. This leverage increases the risk inherent in the Company's business strategy and may limit the Company's ability to respond to variances from the results sought, as well as changing business and economic conditions. Required payments of principal and interest are expected to be financed from operating cash flow, collections of contracts receivables and proceeds from the disposition of non-core assets. The Company's ability to generate such cash is subject to many factors, including stabilizing the Company's membership base and the amount of asset sales to be effected as the Company downsizes. See "Capitalization," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MEMBERS RIGHTS

          The Company believes that the success of its business strategy will necessarily be tied to continued operation of a downsized campground system. Some states, including California, Oregon and Washington, where 29 of the Company's campgrounds are located, have nondisturbance statutes that limit the ability of an owner to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. Moreover, the campground mortgages that could secure the PIK Notes will contain similar nondisturbance provisions. Certain of these limitations purport to survive any rejection of member contracts in a bankruptcy, and the United States Bankruptcy Code may provide additional protections of member rights. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds in addition to those currently contemplated will likely be limited by state law or the membership contracts themselves, and foreclosure of the campground liens in significant numbers will also likely be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of PIK Notes - Events of Defaults and Remedies - Remedies with Respect to Collateral."

SUBORDINATION; PROVISION OF COLLATERAL

          The payment of principal, premium (if any) and interest on, and any other amounts owing in respect of, the PIK Notes is subordinated in right of payment to the indebtedness under the Loan Agreement. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the PIK Notes only after the indebtedness under the Loan Agreement has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the PIK Notes. In addition, under certain circumstances, the Company may not pay principal, premium (if any) or interest on, or any other amounts owing in respect of, the PIK Notes or purchase, redeem or otherwise retire the PIK Notes if a payment or nonpayment default exists with respect to the indebtedness under the Loan Agreement. See "Description of PIK Notes - Ranking."


          The Loan Agreement requires that the PIK Notes remain unsecured while the indebtedness under the Loan Agreement remains outstanding. If the indebtedness under the Loan Agreement remains outstanding for longer than contemplated by the Loan Agreement, the provision of collateral for the PIK Notes may be delayed materially and possibly indefinitely. Moreover, the Indenture permits the Company to refinance or replace up to $10 million in principal amount of the indebtedness under the Loan Agreement with a working capital facility. Any assets required to secure such facility will not be available to secure the PIK Notes , will likely be material and could represent substantially all of the assets of the Company and its subsidiaries. See "Description of PIK Notes -Security."

CERTAIN FRAUDULENT CONVEYANCE, PREFERENCE AND BANKRUPTCY CONSIDERATIONS

          Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if any subsidiary of the Company that guarantees the PIK Notes (a)(i) is insolvent or rendered insolvent by reason of the issuance of its guarantee or the liens securing the guarantee or
(ii) is engaged in a business or transaction or is about to engage in a business or transaction for which the assets of such subsidiary constitute an unreasonably small capital or (iii) intends to incur, or believes that it would incur, debts beyond its ability to pay such debts as they mature and (b) such subsidiary receives less than reasonably equivalent value or fair consideration for its guarantee or such lien, the guarantee, and any liens securing such guarantee, could be avoided. If any guarantee or lien were avoided, the holders of the PIK Notes could lose the benefit of the guarantee and any collateral therefor, and the holders of the PIK Notes could also be required to return to such subsidiary or its estate the amount of any payment or foreclosure proceeds received. In addition, if the guarantee of any subsidiary of the Company were to be set aside, indebtedness permitted to be incurred by such subsidiary pursuant to the Indenture could become, effectively, senior to the PIK Notes with respect to such subsidiary, with the assets of such subsidiary being available for the payment of the PIK Notes only after they are applied to the payment of such indebtedness.

          In the event that a bankruptcy is commenced by or against the Company or any of its subsidiaries within 90 days after the Company or such subsidiary makes a payment on or provides collateral to secure the PIK Notes or a person becomes a guarantor, some or all of the payments received, or collateral provided, during such 90-day period may be avoidable as a preference under the United States Bankruptcy Code. Such 90-day period could be extended to one year in certain cases. Neither the Company nor any of its subsidiaries will provide collateral for the PIK Notes until the indebtedness under the Loan Agreement has been repaid. In addition, the Indenture provides that subsidiaries formed or acquired after the issuance of the PIK Notes will be required to guarantee the PIK Notes and the stock and assets of such guarantors must be pledged as security for such guarantees. Such pledges and guarantees may be avoidable as a preference if a bankruptcy case concerning the Company or such subsidiaries, as applicable, were to be commenced within the applicable statutory period. Any payment made, or collateral received, which is avoided as a preference would be required to be returned to the bankruptcy estate of the Company or such subsidiaries. See "Description of PIK Notes - Subsidiary Guarantee" and "-Security."

POSSIBLE MANDATORY REPURCHASE OFFER

          The Company will be required to offer to repurchase the PIK Notes and the holders of the PIK Notes will have the right to require the Company to repurchase all or any part of such holder's PIK Notes upon the occurrence of a Change of Control (as defined in the Indenture). The Company's ability to purchase the PIK Notes following a Change of Control will be limited by the Company's financial resources and short-term financial obligations at the time of the proposed purchase. See "Description of PIK Notes - Change of Control Repurchase Offer."

LIMITATIONS OF SECURITY

          Scope of Collateral. The PIK Notes and the Subsidiary Guarantee are currently unsecured obligations of the Company and its subsidiaries. Upon repayment in full of the indebtedness under the Loan Agreement, the PIK Notes and the Subsidiary Guarantee will be secured by the same assets as then secure the indebtedness under the Loan Agreement, other than cash or cash equivalents and other assets required to secure any refinancing or replacement of up to $10 million principal amount of the indebtedness under the Loan Agreement for working capital purposes. The indebtedness under the Loan Agreement is presently secured by substantially all of the assets of the Company and its subsidiaries other than (i) leasehold interests and other leased assets, (ii) certain vehicles, trailers and other equipment; (iii) equipment subject to financing and any newly acquired or leased assets financed with permitted indebtedness and
(iv) any assets subject to agreements, permits, licenses or the like that cannot be subjected to a lien under the collateral documents without the consent of third parties, which consent has not been obtained. Certain of these assets are material to the continued operations of the campgrounds of the Company and its subsidiaries. However, pursuant to the covenant described below under "Description of PIK Notes - Certain Covenants - Limitation on Liens," neither the Company nor any of its subsidiaries will be permitted to incur liens on such excluded assets except to the limited extent described therein.

          No assurance can be given that the value of the collateral, when provided, will equal or exceed the principal amount of the PIK Notes or that any proceeds that may be realized upon any foreclosure of the liens on any such collateral would be sufficient to pay unpaid principal and interest on the PIK Notes. See "Description of PIK Notes - Security," "- Certain Covenants - Limitations on Liens" and "Certain Covenants - Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

          Foreclosure Limitations. The ability to foreclose on any collateral securing the PIK Notes will be subject to members rights under state law and certain member contracts, procedural and other restrictions under state real estate and commercial law, federal and state securities laws and other laws affecting the rights of creditors generally in the jurisdictions applicable to the collateral. See "Description of PIK Notes - Events of Default and Remedies - Remedies with Respect to Collateral."

          Bankruptcy Limitations. The ability to take possession and dispose of any collateral directly or indirectly securing the PIK Notes upon acceleration is also likely to be significantly impaired or delayed by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against the Company or the subsidiary owning the collateral. Under applicable bankruptcy laws, the Trustee and the holders of PIK Notes would be prohibited from taking possession or disposing of the collateral absent bankruptcy court approval. Moreover, the Company or subsidiary would be permitted to retain and use the collateral as long as the Trustee and the holders are being provided "adequate protection" in the form of periodic cash payments or substitute liens or in some other form approved by the court in its discretion. While this requirement is generally intended to protect the value of the security, it cannot be predicted what form of "adequate protection" might be approved by the court in the particular case. The court has broad discretionary powers in all these matters, including the valuation of the collateral. In addition, since the collateral generally does not include cash and cash equivalents derived from operations, the holders of the PIK Notes would not have any consent rights with respect to the use of those funds by the Company or subsidiary during the pendency of the proceedings. In view of these considerations, it is not possible to predict for how long payments on the PIK Notes would be delayed following the filing of a bankruptcy case, whether or when the Trustee could take possession of or sell the collateral or to what extent the holders of the PIK Notes would be compensated for any delay in payment or loss of value of the collateral.

MARKET CONDITIONS

          The PIK Notes are not publicly traded, and a market for the PIK Notes is not likely to develop. The Company does not intend to list the PIK Notes on any national securities exchange. To the Company's knowledge, no broker intends to make a market in the PIK Notes.


          State and local securities laws may prohibit the trading of the PIK Notes in certain jurisdictions. As a consequence the investment in the PIK Notes may be illiquid for an indefinite period. If a market for the PIK Notes does develop, the PIK Notes could trade at a substantial discount from their face amount and liquidity may be limited. If such a market does not develop, holders may be unable to resell the PIK Notes for an extended period of time, if at all.


CONCENTRATION OF OWNERSHIP


    As of December 31, 1996, Mr. Andrew Boas, a director of the Company, beneficially owned $15.7 million in principal amount of PIK Notes (representing
 39.0% in principal amount of PIK Notes) and an aggregate of 46.5% of the outstanding Common Stock. As a result, Mr. Boas will be in a position to significantly influence the outcome of certain actions by the holders of the PIK Notes. As a holder of Common Stock, the interests of Mr. Boas may not be wholly aligned with the interests of other holders of PIK Notes. See "Description of PIK Notes - Requirements for Certain Actions," "Security Ownership" and
"Selling Security Holders."

                                  THE COMPANY

    The Company owns and operates a system of 58 membership-based campgrounds located in 19Estates and British Columbia, Canada, serving 126,000 members as of December 31, 1996. Through a subsidiary, the Company also provides a reciprocal use program for members of approximately 310 recreational facilities. In November 1996, the Company disposed of its timeshare management business, but continues to hold certain real estate at the resorts it intends to sell over time. The Company's principal executive office is located at 2711 Lyndon B. Johnson Freeway, Suite 200, Dallas, Texas 75234, and its telephone number is (972) 243-2228.

   The Company's operations in the campground and resort business commenced on June 30, 1991, when the Company acquired 100% of the capital stock of NACO and 69% of the capital stock of TTI in connection with the reorganization of the Company in a proceeding under Chapter 11 of the Bankruptcy Code. On June 3, 1992, the Company increased its ownership in TTI to 80% through a tender offer. On March 29, 1994, the Company acquired the remaining 20% of the capital stock of TTI in a merger, and on July 16, 1996, TTI was merged into the Company.
Prior to acquiring NACO and TTI, the Company purchased contracts receivable generated principally by them from the sale of campground memberships and resort interests on the installment basis.


   The Company is a successor by merger to USTrails Inc. ("USTrails"), a Nevada corporation that was incorporated in 1984. NACO was incorporated in 1967, and TTI was incorporated in 1969.

1996 SECURED NOTE RESTRUCTURING

    On July 17, 1996, the Company consummated the Restructuring whereby all of the $101,458,000 principal amount of Secured Notes outstanding were retired. In the Restructuring, the Company purchased $10,070,000 in aggregate principal amount of Secured Notes pursuant to a tender offer for $780 per $1,000 principal amount, and exchanged $81,790,000 in aggregate principal amount of Secured Notes pursuant to a private exchange offer for, in each case per $1,000 in principal amount: $400 in cash, $492 in principal amount of PIK Notes and 45 shares of Common Stock. The remaining $9,598,000 in aggregate principal amount of Secured Notes were redeemed at 100% of principal amount, plus accrued interest. In connection with the Restructuring, the Company entered into the Loan Agreement under which Foothill Capital Corporation ("Foothill") made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Loan Agreement at any one time may not exceed $35.0Emillion. A total of $32.0 million was drawn under the Loan Agreement at closing of the Restructuring.

CURRENT BUSINESS STRATEGY

          The Company's current business strategy is to improve its campground operations, stabilize its campground membership base, and determine the appropriate level for its ongoing campground operations. Consistent with this strategy, the Company intends to downsize its business by implementing cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. The Company believes that the ultimate size of its campground system and the amounts realized from future asset dispositions will depend principally upon the degree to which the Company can successfully implement this strategy.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

          For purposes of computing the following ratios of earnings to fixed charges, earnings represent income (loss) from continuing operations before fixed charges and taxes, and fixed charges represent interest on indebtedness, amortization of debt discount and one-third of rental expense relating to operating leases, which management believes is representative of the interest factor. The following table demonstrates the Company's historic operating coverage and deficiencies as reflected in the consolidated ratios of earnings to fixed charges.



                                 Six
                                 months
                                 ended                  Year ended June 30,       Six months ended
                                          ---------------------------------     ---------------------------
                                 Dec.     1996     1995       1994      1993    June 30,       Dec. 31,
                                 31,                                            1992 (1)       1991 (1)
                                 1996
                             ------------------------------------------------------------------------------
Earnings to Fixed Charges       1.38:1  1.03:1         (2)       (2)       (2)        (2)         1.52:1
  Ratio
Dollar Amount of               N/A       N/A     ($11,668)  ($5,967)  ($9,781)  ($23,195)  N/A
  Deficiency (in thousands)


______________
(1) Applying the principles of "fresh start reporting," the Company's operations for the year ended June 30, 1992 have been separated into two periods, pre-emergence and post-emergence from bankruptcy. The Company emerged from bankruptcy proceedings on December 31, 1991.
(2) As a result of losses incurred, the Company was unable to fully cover fixed charges for the six months ended June 30, 1992, and fiscal years 1993 through 1995.

                                USE OF PROCEEDS
          The Company will not receive any proceeds from sales by the Selling Security Holders of the PIK Notes.

                                CAPITALIZATION

          The following table sets forth the unaudited consolidated capitalization of the Company as of December 31, 1996. Investors should read this table in conjunction with the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.


                                                  December 31, 1996
Borrowings under Loan Agreement                       $ 17,058
PIK Notes                                               40,502 (1)
Notes and Mortgages Payable, Due June 2009                 704
     TOTAL DEBT                                       $ 58,264

Preferred stock, $.01 par value, 1,500,000
shares authorized, none issued and                         ---
outstanding

Common Stock, $.01 par value, 15,000,000
shares authorized, 7,383,276 shares
issued and outstanding                                $     74
Additional paid-in capital                              20,502
Accumulated deficit                                    (43,475)
Cumulative currency translation adjustment                (137)
     TOTAL STOCKHOLDERS' DEFICIT                      $(23,036)

_______________
(1) The Restructuring was accounted for as a Troubled Debt Restructuring whereby the PIK Notes were recorded at the carrying value of the Secured Notes, and no gain or loss was recorded on the transaction. As a result, $40.2 million principal amount of PIK Notes issued in the Restructuring was recorded with a deferred gain of $303,000. This deferred gain is being amortized as a reduction of interest expense using the effective interest method over the term of the PIK Notes.

                            SELECTED FINANCIAL DATA
  (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICAL
                                     DATA)


                                                                                                                 Predecessor
                                      For the six months                                                            Entity
                                                                                                             ---------------------
                                       ended December 31,        For the year ended June 30,           For the six months ended
                                      -------------------  ------------------------------------  ---------------------------------
                                                                                                         June 30,    December 31,
                                        1996       1995       1996      1995       1994       1993        1992          1991
                                      ---------  --------  ---------- --------  ----------- ----------   -------- ----------------
                                                                                                                           (1)
STATEMENT OF OPERATIONS DATA:
Total revenue                         $39,654    $43,681   $ 91,996   $ 91,546   $100,922   $ 98,189    $ 54,310        $ 63,670
Membership dues                        19,917     20,043     39,924     41,175     43,200     39,555      19,170          20,345
Other campground/resort revenues       10,286     12,954     22,288     23,506     23,524     26,856      13,224          13,401
Membership and resort interest sales    2,411      1,921      3,987      4,228      3,975      4,427       6,442          15,140
Interest income                         1,995      3,404      6,756      9,935     12,202     16,345      11,780          12,090
Interest expense                        5,078      9,041     17,693     20,960     21,446     22,249      11,947          13,578
Income (loss) from operations
 before taxes, minority interest
 and extraordinary item                 2,288     (2,042)       488    (11,668)    (5,967)    (9,781)    (23,195)          7,151
Extraordinary gain on debt
     repurchases                            -          -      1,390          -        671      2,507           -               -
Net income (loss)                       1,976     (1,885)     1,837    (11,923)    (6,046)    (7,582)    (21,737)          6,276
Dividends paid (2)                          -          -          -          -          -          -          -                -
Earnings (loss) per share data (3):                                                                                          (4)
 Income (loss) before extraordinary
  item                                    .27       (.51)       .12      (3.22)     (1.81)     (2.73)      (5.88)
 Extraordinary item                         -          -        .38          -        .18        .68           -
 Net income (loss)                        .27       (.51)       .50      (3.22)     (1.63)     (2.05)      (5.88)
 Weighted average number of
  shares outstanding                    7,212      3,703      3,703      3,703      3,703      3,703       3,697             (4)

BALANCE SHEET DATA:
  (AT END OF PERIOD)
Cash and cash equivalents (5)           2,403     30,105     37,403     50,596     50,059     44,359      32,989          43,233
Receivables, net                        9,437     12,996     13,219     18,698     32,585     57,731      93,442         119,316
Campground properties                  43,688     47,962     45,676     51,327     49,330     47,939      49,582          58,552
Resort properties                       1,956      5,493      2,902      5,736      6,612     11,252      11,578          12,530
Total assets                           67,585    107,508    109,754    135,886    148,164    170,067     196,788         242,567
Secured Notes, net                          -     98,955     94,350    115,490    110,854    115,389     123,511         113,095
Borrowings under Loan Agreement        17,058          -          -          -          -          -           -               -
Pay-in-Kind Notes                      40,502          -          -          -          -          -           -               -
Other notes payable                       704      1,991      1,102      4,753      5,503      7,558      12,960          29,588
Stockholders' equity (deficit)        (23,036)   (31,702)   (27,991)   (29,821)   (17,912)   (11,793)     (4,151)         17,586

STATISTICAL DATA:
  (AT END OF PERIOD)
Number of operating campgrounds            58         60         58         60         62         65          69              69
Number of campsites                    19,300     19,400     19,300     19,400     20,000     20,400      21,600          21,600
Number of members                     126,000    133,000    128,000    136,000    149,000    157,000     165,000         167,000
Average annual dues per member           $343       $334       $335       $329       $315       $290        $246            $243
Average cost per camper night          $16.93     $17.29     $18.03     $19.69     $18.36     $17.29      $16.55          $18.28


_________________________


(1) "Fresh Start Reporting" under the provisions of SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," was reflected as of December 31, 1991, in the above balance sheet captions. As a result, information for the years ended June 30, 1996, 1995, 1994 and 1993, the six months ended June 30, 1992, and the six months ended
    December 31, 1996 and 1995 was prepared as if the Company is a new reporting entity and a black line is shown to separate it from prior period information since it was not prepared on a comparable basis.
                                  (continued)

(Footnotes continued)

(2) The indenture for the Secured Notes, which was discharged in the Restructuring on July 17, 1996, prohibited the Company from paying any cash dividends until the Secured Notes were repaid. In addition, the Loan Agreement prohibits the payment of any cash dividends without the consent of Foothill until the borrowings under the Loan Agreement are repaid, and the Indenture for the PIK Notes prohibits the payment of any cash dividends until the PIK Notes are repaid.

(3) In the Restructuring on July 17, 1996, the Company issued a total of 3,680,550 additional shares of Common Stock, which represent approximately 50% of the shares of Common Stock currently outstanding.


(4) Income (loss) per share is not meaningful due to reorganization and revaluation entries and the issuance of a material amount of Common Stock in a stock split and bankruptcy reorganization. At December 31, 1996, there were 7,383,276 shares of Common Stock outstanding, compared with 1,000 shares immediately before the consummation of the reorganization on December 31, 1991. Outstanding warrants and stock options are excluded from the net loss per share computation as they would reduce net loss per share, which is anti-dilutive.

(5) Prior to the Restructuring, cash held by the Company and its wholly owned subsidiaries, other than that required for operations, was generally deposited in accounts that were pledged for the benefit of the holders of the Secured Notes. Under the Loan Agreement, cash held by the Company and its wholly owned subsidiaries is generally deposited in accounts that are controlled by, and pledged to, Foothill.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES


          In the following discussion, the Company makes certain statements as to its expected financial condition, results of operations, and cash flows for periods after December 31, 1996. All of these statements are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical and involve risks and uncertainties. The Company's actual financial condition, results of operations, and cash flows for future periods may differ materially due to several factors, including but not limited to the Company's ability to control costs and implement its sales and marketing plan, the actual rate of decline in the campground membership base, the actual use of the campgrounds by members and guests, the effects on members and guests of the Company's stated efforts to downsize its business, the Company's success in collecting its contracts receivable and selling assets, and the other factors affecting the Company's operations described in this Prospectus.

STABILIZED OPERATIONS


     Since reorganizing under Chapter 11 on December 31, 1991, the Company's annualized operating revenues have decreased by $21.3 million (23%). Over the same period, the Company has decreased its annualized operating expenses by $43.7 million (38%), and implemented a program under which certain campground members voluntarily increased their annual dues by an aggregate of $2.1 million. During this period, the Company has concentrated on increasing continuing revenues and decreasing continuing expenses. The Company has closed eleven campgrounds and has changed other campgrounds to seasonal operations, reduced staff, consolidated its administrative functions, deferred maintenance, and reduced service levels. The Company has also disposed of certain campgrounds and other non-core assets. However, during this period, the Company's membership base has declined from 167,000 at December 31, 1991 to 126,000 at December 31, 1996. The membership base is presently declining at the rate of 8% per year. The Company attributes this continuing decline principally to its aging membership base, approximately 50% of whom are senior citizens.

     During the year ended June 30, 1996, the Company stabilized its operations, which it has been seeking to accomplish since emerging from Chapter 11 proceedings in 1991, and the Company achieved a positive contribution from operations for the fiscal year of $4.8 million. This compares with a negative contribution from operations of $3.9 million for the prior fiscal year. For the six months ended December 31, 1996, the Company had a positive contribution from operations of $5.3 million, compared with $2.7 million for the same period last year. For this purpose, the contribution from operations is defined as operating income before interest income and expense, gain (loss) on asset dispositions, restructuring costs, nonrecurring income and expenses, taxes, and extraordinary items. See the tables under "Results of Operations - Fiscal 1996, 1995 and
1994 -Net Income (Loss)" and "Six Months Ended December 31, 1996 and 1995 - Net Income (Loss)" below for the elements of the contribution from operations and the Company's operating income (loss) before taxes for the historical periods presented.

CURRENT BUSINESS STRATEGY

     The Company's current strategy is to improve its campground operations, stabilize its campground membership base through increased sales and marketing efforts, and determine the appropriate level for its ongoing campground operations. The Company has conducted an extensive marketing study, redesigned its membership products, and developed a sales and marketing operation. Consistent with this strategy, the Company intends to downsize its business by implementing additional cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. The disposition of campgrounds will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions. Moreover, the possibility of additional campground dispositions may adversely affect the collection of dues and contracts receivable from members. See "The Company - Current Business Strategy."

1996 SECURED NOTE RESTRUCTURING

     At June 30, 1996, the Company had outstanding $101.5 million principal amount of Secured Notes. At that time, there was a substantial risk that the resources available to the Company would be insufficient to cover its continuing operating needs and the mandatory sinking fund and interest payments due on the Secured Notes on July 15, 1996. In addition, the Company faced default under the financial covenants in the indenture for the Secured Notes if waivers were not obtained by September 30, 1996. On July 17, 1996, however, the Company consummated the Restructuring, in which all of the Secured Notes were retired. The Restructuring was intended to provide a new capital structure for the Company. This new capital structure includes $40.2 million principal amount of PIK Notes that do not require the cash payment of interest until fiscal 2001, do not contain financial covenants, and mature on July 15, 2003 without earlier scheduled principal payments. The new capital structure also includes the Loan Agreement that, in addition to financing $32.0 million of the retirement of the Secured Notes and related costs, provides the Company with a working capital facility which reduces in availability through final maturity on July 16, 1999. Availability of such working capital is subject to continued compliance by the Company with the financial covenants, amortization schedule, and other requirements of the Loan Agreement, including certain covenants respecting minimum earnings before interest, taxes, depreciation and amortization, and minimum tangible net worth.

CASH


     On December 31, 1996, the Company had $2.4 million of cash and cash equivalents, a decrease of $35.0 million during the six month period. The Company's cash declined primarily because $28.6 million was used to retire Secured Notes and pay legal and other costs related to the Restructuring (including accrued interest), and $14.9 million was used to repay borrowings under the Loan Agreement. These expenditures were partially offset by $2.5 million of proceeds from asset sales.

     On June 30, 1996, the Company had approximately $37.4 million of cash and cash equivalents, a decrease of $13.2 million during fiscal 1996. The Company's cash declined primarily because $18.6 million was used to make a mandatory redemption of Secured Notes on July 15, 1995, and $5.3 million was used to repurchase Secured Notes in January 1996. These expenditures were partially offset by proceeds of $7.2 million from the sale of assets, and $5.6 million provided by operating activities.

     The Company's principal sources of operating cash for fiscal 1996 were $18.5 million in principal and interest collections on contracts receivable and invested cash, and $73.2 million in dues collections and other campground revenues. Principal uses of operating cash for fiscal 1996 consisted of $49.6 million in operating expenses, $13.8 million in general and administrative expenses (including corporate member services and restructuring costs), $5.4 million in sales and marketing expenses, $5.2 million in insurance premiums, and $14.5 million in interest payments, principally related to the Secured Notes. During fiscal 1996, the Company also spent $1.0 million on capital expenditures and HUD-related improvements, and made $1.1 million in principal payments on notes payable. Excluding $12.3 million of principal collections on its contracts receivable, the Company had negative cash flow from operating activities of $6.7 million for the year ended June 30, 1996. The Company used collections on its contracts receivable to fund its negative cash flow from operations during the year.


     The Company's principal sources of operating cash for the six months ended December 31, 1996, were $6.0 million in principal and interest collections on receivables and $30.4 million in dues collections and other campground and resort revenues. Principal uses of operating cash for the six months ended December 31, 1996, were $22.1 million in operating expenses, $7.8 million in general and administrative expenses (including corporate member services and restructuring costs), $2.3 million in sales and marketing expenditures, and $7.4 million in interest payments, $6.2 million of which was related to the Secured Notes that were retired in the Restructuring.


     In the Restructuring, $50.2 million of cash was paid to the holders of the Secured Notes as full or partial consideration for the retirement of the Secured Notes, and $6.2 million of cash was paid to the holders of the Secured Notes for the semi-annual interest due July 15, 1996, and additional interest through the date of the Restructuring. In addition, $1.1 million of cash was used to pay the costs of the Restructuring, and $3.1 million of cash was used to pay the costs of obtaining the Loan Agreement. The Company funded these cash payments with $28.6 million of its cash and $32.0 million of new borrowings under the Loan Agreement.

     The indenture for the Secured Notes, which was discharged in the Restructuring, limited, and the Loan Agreement limits, the type of investments in which the Company can invest its available cash, resulting in a relatively low yield. Under the terms of the Loan Agreement, the Company's cash receipts are applied to the payment of the Company's obligations under the Loan Agreement.

CONTRACTS RECEIVABLE

     As of June 30, 1996, the Company on a consolidated basis owned $21.1 million of contracts receivable consisting of (i) $5.8 million of contracts receivable associated with the NACO campgrounds, (ii) $12.6 million of contracts receivable associated with the Thousand Trails campgrounds, (iii) $2.4 million of contracts receivable associated with the NACO resorts, and (iv) $282,000 of contracts receivable associated with SoPac Resort Properties, Inc., a former affiliate. These contracts receivable have an average remaining term of approximately two and one-half years. As of June 30, 1996, approximately 95% of the Company's campground and resort members had paid for their membership or resort interest in full.

     Because of lower interest rates available in the marketplace during fiscal 1996 and 1995, some members chose to prepay their accounts, and the Company received principal payments of $2.5 million and $3.3 million, respectively, in excess of scheduled payments. The Company may continue to experience such prepayments in the future, although at a decreasing rate as the contracts receivable portfolio continues to decline.

     Allowance For Doubtful Accounts. The Company's allowance for doubtful accounts was 30% of gross contracts receivable at June 30, 1996, compared with 39% of gross contracts receivable at June 30, 1995, and 32% at June 30, 1994. The overall cancellation rate as a percentage of gross contracts receivable was 8% for fiscal 1996 and fiscal 1995, compared with 13% for fiscal 1994. Although management does not anticipate a significant change, the cancellation rate could increase in fiscal 1997 as a result of the expected closure and disposition of additional campgrounds.

     In fiscal 1996, the Company reduced the allowance for doubtful accounts on the contracts receivable related to the campgrounds by $4.0 million. In addition, in fiscal 1996, 1995, and 1994, the Company reduced the allowance for doubtful accounts on the contracts receivable related to the full service resorts by $1.1 million, $457,000 and $887,000, respectively. These adjustments were made because the Company experienced lower contract losses than anticipated in fiscal 1996 and 1995, and with respect to the resort contracts receivable, in fiscal 1994. For the campground contracts receivable, in fiscal 1994, the Company increased the related allowance for doubtful accounts by $1.9 million to provide for additional future contract losses. This adjustment was made because the cancellation rate on the campground contracts receivable had increased compared with historical levels of approximately 8%, and the Company had experienced higher contract losses than anticipated.

     The allowance for doubtful accounts is an estimate of the contracts receivable that will cancel in the future and is determined based on historical cancellation rates and other factors deemed relevant to the analysis. The Company does not presently anticipate any further adjustments to the allowance for doubtful accounts on the contracts receivable related to either the campgrounds or resorts. However, the allowance and the rate at which the Company provides for future losses on its contracts receivable could be increased or decreased in the future based on the Company's actual collection experience.

     Other Allowances. In connection with the purchase of NACO and TTI, the Company recorded an allowance for interest discount of $3.9 million to increase to 14.75% the weighted average yield on the contracts receivable then owned by NACO and TTI. Additionally, the Company recorded an allowance of $7.5 million for future collection costs in connection with its purchase of NACO and TTI and the Company's emergence from bankruptcy, which is being applied to reduce future general and administrative expenses. In fiscal 1995, the Company reduced the allowance for future collection costs related to the contracts receivable by $540,000 more than the scheduled amortization amount because the estimated cost to collect the remaining contracts receivable was less than the amount estimated when the allowance was recorded. The allowance is continuing to be amortized as a reduction of general and administrative expenses based on cash collected on the related portfolio.

     Repurchase Of Receivables Owned By Third Party. On March 22, 1995, the Company purchased $3.0 million of contracts receivable from a third party, effective as of June 30, 1994, for $1.6 million. The Company received contracts receivable with a gross balance of $2.0 million and $1.0 million in cash representing principal and interest collections on the contracts receivable from July 1, 1994 to March 22, 1995. The Company recorded the $2.0 million gross balance of the contracts receivable net of an allowance for doubtful accounts of $523,000 and a valuation allowance of $550,000. The valuation allowance is being amortized over the remaining term of the contracts receivable.

     These contracts receivable had previously been sold by NACO to the third party. In connection with this sale, a portion of the purchase price was withheld as a dealer holdback against which the purchaser could offset canceled and delinquent contracts receivable. As of March 22, 1995, the canceled and delinquent contracts receivable charged against the dealer holdback had consumed it and a deficiency of $2.7 million existed. Although the Company took the position that it was not liable for the deficiency based upon the terms of certain agreements and releases with the third party, the Company had recorded a contingent liability for the amount of the deficiency. When the Company repurchased the contracts receivable, this contingent liability was released, and the Company reversed the $2.7 million recorded liability.

     Changes In Receivables. The net balance of contracts receivable decreased by $5.5 million during fiscal 1996, primarily due to $12.3 million in cash collections on contracts receivable, offset by (i) a reduction of $5.1 million in the allowance for doubtful accounts, and (ii) $1.1 million related to scheduled amortization of the allowances for interest discount, collection costs, and valuation discount.

CAMPGROUND AND RESORT REAL ESTATE

     The Company's campground real estate consists of land, buildings, and other equipment used in administration and operations as well as land held for sale. Campground properties decreased by $5.7 million in fiscal 1996, as a result of the sale of two non-operating campgrounds and certain other real estate, the abandonment of two operating campgrounds, and depreciation on buildings and equipment, partially offset by capital improvements at selected campgrounds.

     The Company's resort real estate historically consisted of timeshare and lot inventory, buildings and equipment used in operations, and land held for sale. Resort real estate decreased by $2.8 million in fiscal 1996 primarily due to the sale of the common amenities at one resort, the sale of excess acreage and buildings at certain resorts, the sale of timeshare units and lots in the normal course of business, and depreciation on buildings and equipment. In November 1996, the Company sold its timeshare management business and related timeshare interests.

     The Company's campground and resort real estate requires significant annual capital and maintenance expenditures, including commitments under HUD obligations, a portion of which has been deferred. During fiscal 1996 and 1995, the Company spent $4.0 million and $8.6 million, respectively, on major maintenance, repairs, and improvements at the campgrounds, and $440,000 and $1.4 million, respectively, on major maintenance, repairs, and improvements at certain resorts.

BORROWINGS

     On June 30, 1996, the Company had outstanding $101,458,000 principal amount of Secured Notes, which were retired in full on July 17, 1996, in the Restructuring. See "1996 Secured Note Restructuring" above. The Restructuring was accounted for as a Troubled Debt Restructuring, whereby the restructured debt is recorded at the carrying value of the old debt, and no gain or loss is recorded on the transaction.

     Prior to the Restructuring, the Company repurchased certain Secured Notes. On January 31, 1996, the Company repurchased $7.4 million principal amount of Secured Notes from unrelated sellers for $5.3 million, including accrued interest. The Company recognized a gain of $1.4 million on this transaction. On July 15, 1995, the Company made a mandatory redemption of $18.6 million principal amount of Secured Notes. On June 6, 1994, the Company repurchased $10.0 million principal amount of Secured Notes in a Dutch auction available to all Secured Noteholders, at a cost of $8.5 million, including accrued interest. The Company recognized a gain of $671,000 on this transaction.


     Loan Agreement. In the Restructuring, the Company entered into the Loan Agreement, under which Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Loan Agreement at any one time may not exceed $35.0 million. Under the Loan Agreement, as of December 31, 1996, the Company had outstanding term loans totaling $8.3 million, and a revolving loan in the maximum amount of $22.5 million, of which $8.8 million was outstanding and $13.7 million was available for borrowing.

     The Company must use all collections of principal and interest on the contracts receivable, which are estimated to be $9.2 million in fiscal 1997, and all proceeds from asset sales to reduce borrowings under the Loan Agreement. In addition, the Company must make specified principal reductions on these borrowings over time based on a monthly calculation of eligible contracts receivable and an amortization schedule set forth in the agreement. The maximum amount of the revolving loan declines as these principal reductions are made. The remaining borrowings under the Loan Agreement must be paid in full on July 16, 1999. During the balance of fiscal 1997, the Company is required to make mandatory principal reductions under the term loans in the aggregate amount of $1.7 million, funded from collections of principal and interest on the contracts receivable. To make the principal reductions required by the Loan Agreement, the Company must successfully collect the contracts receivable, sell assets, and downsize its business in the time frame contemplated by the Loan Agreement. If these activities take longer than contemplated by the Loan Agreement, the Company may not have sufficient cash flow to make the required principal reductions, in which case the working capital facility might cease to be available. Furthermore, availability of such working capital is subject to continued compliance by the Company with the financial covenants and other requirements of the Loan Agreement, including certain covenants respecting minimum earnings before interest, taxes, depreciation and amortization, and minimum tangible net worth. The Loan Agreement prohibits the Company from borrowing from other sources in significant amounts except for equipment purchases.


     Based upon its current business plan, the Company believes that future cash flows provided from operations, asset sales, and borrowings available under the revolving loan will be adequate for the Company's operating and other cash requirements during the remaining term of the Loan Agreement. All cash held by the Company and its wholly owned subsidiaries is generally deposited in accounts that are controlled by and pledged to Foothill.


     The Company's cash flows are highly seasonal. The Company receives the majority of the dues revenue from its members during the winter and incurs a higher level of operating expenses during the summer. As a result of dues receipts, as of February 7, 1997, the outstanding term loans under the Loan Agreement had been reduced to $7.1 million and the outstanding revolving loan had been reduced to $2.4 million. As of February 7, 1997, $19.7 million was available for borrowing under the revolving loan.

     PIK Notes. In the Restructuring, the Company issued $40.2 million principal amount of PIK Notes that do not require the cash payment of interest until fiscal 2001 and mature on July 15, 2003 without earlier scheduled principal payments. The Indenture provides holders of PIK Notes with the right to have their notes repurchased at 101% of principal amount, plus interest, in the event of a Change of Control (as defined). The Indenture also requires the Company to apply certain asset sale proceeds to the retirement of the PIK Notes in certain circumstances, subject to the rights of Foothill to repayment in connection with asset sales. The Indenture does not contain financial covenants, but it does prohibit the Company from borrowing from other sources in significant amounts except for the Loan Agreement, a $10.0 million replacement working capital facility, and equipment purchases.

     The Company is not permitted to pay cash interest on the PIK Notes until the borrowings under the Loan Agreement are repaid in full. As a result, the principal amount of PIK Notes outstanding will increase at the rate of 12% per year, compounded semi-annually, at least until the borrowings under the Loan Agreement are repaid in full. The payment-in-kind feature of the PIK Notes will decrease the Company's cash interest costs over this period. However, the payment-in-kind feature of the PIK Notes will also decrease the rate at which the Company is able to retire its total debt outstanding.

DEFERRED MEMBERSHIP DUES

     Deferred membership dues revenue of $17.6 million and $18.6 million at June 30, 1996 and 1995, respectively, consists of dues collections which relate to future periods. The decrease was due primarily to the loss of 8,000 members during fiscal 1996, and related decreases in membership dues collections.

SELF INSURANCE


     During the year ended June 30, 1994, the Company began to self-insure general liability losses up to $250,000 per occurrence, with a current annual aggregate exposure to the Company of $2.0 million. The Company's liability insurance program provides coverage, in excess of the $250,000 retention up to an annual limit of $26.8 million per occurrence and in the aggregate. The Company has provided a liability for estimated known and unknown claims related to uninsured general liability risks of $1.8 million at December 31, 1996. This liability is based on actuarial estimates.

1997 CHANGES IN FINANCIAL CONDITION


     Total assets decreased by $42.2 million during the six months ended December 31, 1996. Cash decreased by $35.0 million as discussed above. Contracts receivable decreased by $3.8 million due primarily to $4.1 million in cash collections offset by $372,000 related to the amortization of allowances for interest discount and collection costs and valuation allowance. Inventory and other current assets decreased by $1.6 million due primarily to the amortization of insurance premiums for fiscal 1997 that were paid in June 1996. Campground and resort properties decreased by a total of $2.9 million due primarily to the sale of four campgrounds, the timeshare operations at the resorts and certain other real estate at the campgrounds and resorts, and depreciation during the period. In addition, restricted cash decreased by $1.1 million resulting primarily from the payment of a one-time bonus to the Company's Chief Executive Officer under the terms of his employment agreement with the Company. These decreases were offset by a $2.4 million increase in other assets, due primarily to $3.1 million of debt issuance costs incurred in connection with obtaining the Loan Agreement, reduced by amortization during the period.


     Total liabilities decreased by $47.1 million during the six months ended December 31, 1996. The Company's total outstanding debt decreased by $37.2 million due primarily to the retirement of $101.5 million principal amount of Secured Notes in the Restructuring, partially offset by the issuance of $40.2 million principal amount of PIK Notes and net borrowings under the Loan Agreement. Accrued interest declined by $3.2 million due to the $6.2 million of interest paid on the Secured Notes in July 1996, partially offset by $2.2 million of non-cash interest accruing on the PIK Notes, which amount was paid on January 15, 1997, by issuing additional PIK Notes. In addition, deferred membership dues revenue declined by $3.9 million due to revenue recognized in excess of cash collections during the period.

RESULTS OF OPERATIONS


     The following discussion and analysis are based on the historical results of operations of the Company for the years ended June 30, 1996, 1995, and 1994, and for the six months ended December 31, 1996 and 1995. The financial information set forth below should be read in conjunction with the Company's consolidated financial statements included in this Prospectus.

FISCAL 1996, 1995 AND 1994

NET INCOME (LOSS)

     The Company reported net income of $1.8 million or $.50 per share on revenues of $92.0 million for fiscal 1996, compared with a net loss of $11.9Emillion or $3.22 per share on revenues of $91.5 million for fiscal 1995, and a net loss of $6.0 million or $1.63 per share on revenues of $100.9 million for fiscal 1994.

     Excluding extraordinary gains, nonrecurring income and expenses, and restructuring costs, the Company would have had a net loss of $2.1 million for fiscal 1996, compared with a net loss of $14.6 million for fiscal 1995. Excluding these items, the Company's results improved in the current fiscal year, on relatively flat revenues, due primarily to decreases in expenses, principally campground operating costs, general and administrative expenses, and interest. Revenues were relatively stable from year to year, despite declining membership dues revenue and interest income, due primarily to higher gains from asset dispositions in fiscal 1996. Excluding these same items, the Company would have had a net loss of $3.9 million for fiscal 1994.

     The results for fiscal 1996 include a $1.4 million extraordinary gain on the repurchase of Secured Notes and $5.9 million of nonrecurring income consisting of $5.1 million from a reduction in the allowance for doubtful accounts, and $799,000 from the reversal of a contingent liability. The fiscal 1996 results also include $1.1 million of restructuring costs related to the Company's efforts to restructure its Secured Notes, and $2.3 million of other nonrecurring expenses consisting of a $1.0 million charge to record a provision for certain uncollectible membership dues receivable and a $1.3 million charge to accrue a one-time bonus for the Company's Chief Executive Officer (see "Accrued Bonus" below).

     The results for fiscal 1995 include $3.7 million of nonrecurring income consisting of $1.0 million from reductions in the allowances for doubtful accounts and collection costs and $2.7 million from the reversal of a contingent liability. The fiscal 1995 results also include $637,000 of restructuring costs incurred in connection with the relocation of the Company's corporate office to Dallas, Texas, and $437,000 of other nonrecurring expenses representing severance payments made to certain management employees who left the Company in the fourth quarter of fiscal 1995.

     The results for fiscal 1994 include a $671,000 extraordinary gain on the repurchase of Secured Notes and $4.5 million of nonrecurring income consisting of $887,000 from a reduction in the allowance for doubtful accounts related to the resort contracts receivable, $3.1 million from the reversal of accrued resort disposition costs, and $500,000 from the settlement of a contractual obligation. The fiscal 1994 results also include $3.3 million of restructuring costs incurred in connection with an amendment to the indenture for the Secured Notes, the TTI merger, and the relocation of the Company's corporate offices, and the following other nonrecurring expenses: (i) a $1.9 million net increase in the allowance for doubtful accounts related to the campground contracts receivable, (ii) a $1.0 million charge to record a provision for certain uncollectible membership dues receivable, and (iii) a $1.1 million write down of the carrying value of net resort assets.

          The following table summarizes the operating results of the Company's campgrounds and resort operations, excluding allocations of corporate overhead and other revenues and expenses, for the year ended June 30, 1996:

                                                             Year Ended June 30, 1996
                                                      ------------------------------------
                                                                        Resort
                                                       Campgrounds    Operations    Total
                                                       -----------    ----------    -----
OPERATIONS
 Membership dues                                          $ 39,924                $ 39,924
 Other campground/resort revenues                           15,313      $ 6,975     22,288
 Campground ancillary expenses                              (7,726)                 (7,726)
 Operating expenses                                        (35,211)      (7,371)   (42,582)
                                                          ---------     --------  ---------
Profit (loss) on campground/resort operations               12,300         (396)    11,904
                                                          ---------     --------  ---------
SALES
 Memberships                                                 2,630                   2,630
 Resort interests                                                         1,357      1,357
                                                          ---------     --------  ---------
Total sales                                                  2,630        1,357      3,987

 Selling costs                                              (3,340)        (926)    (4,266)
 Marketing expenses                                         (1,294)                 (1,294)
                                                          ---------     --------  ---------
Total expenses                                              (4,634)        (926)    (5,560)
                                                          ---------     --------  ---------

Profit (loss) on sales                                      (2,004)         431     (1,573)
                                                          ---------     --------  ---------
RESORT PARKS INTERNATIONAL
 Fee income                                                  4,579                   4,579
 Cost of operations                                         (2,237)                 (2,237)
                                                          ---------     --------  ---------
RPI net contribution                                         2,342                   2,342
                                                          ---------     --------  ---------
                                                          $ 12,638      $    35     12,673
                                                          ---------     --------  ---------
 Other income                                                                        4,479
 Corporate member services                                                          (1,843)
 General and administrative expenses                                               (10,473)
                                                                                  ---------
OPERATING INCOME BEFORE INTEREST INCOME AND
 EXPENSE, GAIN ON ASSET DISPOSITIONS, RESTRUCTURING
 COSTS, NONRECURRING INCOME AND EXPENSES, TAXES
 AND EXTRAORDINARY ITEM                                                              4,836
                                                                                  ---------



 Interest income                                                                     6,756
 Interest expense                                                                  (17,693)
 Gain on asset dispositions                                                          4,038
 Nonrecurring income                                                                 5,945
 Nonrecurring expenses                                                              (2,270)
 Restructuring costs                                                                (1,124)
                                                                                  ---------
OPERATING INCOME BEFORE TAXES AND EXTRAORDINARY
 ITEM                                                                             $    488
                                                                                  =========

          The following table summarizes the operating results of the Company's campgrounds and resort operations, excluding allocations of corporate overhead and other revenues and expenses, for the year ended June 30, 1995:


                                                                    Year Ended June 30, 1995
                                                              ----------------------------------
                                                                              Resort
                                                              Campgrounds   Operations   Total
                                                              -----------   ----------   -----
OPERATIONS
 Membership dues                                                 $ 41,175                $  41,175
 Other campground/resort revenues                                  15,411      $ 8,095      23,506
 Campground ancillary expenses                                     (8,150)                  (8,150)
 Operating expenses                                               (40,236)      (8,711)    (48,947)
                                                                 ---------     --------   ---------
 Profit (loss) on campground/resort operations                      8,200         (616)      7,584
                                                                 ---------     --------   ---------
SALES
 Memberships                                                        1,780                    1,780
 Resort interests                                                                2,448       2,448
                                                                 ---------     --------   ---------
Total sales                                                         1,780        2,448       4,228

 Selling costs                                                     (1,985)      (1,414)     (3,399)
 Marketing expenses                                                (3,639)                  (3,639)
                                                                 ---------     --------   ---------
Total expenses                                                     (5,624)      (1,414)     (7,038)
                                                                 ---------     --------   ---------

Profit (loss) on sales                                             (3,844)       1,034      (2,810)
                                                                 ---------     --------   ---------
RESORT PARKS INTERNATIONAL
 Fee income                                                         4,845                    4,845
 Cost of operations                                                (2,727)                  (2,727)
                                                                 ---------     --------   ---------
RPI net contribution                                                2,118                    2,118
                                                                 ---------     --------   ---------
                                                                 $  6,474      $   418       6,892
                                                                 ---------     --------   ---------
 Other income                                                                                3,485
 Corporate member services                                                                  (2,200)
 General and administrative expenses                                                       (12,118)
                                                                                          ---------
OPERATING LOSS BEFORE INTEREST INCOME AND EXPENSE, GAIN ON
 ASSET DISPOSITIONS, RESTRUCTURING COSTS,
 NONRECURRING INCOME AND EXPENSES, AND TAXES
                                                                                            (3,941)
                                                                                          ---------


Interest income                                                                              9,935
Interest expense                                                                           (20,960)
Gain on asset dispositions                                                                     658
Nonrecurring income                                                                          3,714
Nonrecurring expenses                                                                         (437)
Restructuring costs                                                                           (637)
                                                                                          ---------
OPERATING LOSS BEFORE TAXES                                                               ($11,668)
                                                                                          =========

          The following table summarizes the operating results of the Company's campgrounds and resort operations, excluding allocations of corporate overhead and other revenues and expenses, for the year ended June 30, 1994:

                                                            Year Ended June 30, 1994
                                                       ---------------------------------
                                                                       Resort
                                                       Campgrounds  Operations    Total
                                                       -----------  ----------    ------
OPERATIONS
 Membership dues                                       $43,200                   $ 43,200
 Other campground/resort revenues                       13,529       $ 9,995       23,524
 Campground ancillary expenses                          (7,247)                    (7,247)
 Operating expenses                                    (38,276)      (10,146)     (48,422)
                                                      ---------     ---------   ----------

Profit (loss) on campground/resort operations           11,206          (151)      11,055
                                                      ---------     ---------   -----------

SALES
 Memberships                                             1,457                      1,457
 Resort interests                                                      2,518        2,518
                                                      ---------     ---------   -----------
Total sales                                              1,457         2,518        3,975

 Selling costs                                          (1,582)       (1,974)      (3,556)
 Marketing expenses                                     (1,282)                    (1,282)
                                                      ---------     ---------   -----------
Total                                                   (2,864)       (1,974)      (4,838)
                                                      ---------     ---------   -----------

Profit (loss) on sales                                  (1,407)          544         (863)
                                                      ---------     ---------   -----------
RESORT PARKS INTERNATIONAL
 Fee income                                              5,286                      5,286
 Cost of operations                                     (3,055)                    (3,055)
                                                      ---------     ---------    -----------
RPI net contribution                                     2,231                      2,231
                                                      ---------     ---------    -----------
                                                       $12,030      $    393       12,423
                                                      =========     =========    -----------

 Other income                                                                       2,669
 Corporate member services                                                         (2,165)
 General and administrative expenses                                              (12,403)
                                                                                 -----------

OPERATING INCOME BEFORE INTEREST INCOME AND
 EXPENSE, GAIN ON ASSET DISPOSITIONS, RESTRUCTURING
 COSTS, NONRECURRING INCOME AND EXPENSES, TAXES,
 MINORITY INTEREST AND EXTRAORDINARY ITEM                                             524
                                                                                 -----------

 Interest income                                                                   12,202
 Interest expense                                                                 (21,446)
 Gain on asset dispositions                                                         5,544
 Nonrecurring income                                                                4,522
 Nonrecurring expenses                                                             (4,000)
 Restructuring costs                                                               (3,313)
                                                                                 -----------
OPERATING LOSS BEFORE TAXES, MINORITY INTEREST, AND
 EXTRAORDINARY ITEM                                                               ($5,967)
                                                                                 ===========

CAMPGROUND OPERATIONS

          The Company's operations are highly seasonal. The Company receives the majority of the dues revenue from its members during the winter, which are recognized as income ratably during the year. However, the Company incurs a higher level of operating expenses during the summer. In addition, a majority of the Company's sales and marketing efforts occur during the summer.

          Campground membership dues revenue was $39.9 million for the year ended June 30, 1996, compared with $41.2 million for the year ended June 30, 1995, and $43.2 million for the year ended June 30, 1994. The continuing decline in dues revenue over the three years was due primarily to the net loss of campground members, partially offset by the effect of annual dues increases. In addition, in fiscal 1994, the Company recognized $900,000 of additional dues revenue from the TTN Alliance Program (described below) that was deferred at June 30, 1993.

          From January 1, 1993 to March 31, 1995, the Company requested its campground members to participate in the TTN Alliance Program under which participating members agreed to increase their dues and campground fees voluntarily. A total of 34,200 of the Company's members (27%) chose to participate in the TTN Alliance Program, which has resulted in additional ongoing dues revenue of $2.1 million per year. Under the TTN Alliance Program, for each dollar that members' annual dues were increased voluntarily, the Company made a one-time investment of one dollar in major repairs, renovations, or capital improvements at the campgrounds. The Company completed these expenditures, which exceeded $2.1 million, in fiscal 1995. Additional dues revenue of $900,000 attributable to the six months ended June 30, 1993 was not recognized in fiscal 1993 due to the uncertainty of the program's success at that time. As a result, in fiscal 1994, the Company recognized additional dues revenue from the program of $2.9 million for the 18 month period from January 1, 1993 to June 30, 1994.

          Other campground revenues were $15.3 million for the year ended June 30, 1996, compared with $15.4 million for the year ended June 30, 1995, and $13.5 million for the year ended June 30, 1994. The slight decrease in fiscal 1996 was due to the closure of four operating campgrounds during the year and reductions in service levels at certain other campgrounds. The $1.9 million increase in fiscal 1995 was due primarily to increases in guest fees, trailer and cabin rentals, and revenues from special amenities offered at certain campgrounds, reflecting the Company's focus on increasing its ancillary sources of revenue at the campgrounds. The related campground ancillary expenses were $7.7 million, $8.2 million, and $7.2 million for fiscal 1996, 1995, and 1994, respectively. The improvement in the contribution from these programs in fiscal 1996 resulted primarily from better control of expenses.

          Campground operating expenses were $35.2 million for the year ended June 30, 1996, compared with $40.2 million for the year ended June 30, 1995, and $38.3 million for the year ended June 30, 1994. The $5.0 million decrease in fiscal 1996 was due to the operational changes made at the campgrounds in fiscal 1996, which included reducing campground management and personnel, closing and disposing of four campgrounds, and changing to seasonal operations at additional campgrounds with low usage during off-season periods. The $1.9 million increase in fiscal 1995 was due primarily to higher labor and utility costs in selected regions, and increased maintenance costs, related in part to the expenditure of committed funds under the TTN Alliance Program.

          For the years ended June 30, 1996, 1995, and 1994, campground membership sales revenues were $2.6 million, $1.8 million, and $1.5 million, respectively. For these same periods, selling and marketing expenses as a percentage of sales were 176%, 316%, and 197%, respectively. These expenses have exceeded revenues due to the suspension of new membership sales in April 1992, the retention of certain marketing staff to develop new marketing programs and products in anticipation of future sales, and the increased sales and marketing efforts begun in May 1994.

          Effective July 1, 1995, the Company discontinued its practice of amortizing campground real estate by recording a cost of sales charge in connection with new campground membership sales. The Company will discontinue this practice as long as the number of membership cancellations exceeds the number of new memberships sold, and the Company's membership base continues to decline.

CAMPGROUND MANAGEMENT

          For the year ended June 30, 1996, the campground management operations of Wilderness Management produced revenues of $853,000 with related expenses (excluding certain shared administrative costs) of $831,000. This compares with revenues for the prior year of $589,000 and related expenses (excluding certain shared administrative costs) of $665,000.


RESORT PARKS INTERNATIONAL


          Resort Parks International produced a net contribution of $2.3 million for the year ended June 30, 1996, compared with $2.1 million for the year ended June 30, 1995, and $2.2 million for the year ended June 30, 1994. Revenues of Resort Parks International have declined over the three year period as a result of declining sales in the membership camping industry generally. However, Resort Parks International has been able to maintain and improve its positive contribution by reducing its expenses.

RESORT OPERATIONS

          The direct operating expenses of the resort operations exceeded revenues by $396,000 for the year ended June 30, 1996, compared with $616,000 for the year ended June 30, 1995, and $151,000 for the year ended June 30, 1994. The results for fiscal 1994 exclude losses of $618,000 that were applied against the accrual for resort disposition costs instead of being reflected in operating results. Without the exclusion of these losses, the operating results for fiscal 1996 and 1995 improved by $220,000 and $153,000, respectively, over the prior fiscal year. These improvements resulted primarily from decreased administrative costs in fiscal 1996, increased amenity fee income from certain resorts in fiscal 1995 as a result of improved collection efforts, and from the sale of certain operations at the resorts, which reduced operating costs by an amount greater than the related decrease in resort revenues.

          In fiscal 1994, the Company reassessed the net realizable value of its resort assets and liabilities, and recorded a $1.1 million adjustment to reduce the carrying value of the net assets to their net realizable value. Based on the Company's disposition plan for the resort assets and its assessment of the recoverability of the net resort assets, the Company also reversed the remaining $3.1 million of its accrual for resort disposition costs.

          During the periods presented, the Company's operations at the resorts were limited primarily to timeshare management and timeshare and lot sales. The revenues from the Company's timeshare management operations exceeded the related expenses (excluding certain shared administrative costs) by $830,000 for the year ended June 30, 1996, compared with $858,000 for the year ended June 30, 1995, and $890,000 for the year ended June 30, 1994. The net contribution has declined because of a decrease in the management fee the Company charges certain timeshare associations, which is based on the amount of dues collected, and lower dues collections.

          During the periods presented, the Company actively sold its timeshare and lot inventory at substantially reduced prices in order to reduce the carrying costs on the unsold inventory, increase management fees, and eliminate the Company's requirement to pay annual fees to the timeshare associations on unsold units. For the years ended June 30, 1996, 1995, and 1994, timeshare and lot sales were $1.4 million, $2.4 million, and $2.5 million, respectively. The decrease in fiscal 1996 resulted from the Company having less desirable inventory available for sale and fewer existing timeshare owners who had not been contacted previously about purchasing an additional timeshare. For the years ended June 30, 1996, 1995, and 1994, the related selling expenses as a percentage of sales (including cost of sales and bad debt expense) were 68%, 58%, and 78%, respectively. The lower percentage in fiscal 1995 resulted primarily from the sale of a group of lots at one of the resorts without a sales commission.


INTEREST INCOME AND EXPENSE

          Interest income decreased by $3.2 million and $2.3 million for the years ended June 30, 1996 and 1995, respectively, from the previous year, due primarily to a decrease in interest earned on the

Company's diminishing portfolio of contracts receivable, and in fiscal 1996, also due to an $804,000 decrease in interest earned on lower cash balances. The decrease in interest earned on the contracts receivable for fiscal 1995 was partially offset by an $895,000 increase in interest earned on invested cash in fiscal 1995 compared with the prior year due to higher cash balances in fiscal 1995 and rising interest rates. Also included in interest income is amortization of the allowance for interest discount and valuation allowance related to the contracts receivable, of which $607,000, $607,000, and $925,000 was amortized during the years ended June 30, 1996, 1995, and 1994, respectively. See "Liquidity and Capital Resources - Contracts Receivable" above.

          Interest expense decreased by $3.3 million and $486,000 for the years ended June 30, 1996 and 1995, respectively, from the previous year, due primarily to a mandatory redemption of $18.6 million of Secured Notes in July 1995, the repurchases of $7.4 million and $10.0 million of Secured Notes in January 1996 and June 1994, respectively, a $2.5 million reduction of notes payable in connection with the abandonment of two operating campgrounds in the Fall of 1995, and scheduled repayments of notes payable. Also included in interest expense was Secured Note discount amortization of $4.2 million, $4.6 million, and $4.1 million for the years ended June 30, 1996, 1995, and 1994, respectively. The discount on the Secured Notes was recorded to reduce the carrying value of the Secured Notes to their estimated fair value at December 31, 1991, the date the Company emerged from bankruptcy. The discount, which resulted in an effective interest yield of 18% for the Secured Notes, was amortized as additional interest expense using the effective interest method over the term of the Secured Notes through fiscal 1996. On July 17, 1996, the balance of the discount was eliminated in connection with the retirement of the Secured Notes in the Restructuring.

GAINS ON ASSET SALES

          During the years ended June 30, 1996, 1995, and 1994, the Company sold certain of its real estate assets and recognized related gains of $4.0 million, $658,000, and $5.5 million, respectively. During fiscal 1996, the Company sold the common amenities at one of the resorts, sold two non-operating campgrounds, and disposed of two operating campgrounds that were abandoned. During fiscal 1995, the primary assets sold included excess acreage and buildings at the resorts and unused buildings and trailers at the campgrounds. During fiscal 1994, the Company sold the common amenities at three of the resorts, the seven utility companies associated with the resorts, and certain other real estate holdings at the campgrounds and resorts.

OTHER INCOME

          Other income consists principally of transfer fees received when existing memberships are transferred in the secondary market without assistance from the Company, settlements received on defaulted contracts, and subscription fees received from members who subscribe to the Company's member magazine. In addition, the Company has implemented an automated reservation system and, effective June 1, 1996, has begun charging members for making more than five operator-assisted reservations in a given year.

          Other income was $4.5 million for the year ended June 30, 1996, compared with $3.5 million for the year ended June 30, 1995, and $2.7 million for the year ended June 30, 1994. The increase in fiscal 1996 and 1995 from the previous year was due primarily to additional income of $1.3 million and $685,000, respectively, from recoveries on canceled contracts and dues as a result of increased use of outside collection agencies in those years.

GENERAL AND ADMINISTRATIVE EXPENSES

          General and administrative expenses were $10.5 million for the year ended June 30, 1996, compared with $12.1 million for the year ended June 30, 1995, and $12.4 million for the year ended June 30, 1994. The decrease in fiscal 1996 from the prior years is primarily due to cost reductions implemented in the last quarter of fiscal 1995 and the first quarter of fiscal 1996. The Company anticipates that general and administrative expenses will be lower in fiscal 1997 than in fiscal 1996 due to additional cost reductions.

          General and administrative expenses include costs related to the collections of contracts receivable and membership dues of $3.0 million, $3.1 million, and $3.5 million for the years ended June 30, 1996, 1995, and 1994, respectively. These collection costs were reduced by $513,000, $854,000, and $1.5 million, respectively, as a result of the amortization of the allowance for collection costs related to the contracts receivable. See "Liquidity and Capital Resources-Contracts Receivable" above. The Company anticipates that these costs will continue to decrease as the contracts receivable portfolio continues to decline.

CORPORATE MEMBER SERVICES

          Corporate member services include the reservation and member support services performed at the corporate office, as well as the costs incurred to produce the Company's member magazine. These costs were $1.8 million for the year ended June 30, 1996, compared with approximately $2.2 million for fiscal 1995 and 1994. The decrease in costs in fiscal 1996 was a result of cost reductions implemented during the Fall of 1995.

NONRECURRING INCOME

          Nonrecurring income was $5.9 million for fiscal 1996, compared with $3.7 million and $4.5 million for fiscal 1995 and 1994, respectively. Nonrecurring income for fiscal 1996 includes income of $5.1 million from the reduction in the allowance for doubtful accounts, and $799,000 from the reversal of a contingent liability. Nonrecurring income for fiscal 1995 includes income of $1.0 million from reductions in the allowances for doubtful accounts and collection costs, and $2.7 million from the reversal of a contingent liability. Nonrecurring income for fiscal 1994 includes income of $3.1 million from the reversal of accrued resort disposition costs, $887,000 from a decrease in the allowance for doubtful accounts related to the resort contracts receivable, and $500,000 from the settlement of a contractual obligation.

NONRECURRING EXPENSES

          Nonrecurring expenses were $2.3 million for fiscal 1996, compared with $437,000 for fiscal 1995, and $4.0 million for fiscal 1994. Nonrecurring expenses for fiscal 1996 consist of a $1.0 million charge to record a provision for certain uncollectible membership dues receivable and a $1.3 million charge to accrue a one-time bonus for the Company's Chief Executive Officer (see "Accrued Bonus" below). Nonrecurring expenses for fiscal 1995 represent severance payments made to certain management employees who left the Company in the fourth quarter of fiscal 1995. Nonrecurring expenses for fiscal 1994 include a $1.9 million net increase in the allowance for doubtful accounts related to the campground contracts receivable, a $1.0 million charge to record a provision for certain uncollectible membership dues receivable, and a $1.1 million write-down of the carrying value of net resort assets.

ACCRUED BONUS

          The employment agreement between the Company and its Chief Executive Officer ("CEO") provided that the CEO would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity) exceeded $75 million at the time he elected to receive the bonus. The bonus would have been adversely affected by the consummation of the Restructuring. As a result, prior to the Restructuring, the CEO exercised his right to receive the bonus. The CEO is entitled to $1,270,589, of which $952,927 was paid on July 9, 1996. The additional $317,662 will be payable on May 11, 1997, provided that the CEO is employed by the Company on that date. The Company has obtained an irrevocable standby letter of credit on which the CEO may draw this bonus if the Company fails to pay the bonus after receiving a request from the CEO. A $1.5 million cash deposit securing this letter of credit is included in restricted cash in the Company's consolidated balance sheet at June 30, 1996. The amount of the cash deposit was subsequently reduced to

$317,662. The Company accrued the entire amount of the bonus at June 30, 1996, which is included in nonrecurring expenses in the Company's consolidated statement of operations.

RESTRUCTURING COSTS

          During the year ended June 30, 1996, the Company incurred $1.1 million of restructuring costs related to its efforts to restructure the Secured Notes. The Company incurred approximately $1.0 million of additional costs in July 1996 in connection with the consummation of the Restructuring which will be reflected as restructuring costs in fiscal 1997. In connection with the Restructuring, the Company also incurred $3.1 million of costs in connection with obtaining the Loan Agreement, which will be capitalized as debt issue costs in fiscal 1997.

          At June 30, 1994, the Company recorded $1.8 million of restructuring costs for severance pay and moving expenses related to relocating certain of its administrative functions to Dallas, Texas. Of this $1.8 million, $203,000 was spent in fiscal 1994, and $1.6 million was spent in fiscal 1995 and applied against the accrual. During fiscal 1995, the Company also incurred $922,000 of additional costs related to expanding its Dallas office and hiring and training new employees. $637,000 of these costs were expensed as restructuring costs, and $285,000 of these costs were capitalized.

          In fiscal 1994, the Company also incurred $463,000 in legal and financial advisory fees related to the TTI merger and $1.1 million in legal and other expenses related to an amendment to the Indenture for the Secured Notes, which were expensed as restructuring costs.

INCOME TAXES

          The Company's provision for income taxes was $41,000, $255,000, and $425,000 for the years ended June 30, 1996, 1995, and 1994, respectively. The provision relates to state income taxes payable in the various states where the Company conducts its operations. The Company does not have federal income taxes payable on a consolidated basis due to its net operating tax loss carryforwards, which the Company has calculated to be $58.1 million as of the commencement of the current fiscal year, and expire in years 2007 through 2011.


SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995


NET INCOME (LOSS)


          The Company reported net income of $2.0 million or $.27 per share on revenues of $39.7 million for the six months ended December 31, 1996. This compares with a net loss of $1.9 million or $.51 per share on revenues of $43.7 million for the same period last year. Although revenues declined during the current period, there were greater decreases in expenses, principally campground operating costs, general and administrative expenses, and interest, which were primarily responsible for the improvement in results.

          The following table summarizes the operating results of the Company's campgrounds (including Wilderness Management), resort operations, and Resort Parks International, excluding allocations of corporate overhead and other revenues and expenses, for the six months ended December 31, 1996:


                                                           Six Months Ended December 31, 1996
                                                           ------------------------------------
                                                           Campgrounds      Resorts       Total
                                                           -----------      -------       -----
CAMPGROUND/RESORT OPERATIONS
 Membership dues                                           $19,917                         $ 19,917
 Other campground/resort revenues                            8,428          $ 1,858          10,286
 Campground ancillary expenses                              (3,990)                          (3,990)
 Other operating expenses                                  (16,259)          (2,019)        (18,278)
                                                           --------          -------        ---------
Profit (loss) on campground/resort operations                8,096             (161)          7,935
                                                           --------          -------        ---------
SALES
 Memberships                                                 2,063                            2,063
 Resort interests                                                               348             348
Total sales                                                  2,063              348           2,411
                                                           --------          -------        ---------
 Selling costs                                              (1,591)            (233)         (1,824)
 Marketing expenses                                           (635)                            (635)
Total expenses                                              (2,226)            (233)         (2,459)
Profit (loss) on sales                                        (163)             115             (48)
                                                           --------          -------        ---------
RESORT PARKS INTERNATIONAL
 Fee income                                                  1,943                            1,943
 Cost of operations                                           (937)                            (937)
                                                           --------                        ----------
RPI net contribution                                         1,006                            1,006
                                                           --------         --------       ----------
                                                            $8,939             ($46)          8,893
                                                           --------         --------       ----------

 Other income                                                                                 1,887
 Corporate member services                                                                     (812)
 General and administrative expenses                                                         (4,711)
                                                                                            ---------
OPERATING INCOME BEFORE INTEREST INCOME AND EXPENSE,
 GAIN ON ASSET DISPOSITIONS, RESTRUCTURING COSTS, AND
 TAXES                                                                                        5,257
                                                                                            ---------
 Interest income                                                                              1,995
 Interest expense and amortization of debt issuance
  costs and  deferred gain                                                                   (5,078)
 Gain on asset dispositions                                                                   1,215
 Restructuring costs                                                                         (1,101)
                                                                                            ---------
OPERATING INCOME BEFORE TAXES                                                                $2,288
                                                                                            =========

          The following table summarizes the operating results of the Company's campgrounds (including Wilderness Management), resort operations, and Resort Parks International, excluding allocations of corporate overhead and other revenues and expenses, for the six months ended December 31, 1995:


                                                               Six Months Ended December 31, 1995
                                                              -------------------------------------
                                                               Campgrounds      Resorts       Total
                                                              ------------      -------       -----
CAMPGROUND/RESORT OPERATIONS
 Membership dues                                                $20,043                       $ 20,043
 Other campground/resort revenues                                 9,059         $ 3,895         12,954
 Campground ancillary expenses                                   (4,618)                        (4,618)
 Operating expenses                                             (18,356)         (4,191)       (22,547)
                                                              ----------       ---------     -----------
Profit (loss) on campground/resort operations                     6,128            (296)         5,832
                                                              ----------       ---------     -----------
SALES
 Memberships                                                      1,221                          1,221
 Resort interests                                                                   700            700
                                                              ----------       ----------    -----------
Total sales                                                       1,221             700          1,921
                                                              ----------       ----------    -----------
 Selling costs                                                   (1,323)           (493)        (1,816)
 Marketing expenses                                                (663)                          (663)
                                                              ----------        ---------    -----------
Total expenses                                                   (1,986)           (493)        (2,479)
                                                               ---------        ---------    -----------
Profit (loss) on sales                                             (765)            207           (558)
                                                               ---------        ---------    -----------
RESORT PARKS INTERNATIONAL
 Fee income                                                       2,234                          2,234
 Cost of operations                                              (1,173)                        (1,173)
                                                               ---------        ---------   ------------
RPI net contribution                                              1,061                          1,061
                                                               ---------        ---------   ------------
                                                                 $6,424            ($89)         6,335
                                                               =========        =========   ============
 Other income                                                                                    2,207
 Corporate member services                                                                        (904)
 General and administrative expenses                                                            (4,961)
                                                                                               ---------
OPERATING INCOME BEFORE INTEREST INCOME AND EXPENSE, GAIN
 ON ASSET DISPOSITIONS, AND TAXES                                                                2,677
                                                                                               ---------
 Interest income                                                                                 3,404
 Interest expense and amortization of debt discount
  and consent fees                                                                              (9,041)
 Gain on asset dispositions                                                                        918
                                                                                              ----------
OPERATING LOSS BEFORE TAXES                                                                    ($2,042)
                                                                                              ==========


CAMPGROUND OPERATIONS


          Campground membership dues revenue was $19.9 million for the six months ended December 31, 1996, compared with $20.0 million for the same period last year. The slight decline in dues revenue was due primarily to the net loss of campground members, substantially offset by the effect of the annual dues increase.


          Other campground revenues were $8.4 million for the six months ended December 31, 1996, compared with $9.1 million for the same period last year. The related campground ancillary expenses were $4.0 million for the six months ended December 31, 1996, compared with $4.6 million for the same period last year. The decreases in other campground revenues and the related ancillary expenses were due primarily to the closure of four campgrounds during fiscal 1996 and reductions in service levels at certain other campgrounds.

          Other campground operating expenses decreased by $2.1 million to $16.3 million for the six months ended December 31, 1996, from $18.4 million for the same period last year. This decrease resulted primarily from the operational changes made at the campgrounds in fiscal 1996, which included reducing campground management and personnel, closing and disposing of four campgrounds, and changing to seasonal operations at additional campgrounds with low usage during off-season periods.

          During the balance of fiscal 1997, the Company intends to continue to evaluate its campground operations to determine the appropriate level for such operations, and it expects to implement additional cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds.


          Campground membership sales revenue was $2.1 million for the six months ended December 31, 1996, compared with $1.2 million for the same period last year, reflecting a significantly higher volume of sales in the current period, but at lower average prices. Sales of new campground memberships increased from 1,399 during the six months ended December 31, 1995, to 2,162 during the six months ended December 31, 1996, while sales of upgrade memberships increased from 123 during the six months ended December 31, 1995 to 1,332 during the six months ended December 31, 1996. The increase in sales was due primarily to special promotional programs implemented in fiscal 1997. The increase in sales revenue reflects the Company's focus on campground membership sales, which must continue to increase significantly over current levels in order to stop the continuing decline in the Company's membership base.


          Although the Company's sales results are improving, its selling and marketing expenses exceeded the related sales revenue by $163,000 and $765,000, respectively, in the two periods. The Company's marketing efforts require significant expense, and in the short term, the Company expects that its selling and marketing expenses will continue to exceed its campground membership sales revenue. The Company is working to increase the number of prospects that attend its sales presentations, which has not met the Company's expectations in fiscal 1997. Because the Company intends to keep its selling and marketing expenses within a close relation to sales revenue, it is relying principally upon member and RV dealer referrals to increase the number of sales prospects in the future. The success of the Company's business strategy over the long term is dependent upon the Company's ability to market new memberships in sufficient numbers on a cost-effective basis.


          The Company reported previously that it was testing a new "cottage membership" offering use of upscale park model trailers at four of its campgrounds in California, Oregon, and Washington. The cottage membership was designed to broaden the market for the Company's product by appealing to families who do not generally consider themselves campers but who enjoy outdoor activities. To date, the results from this program have been significantly below expectations and the program may be discontinued.

CAMPGROUND MANAGEMENT


          For the six months ended December 31, 1996, the campground management operations of Wilderness Management produced revenues of $779,000 with related expenses (excluding certain shared administrative costs) of $683,000. This compares with revenues for the same period last year of $582,000 and related expenses (excluding certain shared administrative costs) of $511,000.

RESORT PARKS INTERNATIONAL


        For the six months ended December 31, 1996 and 1995, the operations of Resort Parks International produced a net contribution of approximately
$1.0 million. Although revenues decreased between periods, the decrease was offset by expense reductions. The revenues of Resort Parks International have declined as a result of declining sales in the membership camping industry generally. To maintain its net contribution in the future, RPI is working to introduce new products to increase its revenues; however, there is no assurance that it will be successful.

RESORT OPERATIONS


          During the periods presented, the Company's resort operations consisted primarily of timeshare management and timeshare and lot sales. On November 21, 1996, the Company sold its timeshare management operations and timeshare inventory to a newly formed corporation owned by two former employees (the "Buyer"). The sales price was $850,000, of which $50,000 was paid in cash at closing and the balance is represented by a promissory note in the principal amount of $800,000. The principal of the note is payable $300,000 on or before May 15, 1997, and $500,000 on or before May 15, 1998. Interest accrues on the note at the rate of 14 1/2% per annum and is payable at the time of the principal installments. The Buyer may extend payment of $150,000 of the second principal installment for up to one year, with interest accruing at 20% per annum. The note is secured by liens on substantially all assets of the Buyer, a pledge of the Buyer's outstanding stock, and the personal guarantees of the two shareholders of the Buyer.


          A deferred gain of $397,000 was recorded in connection with this sale which will be recognized on the installment method of accounting as payments on the note are received. The deferred gain was netted against the principal amount of the note, and the net balance is included in other current and long term assets in the Company's consolidated balance sheet at December 31, 1996.


          For the six months ended December 31, 1996 and 1995, the resort operations had a negative contribution of $46,000 and $89,000, respectively. For these same periods, the Company's timeshare management operations had a positive contribution of $93,000 and $167,000, respectively, which were included in the results above. The sale of the timeshare operations will significantly reduce both the revenues and expenses from the resort operations in future periods.


          The Company's present interest in the resorts primarily consists of approximately 600 residential lots and other miscellaneous real estate at the resorts and certain amenities at one resort. The Company presently plans to dispose of the remaining assets that it owns at the resorts over the next several years. There is no assurance that the Company will be able to locate a buyer for any of the remaining resort assets or that sales on acceptable terms can be effected.

INTEREST INCOME AND EXPENSE


          Interest income was $2.0 million for the six months ended December
31, 1996, compared with $3.4 million for the same period last year. In these periods, interest income included amortization of the allowance for interest discount and valuation allowance related to the contracts receivable of $203,000 and $305,000, respectively. The $1.4 million decrease in interest income from period to period was due primarily to a decrease in interest earned on the Company's diminishing portfolio of contracts receivable and significantly lower cash balances between years.


          Interest expense was $5.1 million for the six months ended December 31, 1996, compared with $9.0 million for the same period last year. In the current period, interest expense included amortization of $966,000 related to the debt issuance costs incurred in connection with obtaining the Loan Agreement with Foothill. The $4.0 million decrease in interest expense from period to period was due primarily to the repurchase of $7.4 million principal amount of Secured Notes in January 1996, a net $36.8 million reduction in the Company's outstanding debt resulting from the Restructuring and subsequent repayments under the Loan Agreement, a $2.5 million reduction in mortgage notes due to the abandonment of two operating campgrounds in the Fall of 1995, and scheduled repayments of notes payable.

          As a result of the Restructuring, interest expense is expected to decrease significantly for fiscal 1997 compared with fiscal 1996 due to the reduction in the total amount of debt outstanding. Moreover, since the Company is prohibited from paying cash interest on the PIK Notes until the borrowings under the Loan Agreement are repaid, during the repayment period, a substantial portion of the Company's interest expense will represent non-cash interest on the PIK Notes. The payment-in-kind feature of the PIK Notes will decrease the Company's cash interest costs over this period. However, the payment-in-kind feature of the PIK Notes will also increase the principal amount of PIK Notes outstanding at the rate of 12% per year, compounded semi-annually, which will increase interest expense in the future and also decrease the rate at which the Company is able to retire its total debt outstanding.

GAIN ON ASSET DISPOSITIONS


          The Company recognized a gain on the disposition of assets of $1.2 million for the six months ended December 31, 1996, compared with $918,000 for the same period last year. The gain in the current period resulted primarily from the sale of three campgrounds and certain other real estate at the campgrounds and resorts. Over the next several years, the Company intends to dispose of the remaining assets that it owns at the resorts, any campgrounds that are closed as the Company downsizes, and other undeveloped land and excess acreage associated with the campgrounds. However, no assurance exists that the Company will be able to locate a buyer for these assets or that sales on acceptable terms can be effected.

OTHER INCOME


          For the six months ended December 31, 1996, other income was $1.9 million, compared with $2.2 million for the same period last year. The decrease in the current period was due primarily to a decrease in income from recoveries on canceled contracts and dues through the use of outside collection agencies.

OTHER EXPENSES


          General and administrative expenses were $4.7 million for the six months ended December 31, 1996, compared with $5.0 million for the same period last year, reflecting the Company's continuing efforts to lower its administrative costs.


          Corporate member services costs were $812,000 for the six months ended December 31, 1996, compared with $904,000 for the same period last year. The decrease in the current period was due primarily to staff reductions and other cost-cutting measures implemented during fiscal 1996, including implementation of an automated reservation system.


          The Company incurred $1.1 million of restructuring costs during the six months ended December 31, 1996, related to the Restructuring. In addition, the Company incurred debt issuance costs of $3.1 million, including $570,000 of prepaid interest, related to obtaining the Loan Agreement with Foothill. These costs, which include legal costs, financial advisory fees, and other direct costs of obtaining the loans, were capitalized and are reflected in other assets in the Company's consolidated balance sheet as of December 31, 1996.

                                    BUSINESS
GENERAL


          The Company and its subsidiaries own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 126,000 members as of December 31, 1996. Through a subsidiary, the Company also provides a reciprocal use program for members of approximately 310 recreational facilities.

CURRENT BUSINESS STRATEGY

          The Company's current business strategy is to improve its campground operations, stabilize its campground membership base, and determine the appropriate level for its ongoing campground operations. Consistent with this strategy, the Company intends to downsize its business by implementing cost reduction measures while its membership base declines. These cost reduction measures will likely include the closure and disposition of additional campgrounds and decreases in general and administrative expenditures. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. The Company believes that the ultimate size of its campground system and the amounts realized from future asset dispositions will depend principally upon the degree to which the Company can successfully implement this strategy.

CAMPGROUND OPERATIONS

          Campgrounds. The Company and its subsidiaries own and operate a network of 58 membership-based campgrounds located in 19 states and British Columbia, Canada. The Company owns and operates a network of 35 of these campgrounds under the Thousand Trails logo, and NACO owns and operates a network of 23 of these campgrounds under the NACO logo. The 58 campgrounds contain a total of approximately 19,300 campsites.


          Members using the campgrounds may bring their own recreational vehicles ("RVs"), tents or other sleeping equipment, or rent travel trailers or cabins located at the campgrounds or visit for the day. As of JuneE30, 1996, there were approximately 80,000 campground members in the Thousand Trails system and 46,000 campground members in the NACO system. However, approximately 32% of the NACO campground members and approximately 48% of the Thousand Trails campground members possess the right to use the campgrounds in both networks. The largest percentage of campground members reside in California (approximately 38%). Large numbers of campground members also reside in Florida, Oregon, Texas, and Washington.

          Memberships permit the member's family to use the campgrounds, but do not convey an ownership interest in the Company or the campgrounds with the exception of six campgrounds in which members have purchased undivided interests in the campground. A member also does not possess the right to use a specific campsite, trailer, or cabin, or the right to control further development or operation of a campground.

          Depending upon member usage, the campgrounds are open year-round or on a seasonal basis. The campgrounds feature campsites with electrical, water, and in some cases, sewer connections for RVs, restroom and shower facilities, rental trailers or cabins, and other recreational amenities. At each campground, a manager and staff provide security, maintenance, and recreational programs that vary by location.

          The Company derives other campground revenue from renting trailers, cabins, and sports equipment to members, selling food and other items to members from convenience stores located at the campgrounds, and providing the members access to laundry facilities and game machines. The Company also charges members a fee for storing recreational vehicles and providing food service.

          Membership Sales. Prior to April 1992, the Company sold new campground memberships on an installment basis at sales prices up to $8,000. In April 1992, the Company suspended the sale of new campground memberships because its sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market. During fiscal 1994, as part of its focus on ongoing revenues from campground operations, the Company determined that it should increase its sales and marketing efforts in order to replenish its campground membership base. As a result, in May 1994, the Company instituted a new sales program under which it began selling new campground memberships on a limited basis. In May 1995, the Company introduced new membership products, and significantly increased its sales and marketing efforts for the summer of 1995. The Company has focused its membership sales efforts primarily on guests referred by existing members and RV dealers, whom management believes are more likely to purchase memberships.

          The new membership products offer the consumer a choice of membership options ranging from the use of one campground to the entire system of campgrounds with prices ranging from $595 to $2,495. In addition, the new membership products offer a choice of annual dues levels ranging from $219 for 15 nights of use to $1,095 for 365 nights of use. The member is charged a nightly fee for camping more days than are included in the dues option selected. The Company does not finance sales with prices of less than $1,195. For sales with prices of $1,195 and higher, the Company requires a down payment of at least 33% of the sales price and will finance the balance over a period of up to 12 months. During fiscal 1996, the Company sold approximately 3,100 new memberships at an average sales price of $779 and an average annual dues level of $306.

          The Company has the capacity to sell approximately 65,000 additional new campground memberships in the future, assuming the sale of ten memberships for each existing campsite. Any downsizing of the Company's business would reduce this capacity.


          Marketing. The Company's research indicates that camping is a popular and growing activity in the United States. Camping was the second largest participant sport/activity in the United States in 1995 with 23% of US households camping at least once a year. Sales of camping equipment total $1.5 billion annually, and increased by approximately 10% per year in 1994 and 1995. Although RV sales were flat in 1995 and 1996 , the Company believes that the aging of the baby boomers should have a positive effect on RV sales and family camping. The Company's campgrounds are located in markets containing approximately 25% of all camping households in the United States.

          While most campers use national or state parks, the Company believes that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. Based on the Company's research, approximately 35% of campers are "amenity" campers, whose needs match the benefits provided by the Company's campgrounds, such as pools, lodges, sport courts, and recreational activities. The Company believes the needs of amenity campers are not being met by underfunded national and state campgrounds. In addition, the Company believes that it can differentiate its campgrounds and services from other campgrounds by emphasizing the quality of its facilities and the benefits and services available at its campgrounds.


          Dues. Campground members pay annual dues ranging from $60 to $1,095. The annual dues collected from campground members constitute general revenue of the Company. Although the Company uses the dues to fund its operating expenses, including corporate expenses and the maintenance and operation of the campgrounds, the membership agreements do not require the Company to use the dues for any specific purpose.

          The average annual dues paid by the Company's campground members were $335 for the year ended June 30, 1996. This same average was $329 and $315 for the years ended June 30, 1995 and 1994, respectively. The increases resulted from the TTN Alliance Program (discussed below), and the regular increase in dues implemented by the Company each year in accordance with the terms of the membership agreements. These regular annual increases averaged 2%, 4%, and 6% per member for the years ended June 30, 1996, 1995, and 1994, respectively.

          From January 1, 1993 to March 31, 1995, the Company requested its campground members to participate in the TTN Alliance Program under which participating members agreed to increase their dues and campground fees voluntarily. A total of 34,200 of the Company's members (27%) chose to participate in the TTN Alliance Program, which has resulted in additional ongoing dues revenue of $2.1 million per year. Under the TTN Alliance Program, for each dollar that members' annual dues were increased voluntarily, the Company made a one-time investment of one dollar in major repairs, renovations, or capital improvements at the campgrounds. The Company completed these expenditures, which exceeded $2.1 million, in fiscal 1995.

          The membership agreements generally permit the Company to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. The Company, however, may not increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 35% of the members have requested that their dues be frozen because of their age or disability. The Company estimates that approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. The Company is unable to estimate when or if a significant number of these members will request that their dues be frozen in the future.

          Maintenance and Improvements. The Company's campgrounds require a significant amount of maintenance, repairs, and improvements, which has been deferred, in part, as a result of general cost-cutting measures. During fiscal 1996, the Company spent $4.0 million on major maintenance, repairs, and improvements at the campgrounds. The Company anticipates that it will spend an additional $4.2 million during fiscal 1997 on such maintenance, repairs, and improvements.


          Reciprocal Use. NACO members and holders of dual-system memberships, which permit the member to use the campgrounds in both the NACO and Thousand Trails systems, may join Resort Parks International ("RPI"). A wholly owned subsidiary of the Company operates the RPI program, which offers a reciprocal program for members of approximately 320 participating recreational facilities. Members of these participating facilities pay a fee to RPI that entitles them to use any of the participating facilities, subject to the limitation that they cannot use an RPI facility located within 125 miles of their home facility. As of December 31, 1996, there were approximately 91,000 RPI members, of which approximately 68,000 were members of campgrounds that are not affiliated with the Company.


          Campground Management. During fiscal 1994, Wilderness Management, a wholly owned subsidiary of the Company, began to manage public campgrounds for the U.S. Forest Service. As of December 31, 1996, Wilderness Management had entered into management contracts covering 36 campgrounds containing a total of approximately 1,500 campsites. Pursuant to these contracts, the Company incurs the expenses of operating the campgrounds and receives the related revenues, net of a fee paid to the Forest Service.

          Operational Changes. During fiscal 1996, the Company made significant operational changes at the campgrounds to reduce operating costs. These changes included reducing campground management and campground personnel, closing and disposing of four campgrounds, and changing to seasonal operations at additional campgrounds with low usage during off-season periods. The Company also reduced corporate personnel to reduce its general and administrative costs.

RESORT OPERATIONS


          Over the past several years, NACO has been selling the assets it owns at eight full service resorts located in seven states. NACO currently owns and operates the resort amenities at one of these locations, and has sold the resort amenities at the other locations. In November 1996, NACO sold its timeshare management operations at the resorts and all of its remaining timeshare inventory. NACO's interest in the resorts presently consists of approximately 600 residential lots and other miscellaneous real estate at the resorts and certain amenities at one resort.


          At December 31, 1996, NACO had obligations to spend $2.9 million in connection with reports that it filed with the Department of Housing and Urban Development ("HUD"). Although certain of these HUD obligations remain substantially incomplete, the Company spent $300,000 in fiscal 1996, and plans to spend approximately $100,000 in fiscal 1997, in fulfilling these obligations. A person who purchased a lot when a particular HUD report was in effect may allege that the failure to make timely improvements constitutes a breach of his or her agreement with NACO and could seek damages from NACO or rescission of the lot purchase. Approximately 1,400 persons purchased lots from NACO when the HUD reports in effect described improvements that NACO has not yet constructed. An insignificant number of persons have asserted claims against NACO for the failure to make these improvements.

ASSET SALES

          The sale of excess assets is a key component of the Company's current business strategy. During fiscal 1996, 1995, and 1994, the Company sold certain of its real estate assets and received proceeds of $7.2 million, $1.1 million, and $10.4 million, respectively. During this three-year period, the

Company sold the country club and golf operations at five of the full service resorts, the seven utility companies associated with the resorts, and certain other real estate holdings at the resorts. In addition, the Company sold unused buildings and trailers, certain undeveloped land, and excess acreage associated with the campgrounds. Over the next several years, the Company intends to dispose of a substantial portion of its remaining assets at the resorts, any campgrounds that are closed as the Company downsizes, and other undeveloped land and excess acreage associated with the campgrounds. However, no assurance exists that the Company will be able to locate a buyer for these assets or that sales on acceptable terms can be effected. In addition, the disposition of campgrounds will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions.

CONTRACTS RECEIVABLE

          Prior to April 1992, the Company sold substantially all of its campground memberships and resort interests on the installment basis, creating a portfolio of contracts receivable. The collection of these contracts receivable is a key component of the Company's current business strategy.


          The Company charges interest on the unpaid balance of the contracts receivable at fixed rates, which vary depending upon the size of the down payment and the length of the contract. The contracts receivable bear interest at rates ranging from 9.5% to 16.0%, with an approximate weighted average stated interest rate of 13.0% as of December 31, 1996. Monthly installment payments range from $38 to $182 over the term of the contracts receivable, which can be up to ten years. The terms of most newer contracts receivable, however, do not exceed five years and contract terms under the Company's present campground membership sales program are limited to one year. At December 31, 1996, approximately 95% of the Company's campground and resort members had paid for their membership or resort interest in full.


          As of December 31, 1996, the Company owned contracts receivable from campground and resort members with an aggregate principal balance of $16.4 million, consisting of $4.4 million of contracts receivable associated with the NACO campgrounds, $10.1 million of contracts receivable associated with the Thousand Trails campgrounds, $1.7 million of contracts receivable associated with the NACO resorts, and $185,000 of contracts receivable associated with SoPac Resort Properties, Inc., a former affiliate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Contracts Receivable " in this Prospectus.

          Under the Loan Agreement, all collections on the contracts receivable, including principal, interest, and fees, must be paid to Foothill and applied to reduce outstanding borrowings under the Loan Agreement.

SEASONALITY

          The Company experiences its most significant demand for working capital between May and October of each year, which period coincides with the highest level of operating expenses. During the summer, operating expenses increase significantly because the peak usage of the campgrounds and resorts requires seasonal workers and increased maintenance and operating expenses. In addition, the majority of the Company's sales and marketing efforts occur during the spring and summer. On the other hand, most dues collection activity for campground members occurs during the months of November through April, which is a period of relatively lower expenses.

GOVERNMENT REGULATION

          To operate its campgrounds and resorts, the Company must comply with major discretionary permits or approvals issued by local governments under local zoning ordinances, master plans for shoreline use, and state environmental policy statutes. The Company has complied in all material respects with the discretionary permits and approvals regulating its existing operations.

          In addition, to construct improvements at its campgrounds and resorts, the Company has usually been required to obtain permits that are typically non-discretionary and routinely issued such as building and sanitary sewage permits. The Company has generally resolved problems concerning the issuance of such permits through design, operating, or engineering solutions negotiated with local government officials.

          The Company's campgrounds and resorts are also subject to a variety of federal and state environmental statutes and regulations. Certain environmental issues may exist at some of the campgrounds and resorts concerning underground storage tanks, sewage treatment plants and septic systems, and waste disposal. Management believes that these issues will not have a material adverse impact on the Company's operations or financial position, as the Company has conducted environmental testing to identify and correct a number of these problems, and has removed substantially all of the underground storage tanks. The Company does not possess insurance or indemnification agreements with respect to any environmental liability that it may incur.

          Most of the states in which the Company does business have laws regulating campground membership, timeshare, and lot sales. These laws generally require comprehensive disclosure to prospective purchasers, and give purchasers the right to rescind their purchase for three-to-five days after the date of sale. Some states have laws requiring the Company to register with a state agency and obtain a permit to market.

          In some states, including California, Oregon, and Washington, laws place limitations on the ability of the owner of a campground to close the campground unless the members at the campground receive access to a comparable campground. In these states, members from campgrounds that have been closed by the Company were reassigned to other campgrounds located in the same general area as the closed campgrounds. The impact of the rights of members under these laws is uncertain and could adversely affect the implementation of, and the benefits or recoveries that may be available from, additional downsizing of the Company's business.

          The government authorities regulating the Company's activities have broad discretionary power to enforce and interpret the statutes and regulations that they administer, including the power to enjoin or suspend sales activities, require or restrict construction of additional facilities, and revoke licenses and permits relating to business activities. The Company monitors its sales presentations and debt collection activities to control practices that might violate consumer protection laws and regulations or give rise to consumer complaints. The Company believes that it has conducted its sales programs and debt collection activities in substantial compliance with all applicable federal and state laws and regulations.

          Certain consumer rights and defenses that vary from jurisdiction to jurisdiction may affect the Company's portfolio of contracts receivable. Examples of such laws include state and federal consumer credit and truth-in-lending laws requiring the disclosure of finance charges, and usury and retail installment sales laws regulating permissible finance charges. The Company believes that it has complied in all material respects with these laws.

          In certain states, as a result of government regulations and provisions in certain of the membership agreements, the Company is prohibited from selling more than 10Ememberships per campsite. At the present time, these restrictions do not preclude the Company from selling memberships in any state. However, these restrictions may limit the Company's ability to downsize by closing campgrounds and reassigning members to other campgrounds.

          In a decision to which the Company was not a party, the Mississippi Supreme Court ruled that the Mississippi Timeshare Rules apply to the sale of campground memberships in Mississippi. The Company has discussed the ramifications of this decision with the Mississippi state agency responsible for the administration of these rules. The Company does not believe that the agency will require the Company to rescind any sales of campground memberships because of the decision; however, the agency has the power to do so. The Company has sold $15.9 million of campground memberships in Mississippi.

COMPETITION


          There are approximately 16,000 campgrounds in the United States today, of which approximately 500 are membership campgrounds. The balance of the campgrounds are generally open to the public and usually charge fees based on the length of stay. The 500 membership campgrounds have approximately 426,000 members, of which 126,000 are the Company's members.

          Several companies compete directly with the Company's campground operations. For example, Rank Anhert, Inc. which does business as Outdoor World, sells memberships to its system of 15 campgrounds, Thousand Adventures, Inc. sells memberships to its system of 58 campgrounds, and Leisure Time Resorts, Inc. sells memberships to its system of nine campgrounds. Other companies or individuals operate the balance of the membership campgrounds. The Company's direct competitors generally offer their members reciprocal use of other campgrounds through affiliations. Over the past several years, many of the Company's direct competitors have experienced financial difficulties, and several competitors have filed for bankruptcy.

          The vast majority of the campgrounds in the United States are operated for the public by Federal, state, and local governments. Although these public campgrounds are used by most campers, in recent years, many of these public campgrounds have experienced overcrowding and increased user fees. The Company's campgrounds also compete indirectly with other types of recreational land developments that do not involve camping.

          Coast to Coast Resorts, RPI's primary competition and the largest reciprocal use system, has a reciprocal system of approximately 450 campgrounds and in excess of 250,000 members. Both RPI and Coast to Coast operate vacation clubs offering travel and lodging discounts and services to their members.

          Other organizations and individuals compete directly with the Company's resort operations by managing resorts and selling timeshare interests and lots.

          Campgrounds attract campers by the quality of the facilities and services offered at the campground, as well as by location because campers tend to prefer a campground within one day's travel from their home. The resorts compete for members through amenities offered at the resorts, and the pricing of timeshare interests and lots.

EMPLOYEES


          As of December 31, 1996, the Company had 890 full-time equivalent employees. Due to the seasonal nature of the Company's business, the Company has a greater number of employees during the summer months. The Company does not have any collective bargaining agreements with its employees and considers its relations with employees to be satisfactory.

PROPERTIES

          Offices. The Company leases office space at 2711 Lyndon B. Johnson Freeway, Suite 200, Dallas, Texas 75234. NACO leases office space at 2325 Highway 90, Gautier, Mississippi 39553.


          Campgrounds. The Company currently operates 58 campgrounds in 19 states and British Columbia, Canada. The locations of these campgrounds are shown on the map on page 40. The amenities presently available at each campground are indicated on the chart on page 41. The Company owns 57 of these campgrounds and leases the LaConner campground and a portion of the Lake Tawakoni campground. Six of the campgrounds are open seasonally and 23 are open year-round but provide only limited services during the off-season period. In addition, the Company has one additional campground which is closed.

          Resorts. The Company currently owns certain real estate at eight full-service resorts located in seven states. The Company currently owns and operates the resort amenities at one of the locations, and has sold the resort amenities at the other locations.


          Encumbrances. The Company has granted liens on substantially all of its assets to secure its obligations under the Loan Agreement between the Company and Foothill. Under the Loan Agreement, Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Loan Agreement at any one time may not exceed $35.0 million. Total outstanding borrowings under the Loan Agreement were $17.1 million as of December 31, 1996. The Company's subsidiaries other than an immaterial utility subsidiary have guaranteed the Company's obligations under the Loan Agreement and, subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees.


          NACO has also granted liens, subject to certain limitations, on substantially all of its assets to secure the repayment of its indebtedness to the Company, which totaled $29.2 million at December 31, 1996. These security interests were subordinated to the security interests securing the guarantees of the Loan Agreement. The indebtedness that these security interests secure, however, is pledged by the Company to Foothill to secure its obligations under the Loan Agreement, and these security interests have been collaterally assigned to Foothill. Furthermore, the subsidiaries of NACO each guaranteed their parent's indebtedness to the Company and granted security interests in substantially all of their assets to secure such guarantees.

          The PIK Notes that were issued in the Restructuring are guaranteed by the Company's subsidiaries other than an immaterial utility subsidiary, and are presently unsecured. However, upon payment in full of all of the Company's obligations under the Loan Agreement, the PIK Notes will be secured by the same assets as then secure the Loan Agreement other than cash and cash equivalents and other assets required to secure any refinancing or replacement of the borrowings provided by the Loan Agreement for working capital purposes. This replacement credit facility may be secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets, provided it does not exceed $10.0 million in principal amount.

          Two of the Thousand Trails campgrounds and two of the NACO campgrounds are also subject to mortgages in favor of the party from whom the Company or NACO purchased the property.

          Some states, including California, Oregon, and Washington, have nondisturbance statutes that place limitations on the ability of the owner of a campground to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure, or foreclosure if the holders of related memberships receive access to a comparable campground. The mortgages on the Company's campgrounds that were granted to secure the Company's obligations under the Loan Agreement, and any mortgages on the Company's campgrounds that are granted in the future to secure the Company's obligations under the PIK Notes, contain or will contain similar nondisturbance provisions. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds would likely be limited by state law or the membership contracts themselves, and foreclosure of the campground liens in such significant numbers would also likely be limited. The impact of the rights of members under these laws and nondisturbance provisions is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company or lienholder to realize recoveries from asset dispositions.

                             THOUSAND TRAILS, INC.
                                  CAMPGROUNDS


        [A MAP OF THE UNITED STATES OF AMERICA DEPICTING THOUSAND TRAILS
                  AND NACO CAMPGROUND LOCATIONS APPEARS HERE]



THOUSAND TRAILS CAMPGROUNDS                 NACO CAMPGROUNDS
---------------------------                 ----------------

BRITISH COLUMBIA       TEXAS                WASHINGTON        INDIANA
---------------        -----                ----------        -------
Cultus Lake            Medina Lake          Birch Bay         Indian Lakes
                       Galveston Island     Little Diamond
                       Lake Conroe          Rainier
WASHINGTON             Colorado River       Black Point       VIRGINIA
----------             Lake Whitney         Long Beach        --------
LaConner               Lake Texoma                            Virginia Landing
Mt. Vernon             Lake Tawakoni
Chehalis                                    OREGON
Leavenworth                                 ------            NEW JERSEY
                       ILLINOIS             South Jetty       ----------
                       --------                               Chestnut Lakes
OREGON                 Fox River
------                                      CALIFORNIA
Bend                                        ----------        MISSOURI
Pacific City           MICHIGAN             Lake Minden       --------
                       --------             Russian River     Jefferson Resort
                       St. Clair            Snowflower
CALIFORNIA                                  Turtle Beach
----------                                  Yosemite
Donner Pass            INDIANA              Windsor
Lake of the Springs    -------              Rancho Oso
San Jose               Horseshoe Lake       Wilderness Lakes
San Benito
Soledad
Idyllwild              VIRGINIA             TEXAS
Pio Pico               --------             -----
Oakzanita Springs      Lynchburg            Bay Landing
Palm Springs           Chesapeake Bay

                                            MISSISSIPPI
NEVADA                 North Carolina       -----------
------                 --------------       Indian Point
Las Vegas              Forest Lake

                                            SOUTH CAROLINA
Arizona                                     --------------
-------                                     Carolina Landing
Verde Valley

                                            Tennessee
Florida                                     ---------
-------                                     Natchez Trace
Orlando                                     Cherokee Landing

==================================================================================================================================
  Campground                                       Family                                                 Trailers
Facilities and              Partial  Tent   Adult  Center/         Tennis  Athletic  Vehicle  Restrooms/  (Seasonal      Horseshoe
  Amenities      Cottages   Hookups  Sites  Lodge  Pavillion  Pool Court    Court    Storage   Showers    Availability)    Pits
----------------------------------------------------------------------------------------------------------------------------------
Thousand Trails
Bend                4         301     10      1       1        2     2        1         1         6            17            4
Chehalis                      325             1       1        2     2        2         1         8             9            7
Chesapeake Bay                355     19      1       1        2     1        1         1         4            50            6
Colorado River                128             1       1        1     1        1         1         2            10            4
Cultus Lake                   345     12      1       1        1     2        2         1         4             5            2
Donner Pass                   405      6              1              2        2         1         8            18            6
Forest Lake                   262     12      1       1        2     2        1         1         3            14            4
Fox River                     185     20      1       1        1     1        1         1         4            25            7
Galveston Island              122                     1        1              1         1         1            10            2
Hershey                       313             1       1        1     1        1         1         3            38            4
Horseshoe Lake                118                     1        1     2        1         1         2            10            4
Idyllwild           4         287     38      1       1        1              3         1         6            35            4
Kenisee Lake                  108     10              1        1              1         1         2             8            2
LaConner                      293             1       1                       1         1         6            18            6
Lake Conroc                   333             1       1        1     2        2         1         4            25            8
Lake Of The
 Springs                      540     12      1       1        1     1        2         1        12            25            8
Lake Tawakoni                 318      1      1       1        2              1         1         5            30            8
Lake Texoma                   241      2      1       1        2              1         1         6            34            6
Lake Whitney                  229      3      1       1        2      1       1         1         5            22            8
Las Vegas                     214      2              1        1              2         1         3            10            2
Leavenworth         4         272             1       1        2      4       2         1         8             7            5
Lynchburg                     224             1       1        1      2       6         1         5            20            7
Medina Lake                   387             1       1        1              1         1         4            34            4
Mt. Vernon                    245      3      1       1        1              1         1         6             4            4
Oakzanita Springs             121     30      1       1        1              1         1         2            15            4
Orlando                       735             1       1        2      2                 1         7            30            6
Pacific City        4         316      1      1       1        1              2         1         5            16           12
Palm Springs                  397             1       1        1              1         1         4            24            4
Pio Pico                      440     12      1       1        2              5         3         8            20           12
San Benito                    518     51      1       1        2              1         1         7            32            4
San Jose                      318     28      1       1        1      1       1         1         7            27            4
Soledad Canyon                850      9      1       1        2      2       3         1        14            45           13
Saint Clair                   101      8      1       1        1                        1         3            13            2
Verde Valley                  339      6              2        1              1         2         3            12            8
Wilmington                    126             1       1        1      1       2         1         2            10            2
NACO
Bay Landing                   283                     1        1              1         1         2            24            6
Birch Bay                     220      8      1       1        1                        1         3             8            2
Black Point                   350     50              1        1                        1        13                          3
Carolina Landing              229                     1        2      2       1         1         4                          4
Cherokee Landing              296                     1        1      1       1         1         3                          3
Chestnut Lake                 235             1       1        1                        1         1            23            2
Indian Lakes                 1120     50      2       1        3      2       2         1         5            12            8
Indian Point                  119                     1        2                        1         2             3            1
Jefferson                      98     10      1       2        1      2       1         1         2                          4
Lake Minden                   162    161              1                       1         1         3            13            2
Little Diamond                541    100      1       4        1              1         1         5             4            3
Long Beach                    156     20              1        1                        1         2             6            2
Natchez Trace                 526                     1        2      1                 1         5                          1
Rainier                       704    300              1        1              1         1        10             9            8
Rancho Oso                    111     50      1       1        1      1                 1         3            25            4
Russian River                 125     30              1                                           4             7            2
Snowflower                    294     10                       1                        1        11             7            3
South Jetty                   214     10      1       1        1                        1         5            18            3
Turtle Beach                   66    120                                                1         2             6            2
Virginia Landing              210                     1        1                        1         3            10            2
Wilderness Lakes              529      5      1       1        2      1       1         1         8            34            6
Windsor                        95     25              1        1                        1         1             8            3
Yosemite Lakes                431    131              1                       1         1         8            33            4

==================================================================================================================================
  Campground           Children's                                                   Boat
Facilities and           Play       Trading  Miniature  Shuffle                    Launch/   Laundry   Cabins/  Public
  Amenities              Area         Post     Golf      Board   Spa   Volleyball  Marina    Facility  Lodging  Camping
----------------------------------------------------------------------------------------------------------------------------------
Thousand Trails
Bend                      2            1        1          1               1                     1        3
Chehalis                  1            1        1          1      1        1                     1        1
Chesapeake Bay            3            1        1          2      1        1          1          1       18
Colorado River            2            1        1          1      1        2          1          1
Cultus Lake               2            1                   2               1                     1
Donner Pass               2            1                   8      1        1                     1        6
Forest Lake               2            1        1          2      2        1                     1       18
Fox River                 4            1        1          6               2          1          1       18
Galveston Island          1            1                                   1
Hershey                   1                     1                 1        1                     1
Horseshoe Lake           10                     1          2               1                     1
Idyllwild                 3            1        1          2               1                     3
Kenisee Lake              2                     1          1      1        1                     1
LaConner                  3            1        1          3      1        1          1          1       17
Lake Conroc               2            1        1          2      1        2          1          2
Lake Of The
 Springs                  3            1        1          1               1          1          1
Lake Tawakoni             2            1        1          8      2        2          1          1
Lake Texoma               2            1        1          2      2        1          1          1       18
Lake Whitney              2            1        1          2      1        2                     1
Las Vegas                 1            1                   1      1                              3
Leavenworth               2            1        1          4               1                     2        4
Lynchburg                 2            1        1          2      1        2                     1
Medina Lake               3            1        1          4      1        2          1          1
Mt. Vernon                2            1        1          1      1        1                     1
Oakzanita Springs         3            1        1          2      1        1                     1
Orlando                   2            1        1         16      1        1          1          4
Pacific City              2            1        1          1               1                     1
Palm Springs                           1                   2      1                              3
Pio Pico                  3            1        1          8      2        2                     2
San Benito                4            1        1          6      2        2                     1
San Jose                  3            1        1          4               1                     1
Soledad Canyon            7            1        1          8      1        4                     1
Saint Clair               2            1        1          1               1          1          2
Verde Valley              3            1                   2      1        1                     1
Wilmington                2            1                   2      1        1                     1
NACO
Bay Landing               1            1        1          4               1          1          1       34         X
Birch Bay                 1            1                                   1                     1
Black Point               1                                                2                     1
Carolina Landing          1            1        1                          1                     1       18         X
Cherokee Landing          1            1        1          2               1                     1       30         X
Chestnut Lake             1            1        1          2               1                     1                  X
Indian Lakes              3            1        1          2               3          1          3       54         X
Indian Point              1            1        1                          1          1          1       16
Jefferson                 1            1        1          2      1        2                     1       18         X
Lake Minden               1            1                                   1                     1
Little Diamond            3            1                          2        2          1          1        1
Long Beach                2            1                          1                              1
Natchez Trace             4            1        1                          1          1          1       58         X
Rainier                   2            1                          1        1                     1
Rancho Oso                1            1                          1        2                     2
Russian River                                                              1                     1
Snowflower                             1                   2               1                     1        4         X
South Jetty               1            1                          2        1                     1
Turtle Beach              1            1                                   1          1          1
Virginia Landing          2            1        1          2               1          1          1       19         X
Wilderness Lakes          2            1        1          3      3        1                     4
Windsor                   1                                1                                     1
Yosemite Lakes            1            1        1          1               1                     2       32         X

                               LEGAL PROCEEDINGS

          An action (Johnnie Lacy v. Thousand Trails, Inc.) was filed February 1, 1996, in the United States District Court for the Northern District of California, and purports to be a class action. The plaintiff alleges that the Company has failed to comply with the Americans with Disabilities Act and related California statutes with respect to certain of its campgrounds. The plaintiff alleges that the Company has failed to remove barriers to access by persons with disabilities where such barrier removal is readily achievable. The plaintiff seeks unspecified damages and injunctive relief. Although this case is still in the early stages of development, management does not believe that it will have a material adverse impact on the Company's operations or financial position.

          The Company is involved in other claims and litigation arising in the normal course of business. Management believes that the eventual outcome of these other claims and litigation will not have a material adverse impact on the Company's operations or financial position.

                                   MANAGEMENT
DIRECTORS

          The Company has six directors who serve until the election and qualification of their successors. Each director has furnished to the Company the following information with respect to his principal occupation or employment, principal business, and directorships of public companies:

                           OFFICES AND POSITIONS     DIRECTOR
      NAME           AGE      WITH THE COMPANY         SINCE
------------------  -----  ---------------------     ---------
Andrew M. Boas        41           None              December 1991

William P. Kovacs     50           None              December 1991

Donald R. Leopold     46           None              December 1995

H. Sean Mathis        49           None              December 1991

Douglas K. Nelson     53           None              December 1991

William J. Shaw       53  Chairman of the Board,       May 1995
                          Chief Executive
                          Officer, and President

          Andrew M. Boas became a director of the Company in December 1991 upon the Company's emergence from its proceedings under Chapter 11 of the Bankruptcy Code. Since November 1986, Mr. Boas has been a general partner of CM Management, an advisory and management firm that is the general partner of investment partnerships and managed accounts specializing in investments in troubled companies. Since May 1994, he has also been President of Carl Marks Offshore Management, Inc. Mr. Boas also has been (i) a Managing Director of Carl Marks & Co., Inc., a broker-dealer firm, since December 1977, (ii) a director of CMCO Inc., an investment banking firm, since March 1988, (iii) a director of Sport and Health, LLC, an operator of fitness centers, since October 1993 and (iv) a director of Vertientes Camaguey Sugar Company, a holding company, since November 1994. Mr. Boas also served as: a director of American Corp. Limited, an Australian company that invests in the securities of companies located in the United States, from January 1988 to February 1992; a director of Smith Newcourt, Carl Marks, Inc., a broker-dealer firm, from March 1988 to June 1990; a director of Herman's Sporting Goods, Inc., from March 1993 to March 1996; and a director of Pratt & Lambert United, Inc., a manufacturer of consumer and industrial coatings, from August 1994 to January 1996.

          William P. Kovacs became a director of the Company in December 1991 upon the Company's emergence from its Chapter 11 proceedings and served as a director until December 3, 1992. From December 3, 1992 to December 2, 1993, Mr. Kovacs served as an advisory director of the Company at the pleasure of the Board of Directors. As an advisory director, Mr. Kovacs attended and participated in meetings of the Board of Directors and committees thereof, but did not vote on matters presented. Since December 2, 1993, Mr. Kovacs has served as a director of the Company. From October 1989 to August 1995, Mr. Kovacs was a Vice President and Assistant Secretary of Kemper Financial Services, Inc., the investment management subsidiary of Kemper Corp. From June 1981 to September 1989, Mr. Kovacs held various legal positions with the Principal Financial Group, Des Moines, Iowa. Mr. Kovacs also was a director of United Gas Holding Company from February 1991 to July 1993, and an officer of 625 Liberty Avenue Holding Corporation from November 1993 to August 1995.

          Donald R. Leopold became a director of the Company in December 1995. Since September 1991, Mr. Leopold has been a senior partner of Sherbrooke Associates, Inc., a marketing, strategic planning and organization development consulting firm. From May 1994 to September 1995, Sherbrooke Associates, Inc. performed consulting services for the Company with respect to its marketing and sales operations, and Mr. Leopold was primarily responsible for the consulting work performed for the Company. From 1984 to September 1991, Mr. Leopold was President of Game Plan, Inc., a management consulting firm. He is also a director of Jullian's Entertainment Corporation.

          H. Sean Mathis became a director of the Company in December 1991 in connection with the Company's emergence from its Chapter 11 proceedings. Mr. Mathis is Chairman and a director of Universal Gym Equipment Inc., a privately owned company. He is also Chairman of the Board of Allis Chalmers, Inc., an industrial manufacturer, whose main asset is a net operating loss carryforward. From 1991 to 1993, Mr. Mathis was President of RCL, the predecessor firm of Allied Digital Technologies Corp., a manufacturing company, and from 1993 to the present served as a director. From 1993 to 1995 Mr. Mathis was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. From 1988 to October 1993, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation, a national provider of reprographic and related facilities management services whose stock was traded on the New York Stock Exchange. From August 1992 to May 1994, Mr. Mathis acted as the Federal Court Appointed Trustee for International Wire News Service Liquidation Corp., formerly United Press International ("UPI"). From November 1991 through July 1992, Mr. Mathis was Vice Chairman and a director of UPI (then a news syndication service.) In August 1991, as a part of a restructuring program, UPI filed for protection under the federal bankruptcy laws. He is also a director of Canadian's Corp., a specialty retailer.

          Douglas K. Nelson became a director of the Company in December 1991 in connection with the Company's emergence from its Chapter 11 proceedings. From February 1970 through March 1976, Mr. Nelson was an associate with McKinsey and Co., Inc., a management consulting firm. Since April 1976, Mr. Nelson has been President of Strategic Directions, a management consulting firm which focuses on business in the areas of leisure, sports, and entertainment.

          William J. Shaw joined the Company in May 1995 as its President, Chief Executive Officer and a director. In July 1995, Mr. Shaw became Chairman of the Board of Directors, and President and Chief Executive Officer of the Company's two principal operating subsidiaries, TTI (until it was merged into the Company in July 1996) and NACO. From February 1989 to October 1993, Mr. Shaw was a director and the President and Chief Executive Officer of Ameriscribe Management Services Corporation, a national provider of reprographic and related facilities management services. Ameriscribe Management Services Corporation was sold to Pitney Bowes in November 1993. From 1983 to January 1989, Mr. Shaw was President and Chief Executive Officer of Grandy's, a Dallas-based chain of fast service restaurants.

EXECUTIVE OFFICERS

          The following table sets forth the current executive officers of the Company. Although each of the executive officers has an employment agreement with the Company, each of them also serves at the pleasure of the Board of Directors.

      NAME           AGE                     OFFICES
------------------ --------    --------------------------------------------
 William J. Shaw      53       Chairman of the Board, President and Chief
                               Executive Officer

Harry J. White, Jr.   42       Vice President, Chief Financial Officer,
                               Chief Accounting Officer and Treasurer

 R. Gerald Gelinas    50       Vice President, Sales and Marketing

 Walter B. Jaccard    43       Vice President, General Counsel and Secretary

          William J. Shaw is also a director of the Company and his business experience is described under "Directors."


          Harry J. White, Jr. joined the Company as Vice President, Chief Financial Officer and Chief Accounting Officer in June 1992. At that time, Mr. White also became a Vice President and the Chief Financial Officer of TTI and NACO. In September 1992, Mr. White became a director and the Chief Accounting Officer of TTI and NACO. In June 1995, Mr. White became the Company's Treasurer. From September 1988 through May 1992, Mr. White was the Chief Financial Officer of Cosmo World Corporation and its subsidiaries. During this period, Cosmo World Corporation was a holding company that owned Ben Hogan Company, a manufacturer of golf equipment, Pebble Beach Company, the owner and operator of golf courses and hotels in Pebble Beach, California, and other companies that owned residential and golf course developments. Cosmo World of Nevada, Inc., a subsidiary of Cosmo World Corporation, filed a Chapter 11 petition in December 1991. From June 1976 through August 1988, Mr. White practiced public accounting with the firm of Deloitte Haskins & Sells, now known as Deloitte & Touche. Mr. White is a Certified Public Accountant.

          R. Gerald Gelinas joined the Company in September 1995 as Vice President, Sales and Marketing for the Company, TTI and NACO. From January 1988 through June 1995, Mr. Gelinas served as Senior Vice President, Marketing, for Club Corporation of America ("CCA"), an owner and manager of country clubs and golf courses. While with CCA, Mr. Gelinas also served as Chairman for two CCA subsidiaries, Associate Clubs International ("ACI") and Associate Club Publications ("ACPI"), from January 1992 through June 1995. ACI operates a fee-based network which provides members with various services including access to other CCA and non-CCA clubs, hotels, and resorts. ACPI produces and distributes a bi-monthly magazine to CCA members. From May 1984 through September 1988, Mr. Gelinas served as Senior Vice President, Marketing, for Ramada, Inc., which owns and manages hotel facilities.

          Walter B. Jaccard has been Vice President, General Counsel, and Secretary of the Company since December 1992. Mr. Jaccard has been a director of TTI (until its merger into the Company) and NACO since February 1992. He had previously been Vice President and General Counsel of TTI since January 1987 and Secretary since January 1988. He served as Associate General Counsel from 1983 to 1986. Mr. Jaccard has also been Vice President and Assistant Secretary of NACO since August 1989, and he served as a director of TTI and NACO from May 1991 to June 1991.

                             EXECUTIVE COMPENSATION

          The following table sets forth, for the fiscal years ended June 30, 1996, 1995 and 1994, the cash compensation that the Company and its subsidiaries paid, as well as other compensation paid for these years, to the Company's Chief Executive Officer, to the three other executive officers of the Company on June 30, 1996, and to the most highly compensated officer of the Company's subsidiaries, who is not considered an executive officer for reporting purposes.

                                                                    LONG-TERM
                             ANNUAL COMPENSATION                   COMPENSATION
                       -------------------------------          ------------------
                                                                     SECURITIES
                                                     OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL              SALARY     BONUS     COMPENSATION   OPTIONS/SARS   COMPENSATION
   POSITION             YEAR     ($)        ($)           ($)            (#)/1/        ($)/2/
 -----------------     ------  -------   ----------  -------------- -------------- ---------------
William F. Dawson,      1996   169,750     40,000/3/       -0-        35,000           2,783
CEO of Resort Parks     1995   163,750     78,900       6,000/4/          -0-          4,316
International and Vice  1994   163,750     84,400       6,000/4/          -0-             -0-
President of NACO

R. Gerald Gelinas,      1996   107,600/5/  30,000          -0-        20,000              -0-
Vice President,         1995
Sales and Marketing     1994

Walter B. Jaccard,      1996   140,000     15,000          -0-        30,000           2,869
Vice President,         1995   140,000         -0-         -0-            -0-          1,290
General Counsel and     1994   140,000         -0-         -0-            -0-             -0-
Secretary

William J. Shaw,        1996   250,000         -0-         -0-            -0-        952,927/6/
Chairman of the         1995    29,800/7/      -0-         -0-            -0-             -0-
Board, President, and   1994
CEO

Harry J. White, Jr.,    1996   124,032    30,000          -0-        40,000           3,127
Vice President, CFO,    1995   124,032    15,000          -0-            -0-         36,454/8/
CAO and Treasurer       1994   124,032    30,000          -0-            -0-             -0-

__________
(1) Awards are grants of stock options pursuant to the Company's 1991 Employee Plan and 1993 Employee Plan, including options granted in May 1996 at an exercise price of $0.59 per share contingent upon the termination of an equal number of existing options that were granted in fiscal 1993 at an exercise price of $2.50 per share, as follows: Mr. Dawson, 25,000 shares; Mr. Jaccard, 15,000 shares; Mr. White 25,000 shares.

(2) Amounts include matching contributions by the Company under its 401(k) Plan for fiscal 1996 and 1995, respectively, as follows: Mr. Dawson, $2,783 and $4,316; Mr. Jaccard, $2,869 and $1,290; and Mr. White, $3,127 and $2,654.
     The amounts do not include compensation payable to the named executive officers under their employment agreement upon the termination of their employment if their employment has not terminated because no amounts have been paid or accrued therefor. See "Employment Contracts" below.

(3) An additional bonus of $20,000 earned during fiscal 1995 was paid to Mr. Dawson in August 1995.

(4)  Mr. Dawson was paid a car allowance of $500 per month.

(5) Mr. Gelinas became the Company's Vice President of Sales and Marketing in September 1995.

(6) Amount represents the vested portion of a one-time bonus, fully accrued at June 30, 1996, that was paid to Mr. Shaw in July 1996 under the terms of his employment agreement with the Company. An additional $317,662 will be payable on May 11, 1997, provided Mr. Shaw is employed by the Company on that date.

(7) Mr. Shaw became the Company's President and Chief Executive Officer on May 11, 1995.

(8) During the year ended June 30, 1995, the Company reimbursed Mr. White $33,800 for moving expenses he incurred during his relocation to Dallas, Texas.

EMPLOYMENT CONTRACTS

          The Company has entered into an employment agreement dated as of May 11, 1995, with Mr. Shaw. Under this employment agreement, Mr. Shaw's salary is not less than $250,000 per year. If the Company terminates Mr. Shaw's employment, other than for cause, the Company must pay Mr. Shaw a severance payment equal to one year of his base salary.


          Mr. Shaw's employment agreement provided that he would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity securities) exceeded $75 million at the time he elected to receive the bonus. Prior to consummation of the Restructuring, Mr. Shaw exercised his right to receive such bonus. Mr. Shaw is entitled to a payment of $1,270,589, of which $952,927 has been paid. The additional $317,662 will be payable on May 11, 1997, provided that Mr. Shaw is employed by the Company on that date.

          On September 14, 1995, the Company entered into an employment agreement with Mr. Gelinas. Under this employment agreement, Mr. Gelinas' base salary is not less than $130,000 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Gelinas' employment, other than for cause, the Company must pay Mr. Gelinas a severance payment equal to one year of his base salary.

          On September 10, 1992, TTI, NACO and Resort Parks International entered into an employment agreement with Mr. Dawson. Under this employment agreement, Mr. Dawson's base salary is not less than $169,750 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Dawson's employment, other than for cause, the Company must pay Mr. Dawson a severance payment equal to six months of his base salary.

          On December 3, 1992, the Company entered into an employment agreement with Mr. Jaccard. Under this employment agreement, Mr. Jaccard's base salary is not less than $140,000 per year and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Jaccard's employment, other than for cause, the Company must pay Mr. Jaccard a severance payment equal to one year of his base salary.

          On October 21, 1993, the Company entered into an employment agreement with Mr. White. Under this employment agreement, Mr. White's base salary is not less than $124,032 per year, and he may receive a discretionary bonus of up to $30,000 per year. If the Company terminates Mr. White's employment other than for cause, the Company must pay Mr. White a severance payment equal to one year of his base salary.

STOCK OPTION PLANS

          1991 Employee Plan. In connection with its emergence from Chapter 11 proceedings in 1991, the Company adopted the 1991 Employee Stock Incentive Plan (as amended, the "1991 Employee Plan") to enable the Company and its subsidiaries to attract, retain, and motivate their officers, employees, and directors. Awards under the 1991 Employee Plan may take various forms, including
(i) shares of Common Stock, (ii) options to acquire shares of Common Stock ("Options"), (iii) securities convertible into shares of Common Stock, (iv) stock appreciation rights, (v) phantom stock or (vi) performance units. Options granted under the 1991 Employee Plan may be (i) incentive stock options ("ISOs"), which have certain tax benefits and restrictions, or (ii) non-qualified stock options ("Non-qualified Options"), which do not have any tax benefits and have few restrictions.

          The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1991 Employee Plan until December 30, 2001. The recipient of an award duly granted on or prior to such date may thereafter exercise or settle it in accordance with its terms, although the Company may not issue any shares of Common Stock pursuant to any award after December 30, 2011.

          The Board of Directors may amend or terminate the 1991 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent and (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 under the Securities Act requires stockholder approval.

          The Company reserved 291,780 shares of Common Stock for issuance under the 1991 Employee Plan. In September 1995, the Company granted key employees ISOs covering 140,000 shares with an exercise price of $0.625 per share, and in January 1996, the Company granted certain non-employee directors Non-qualified Options to purchase 20,000 shares with an exercise price of $0.81 per share. In September 1996, the Company granted key employees ISOs covering 60,000 shares and one non-employee director Non-qualified Options covering 5,000 shares, each with an exercise price of $0.80 per share. In November 1996, the Company granted certain non-employee directors Non-qualified Options covering 20,000 shares, each with an exercise price of $1.08 per share. As of December 1, 1996, 245,000 options were outstanding under the 1991 Employee Plan, and none had been exercised. 105,000 of these options are fully vested, and 140,000 of these options are 33 1/3% vested.

          1993 Employee Plan. On December 2, 1993, the Company adopted the 1993 Stock Option and Restricted Stock Purchase Plan (as amended, the "1993 Employee Plan") in order to enable the Company and its subsidiaries to attract, retain, and motivate their officers and employees. Awards under the 1993 Employee Plan are restricted to (i) awards of the right to purchase shares of Common Stock ("Stock Awards"), or (ii) awards of Options, which may be either ISOs or Non-qualified Options. The purchase price for any Stock Awards and the exercise price for any Non-qualified Options may be less than the fair market value of the Common Stock on the date of grant. The exercise price of any ISOs may not be less than the fair market value of the Common Stock on the date of grant.

          The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1993 Employee Plan until October 20, 2003. The termination of the 1993 Employee Plan, however, will not alter or impair any rights or obligations under any award previously granted under the plan.

          The Board of Directors may amend or terminate the 1993 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 under the Securities Act requires stockholder approval and (iii) the stockholders must approve any amendment decreasing the minimum exercise price specified in the plan for any ISO granted thereunder.


          The Company reserved 285,919 shares of Common Stock for issuance under the 1993 Employee Plan. The 1993 Employee Plan, however, limits the number of shares of Common Stock with respect to which awards can be made in any calendar year to any one participant to 200,000 shares. In May 1996, the Company granted 95,000 options under the 1993 Employee Plan at an exercise price of $0.59 per share, contingent upon the termination of an equal number of options granted under the 1991 Employee Plan at an exercise price of $2.50 per share. In September 1996, the Company granted key employees ISOs covering 175,000 shares with an exercise price of $0.80 per share. As of December 31, 1996, all of these options were fully vested and none had been exercised.

          Director Plan. On December 2, 1993, the Company adopted the 1993 Director Stock Option Plan, as amended (the "Director Plan"), which provides for the grant of stock options to non-employee directors of the Company. The Company reserved 50,000 shares of Common Stock for issuance under the Director Plan. In January 1995, the non-employee directors of the Company were granted non-qualified options covering 20,000 shares with an exercise price of $0.79 per share. In November 1996, after approval by the Board of Directors, the non-employee directors voluntarily terminated options granted in 1994, and under the terms of the Director Plan were granted Non-qualified Options covering 25,000 shares with an exercise price of $1.08 per share. As of December 31, 1996, all of these options were 100% vested and none of them had been exercised.

          The Director Plan is designed to be a "formula plan," pursuant to which each non-employee director automatically received a grant of Non-qualified Options to purchase 5,000 shares of Common Stock on the day immediately after each annual meeting of the stockholders at which directors were elected, beginning with the annual meeting held in December 1993. The exercise price of each Non-qualified Option is required to equal the fair market value on the date of grant of such Option as determined under the Director Plan. Generally, the Director Plan specifies that such fair market value is the average trading price of the Common Stock during the period beginning 45 days before the date of grant and ending 15 days before the date of grant.

STOCK OPTION AGREEMENT


          At their annual meeting on November 19, 1996, the stockholders of the Company approved the grant to Mr. Shaw of options to purchase 664,495 shares of Common Stock at $0.69 per share. The options are evidenced by a stock option agreement, dated as of August 1, 1996 (the "Stock Option Agreement"), approved by the Special Committee in connection with the Restructuring. The exercise price under the Stock Option Agreement represents the average closing bid quotation for the Common Stock as quoted through the NASD OTC Bulletin Board and National Quotation Bureau's Pink Sheets for the ten business days immediately following the date the Restructuring was consummated and, in the judgment of the Special Committee and the Board of Directors, reflected the fair market value of the Common Stock as of the date the Restructuring was consummated in view of the fact that the Common Stock is lightly traded. Options to purchase 144,927 shares of Common Stock are intended to be eligible for treatment as ISOs and the remaining options are Non-qualified Options. The Company is filing a Registration Statement on Form S-8 with respect to the shares issuable under the Stock Option Agreement.

          The options granted to Mr. Shaw are exercisable immediately, in full or in part, for a term of ten years, while Mr. Shaw is in the employ of the Company and for a 90-day period thereafter except in the event of the termination of Mr. Shaw's employment due to death or permanent disability, in which case the options will be exercisable for one year thereafter, or for "cause," in which case the options will terminate immediately. However, Mr. Shaw will not be permitted to exercise the options if, and to the extent that, such exercise would cause an increase in the amount of "ownership change." In the event options would otherwise expire at a time Mr. Shaw is not permitted to exercise all or a portion of the options because to do so would increase the amount of "ownership change" (the "Exercise Restriction"), generally the term of the options will be extended with respect to that portion of the options which would cause an increase in order to ensure that Mr. Shaw will have at least a 90 day period after such limitations cease within which to exercise such options. However, solely with respect to that portion of the options intended to be incentive stock options, the Exercise Restrictions will not apply during the last 90 days of the ten year term, and, if unexercised at the end of such ten year term, such options will expire. Neither the options, nor any interest therein, may be assigned or transferred except by will or the laws of descent and distribution.

          The exercise price is payable in cash, except that with the prior approval of the committees administering the Stock Option Agreement, the exercise price may instead be paid in whole or in part by the delivery to the Company of a certificate or certificates representing shares of Common Stock, provided that the Company is not then prohibited by the terms of any contractual obligation or legal restriction from purchasing or acquiring such shares of Common Stock.

          In connection with the options granted under the Stock Option Agreement, the Company must withhold federal taxes with respect to any ordinary income that Mr. Shaw recognizes in connection with such options. The Company may also have to withhold state and local taxes with respect thereto. Mr. Shaw must pay such withholding liability to the Company. With the prior consent of the committees administering the Stock Option Agreement, Mr. Shaw may be allowed to deliver to the Company shares of Common Stock in the amount of such withholding liability.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

          The following table sets forth certain information regarding options to purchase Common Stock granted in fiscal 1996 to the five individuals named in the Summary Compensation Table.

                              INDIVIDUAL GRANTS
                     -------------------------------------
                                     Percentage
                                      of Total
                    Number of         Options/                                   POTENTIAL REALIZABLE VALUE AT
                   Securities           SARs                                        ASSUMED ANNUAL RATES OF
                   underlying        Granted to      Exercise                      STOCK PRICE APPRECIATION
                    Option/          Employees       Price                       -----------------------------
                     SARs            in Fiscal       ($ per    Expiration         5%             10%
Name                Granted (#)         Year         Share)       Date            ($)             ($)
------------------------------------------------------------------------------------------------------------------------------------
William J. Shaw            0              0            N/A          N/A              N/A              N/A

William F. Dawson     10,000            4.3            0.625      9/13/05          10,181          16,211
                      25,000           10.6            0.59       4/30/06          24,026          38,258

R. Gerald Gelinas     20,000            8.5            0.625      9/13/05          20,361          32,422

Walter B. Jaccard     15,000            6.4            0.625      9/13/05          15,271          24,316
                      15,000            6.4            0.59       4/30/06          14,416          22,955

Harry J. White, Jr.   15,000            6.4            0.625      9/13/05          15,271          24,316
                      25,000           10.6            0.59       4/30/06          24,026          38,258


AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR END OPTIONAL VALUES



          The following table sets forth certain information concerning options to purchase Existing Common Stock held by the five individuals named in the Summary Compensation Table. No options were exercised by the named individuals in the fiscal year ended June 30, 1996.

                                                                         VALUE OF UNEXERCISED
                                 NUMBER OF SECURITIES UNDERLYING      IN-THE-MONEY OPTIONS/SARS
     NAME                    UNEXERCISED OPTIONS/SARS AT FY-END (#)         AT FY-END ($)
------------------         ----------------------------------------- ----------------------------
                                EXERCISABLE         UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
                           -------------------  -------------------  ------------- --------------
William J. Shaw                       0                     0                  0              0
William F. Dawson                25,000                10,000              2,450            630
R. Gerald Gelinas                     0                20,000                  0          1,260
Walter B. Jaccard                15,000                15,000              1,470            945
Harry J. White, Jr.              25,000                15,000              2,450            945

LONG TERM INCENTIVE PLANS

          As of June 30, 1996, the Company's long term incentive plans consisted of the employment agreement with Mr. Shaw discussed under "Employment Contracts" above, and the Company's Employees Savings Trust (the "401(k) Plan"), which was adopted July 1, 1994, for the purpose of establishing a contributory employee savings plan exempt under Section 401(k) of the Code. An eligible employee participating in the 401(k) Plan may contribute up to 10% of his or her annual salary, subject to certain limitations. In addition, the Company may make discretionary matching contributions as determined annually by the Company. The Company made matching contributions totaling approximately $205,000 for the year ended June 30, 1996, and has committed to make matching contributions for the year ending June 30, 1997, in an amount equal to 45% of the voluntary contribution made by each participant up to 4% of the participant's annual compensation (a maximum of 1.8% of the participant's annual compensation). Employer contributions are subject to a seven-year vesting schedule.

COMPENSATION OF DIRECTORS

          Directors who are not employees of the Company receive a retainer of $24,000 per year and $500 for each day that they attend a meeting of the Board of Directors or a committee thereof. The Company also reimburses such directors for their travel and lodging expenses when attending meetings. The following table summarizes amounts paid to each member of the Board of Directors during fiscal l996, excluding reimbursements of travel and lodging expenses.

                                      AMOUNT PAID FOR  STOCK OPTIONS
     NAME            ANNUAL RETAINER     MEETINGS        GRANTED
-----------------   ----------------- ---------------- --------------
Andrew M. Boas               $24,000           $3,000              0
William P. Kovacs             24,000            3,000          5,000
Donald R. Leopold             24,000            1,000          5,000
H. Sean Mathis                24,000            3,000          5,000
Douglas K. Nelson             24,000            3,000          5,000
William J. Shaw1                   0                0              0

____________
(1) Mr. Shaw did not receive additional compensation for serving as director of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Board of Directors has a Compensation Committee (the "Compensation Committee"), presently composed of Messrs. Kovacs, Leopold and Mathis. The Compensation Committee recommends to the Board of Directors (i) the base salaries and bonuses of the officers of the Company and (ii) the awards that the Company should make under its stock plans. Mr. Boas served as a member of the Compensation Committee with Messrs. Leopold and Mathis until January 1996 and with Mr. Shaw, the President and Chief Executive Officer of the Company, from January 1996 until September 1996. As described under "Security Ownership," Mr. Boas is deemed to own beneficially 46.5% of the Common Stock. Mr. Boas and certain of his affiliates participated in the private exchange offer that was part of the Restructuring approved by the Special Committee of the Board of Directors (the "Special Committee"), consisting of Messrs. Kovacs, Mathis and Nelson. Mr. Boas' affiliates, CM Strategic and CM Strategic II, exchanged $18,806,000 principal amount of Secured Notes for $7,522,400 in cash, $9,252,552 principal amount of PIK Notes and 846,270 shares of Common Stock. Carl Marks Offshore Management, Inc., of which Mr. Boas is an executive officer, exchanged $3,053,000 principal amount of Secured Notes for $1,221,200 in cash, $1,502,000 principal amount of PIK Notes and 137,385 shares of Common Stock. In addition, Mr. Boas and certain trusts of which he is co-trustee exchanged $187,000 principal amount of Secured Notes for $74,800 in cash, $92,000 principal amount of PIK Notes and 8,415 shares of Common Stock. Such persons also received accrued interest on their Secured Notes through the date of the exchange. In connection with the Restructuring, which would have adversely affected Mr. Shaw's bonus arrangements, Mr. Shaw was granted, subject to stockholder approval (which was obtained on November 19, 1996), options to purchase 664,495 shares of Common Stock at $0.69 per share. Such shares constitute approximately 9% of the Common Stock outstanding after the Restructuring. The exercise price of the option represents the average closing bid quotation for the Common Stock as quoted through the NASD OTC Bulletin Board and National Quotation Bureau's Pink Sheets for the ten business days immediately following the effective date of the Restructuring. The option was approved by the Special Committee, at a meeting of the full Board of Directors. In connection with the Restructuring, the Special Committee performed some of the functions usually exercised by the Compensation Committee.

INDEMNIFICATION

          Under its Bylaws, the Company must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful). In connection with this indemnification obligation, the Company has entered into indemnification agreements with its directors and officers.

          The Company must advance funds to these individuals to enable them to defend any such threatened or pending action, suit or proceeding. The Company cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. In connection with this obligation, the Company and TTI established trusts (the "Indemnification Trusts") that will reimburse their directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. The Company and TTI contributed $500,000 and $300,000, respectively, to the Indemnification Trusts. Pursuant to the trust agreements, interest on the trust estates will become part of the trust estates. The Indemnification Trusts will terminate on the earlier of (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estates or (iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trusts, until (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely or (iii) the expiration of all applicable statutes of limitations. The Company possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts. NACO also has indemnification obligations to its directors and officers. In connection therewith, NACO contributed $200,000 to a trust. This trust will reimburse NACO directors and certain officers for any indemnifiable damages and expenses that they incur and will advance defense funds to them.

                              CERTAIN TRANSACTIONS

RESTRUCTURING

          Under the terms of the Restructuring, the Company offered certain holders of the Secured Notes the opportunity to exchange the Secured Notes held by them in a private exchange offer for, in each case per $1,000 in principal amount of Secured Notes, $400 in cash, $492 in principal amount of newly issued PIK Notes and 45 shares of Common Stock, plus accrued interest. The Restructuring was proposed by the Company after discussions with a committee of holders of Secured Notes (the "Steering Committee"), CM Strategic and the Company's financial advisors. The Special Committee was advised by an investment banking firm that the Restructuring was fair from a financial point of view to the holders of Common Stock.


          Certain significant stockholders of the Company participated in the exchange offer. Mr. Boas, also a director of the Company, and Robert C. Ruocco are general partners of CM Management. CM Management is the general partner of each of CM Strategic and CM Strategic II. Messrs. Boas and Ruocco, CM Management, CM Strategic and CM Strategic II are each deemed to beneficially own greater than 5% of the Common Stock. See "Security Ownership - Security Ownership of Certain Beneficial Owners." CM Strategic exchanged $12,979,000 in principal amount of Secured Notes and CM Strategic II exchanged $5,827,000 in principal amount of Secured Notes. In addition, Messrs. Boas and Ruocco are executive officers of an investment management company which (i) manages multiple funds that exchanged $1,680,000 in principal amount of Secured Notes and (ii) exercises investment discretion over advisory accounts that exchanged $1,373,000 in principal amount of Secured Notes. In addition, (i) Mr. Boas and certain trusts of which he is co-trustee exchanged $187,000 in principal amount of Secured Notes; and (ii) Mr. Ruocco exchanged $10,000 in principal amount of Secured Notes. In the aggregate, these persons exchanged $22,056,000 principal amount of Secured Notes for $8,822,400 in cash, $10,852,000 principal amount of PIK Notes and 992,520 shares of Common Stock, plus accrued interest.


          SC Fundamental was a member of the Steering Committee. Peter M. Collery and Gary N. Siegler are controlling stockholders, directors and executive officers of SC Fundamental and SC Fundamental Value BVI, Inc., a Delaware corporation ("BVI"). SC Fundamental is the general partner of the Fund. Messrs. Collery and Siegler, SC Fundamental and the Fund are each deemed to beneficially own greater than 5% of the Common Stock. See "Security Ownership - Security Ownership of Certain Beneficial Owners." The Fund exchanged an aggregate of $14,491,000 in principal amount of Secured Notes. In addition, SC Fundamental Value Fund BVI Ltd., a foreign company of which BVI is the managing partner of the investment manager and which is principally engaged in the business of investing in securities, exchanged an aggregate of $5,172,000 in principal amount of Secured Notes, and SC Fundamental Value Fund LP BVI Ltd., a company engaged in the business of investing in securities and which has its principal place of business in the Cayman Islands, exchanged an aggregate of $1,270,000 in principal amount of Secured Notes. In the aggregate, these persons exchanged $20,933,000 principal amount of Secured Notes for $8,373,200 in cash, $10,299,000 principal amount of PIK Notes and 941,985 shares of Common Stock, plus accrued interest.


          The Company entered into an agreement with the Trustee at the time of the Restructuring to file a shelf registration statement with respect to the resale by exchanging Secured Noteholders of the Common Stock and PIK Notes received by them in the Restructuring. The Common Stock was registered in connection with USTrails' reincorporation merger into the Company. The Registration Statement was filed in accordance with the agreement.

CONSULTING SERVICES

          For consulting services with respect to the Company's marketing and sales operations from May 1994 to September 1995, Sherbrooke Associates, Inc. was paid $894,600 by the Company. Mr. Leopold is a senior partner of such consulting firm but was not a director of the Company while such services were being performed.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following tables sets forth the persons and groups who beneficially own more than 5% of the Common Stock as of December 31, 1996. The Company compiled this information from its stock records, the Schedules 13D filed with the Company and other information available to the Company. Unless otherwise indicated, these persons possess sole voting and investment power with respect to the shares that they beneficially own.

                                              NUMBER OF SHARES       PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED   OUTSTANDING SHARES
--------------------------------------    ----------------------  ---------------------
Andrew M. Boas                                 3,530,833/1/                46.5%
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

Carl Marks Management Co., L.P.                3,179,691/1/                42.0%
135 East 57th Street
New York, New York  10022

                                              NUMBER OF SHARES       PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED    OUTSTANDING SHARES
--------------------------------------    ----------------------  ---------------------
Carl Marks Strategic Investments, L.P.         2,668,765/1/              35.2%
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

Carl Marks Strategic Investments II, L.P.         510,926/1/              6.9%
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York 10022

Peter M. Collery                               1,308,498/2/              17.7%
c/o Siegler & Collery & Co.
712 Fifth Avenue
New York, New York  10019

Robert C. Ruocco                               3,496,676/1/              46.1%
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

SC Fundamental, Inc.                             946,508/2/              12.8%
712 Fifth Avenue
New York, New York  10019

SC Fundamental Value BVI, Inc.                   361,990/2/               4.9%
712 Fifth Avenue
New York, New York  10019

William J. Shaw                                  866,490/3/              10.8%
Thousand Trails, Inc.
2711 Lyndon B. Johnson Freeway, Suite 200
Dallas, Texas  75234

Gary N. Siegler                                1,308,498/2/              17.7%
c/o Siegler & Collery & Co.
712 Fifth Avenue
New York, New York  10019

The SC Fundamental Value Fund, L.P.              946,508/2/              12.8%
712 Fifth Avenue
New York, New York  10019
__________

(1) The ownership of these shares of Common Stock includes multiple beneficial ownership of the same shares. Carl Marks Strategic Investments, L.P. ("CM Strategic") owns 2,474,244 shares and is deemed to own an additional 194,521 shares because it owns warrants to acquire 194,521 shares at a price of $4.24 per share. Carl Marks Management Co., L.P. ("CM Management") is the general partner of CM Strategic. CM Management, therefore, beneficially owns all of the shares of Common Stock that CM Strategic beneficially owns. Carl Marks Strategic Investments II, L.P. ("CM Strategic II") owns 510,926 shares of Common Stock. CM Management is the general partner of CM Strategic II and, therefore, beneficially owns all of the shares of Common Stock that CM Strategic II beneficially owns. Messrs. Boas and Ruocco are each a general partner of CM Management. Messrs. Boas and Ruocco, therefore, beneficially own all of the shares of Common Stock that CM Management beneficially owns. In addition, Carl Marks Offshore Management, Inc., an investment management company, exercises investment discretion over an advisory account that owns 316,985 shares of Common Stock. Messrs. Boas and Ruocco are executive officers of such investment management company and therefore beneficially own such shares. In addition, Mr. Boas (i) owns 11,569 shares of Common Stock, (ii) is deemed to own an additional 20,000 shares because he owns options to acquire 5,000 shares at a price of

    $0.79 per share, 5,000 shares at a price of $0.80 per share and 10,000 shares at a price of $1.08 per share and (iii) beneficially owns 2,588 shares because he is a co-trustee of a trust that owns these shares. CM Strategic, CM Strategic II, CM Management, and Messrs. Boas and Ruocco disclaim the existence of a group. The reported voting and investment power of these shares is as follows: (i) CM Strategic - sole voting and investment power over 2,668,765 shares, CM Strategic II - sole voting and investment power over 510,926 shares, (ii) CM Management - sole voting and investment power over 3,179,691 shares, (iii) Mr. Boas - sole voting and investment power over 31,569 shares and shared voting and investment power over 3,496,676 shares and (iv) Mr. Ruocco - shared voting and investment power over 3,496,676 shares.



       The following table shows the beneficial ownership of the shares of Common Stock described in this footnote:


                                      CM               CM                 CM              MR.             MR.
                                  STRATEGIC       STRATEGIC II       MANAGEMENT           BOAS           RUOCCO
                               --------------- ----------------- -----------------  -------------    -------------
    Shares owned by CM            2,474,244                          2,474,244        2,474,244      2,474,244
    Strategic

    Warrants owned by CM            194,521                            194,521          194,521        194,521
    Strategic

    Shares owned by CM                             510,926             510,926          510,926        510,926
    Strategic II

    Shares over which an                                                                316,985        316,985
    investment management
    company affiliated with
    Messrs. Boas and
    Ruocco possesses
    investment discretion

    Shares owned by Mr.                                                                  11,569
    Boas

    Options owned by Mr.                                                                 20,000
    Boas

    Shares held in trust                                                                  2,588
    over which Mr. Boas is
    a co-trustee               -------------  -------------   ---------------                        ----------
    TOTAL                         2,668,765        510,926         3,179,691          3,530,833      3,496,676
                               ------------   -------------   ---------------        -----------     ----------
    Percentage of                      35.2%           6.9%             42.0%              46.5%          46.1%
    Outstanding Shares



(2) The ownership of these shares of Common Stock includes multiple beneficial ownership of the same shares. SC Fundamental Value Fund, L.P., a Delaware limited partnership (the "Fund"), owns 946,508 shares. SC Fundamental Inc., a Delaware corporation ("SC Fundamental"), is the general partner of the Fund and, therefore, beneficially owns all of the shares of the Common Stock that the Fund owns. BVI owns 361,990 shares. Gary N. Siegler is a controlling stockholder and the president and a director of SC Fundamental and BVI. Peter M. Collery is also a controlling stockholder and a vice-president and director of SC Fundamental and BVI. Messrs. Siegler and Collery are in a position to directly and indirectly determine the investment and voting decisions made by SC Fundamental and BVI and, therefore, are deemed to beneficially own all of the shares of Existing Common Stock that the Fund and BVI own.

(3) The shares of Common Stock owned by Mr. Shaw include (i) vested stock options under the Stock Option Agreement for 664,495 shares at a price of $0.69 per share and (ii) 10,000 shares held by Mr. Shaw's children and grandchildren, as to which Mr. Shaw exercises investment power.

SECURITY OWNERSHIP OF MANAGEMENT

          The following table sets forth the number of shares of Common Stock that are beneficially owned, as of December 31, 1996, by each director and executive officer of the Company and all directors and executive officers of the Company as a group. The Company obtained this information from its directors and executive officers. Unless otherwise indicated, these persons possess sole voting and investment power with respect to the shares that they beneficially own.


                                                    NUMBER OF SHARES       PERCENTAGE OF
NAME                                               BENEFICIALLY OWNED   OUTSTANDING SHARES
-----------------------------------------------  --------------------- --------------------
Andrew M. Boas                                         3,530,833/1/,/2/         46.5%

William F. Dawson                                        33,3332                    *

R. Gerald Gelinas                                        56,6672                    *

Walter B. Jaccard                                        60,0002                    *

William P. Kovacs                                        70,0002                    *

Donald R. Leopold                                         10,000                    *

H. Sean Mathis                                           20,0002                    *

Douglas K. Nelson                                        20,0002                    *

William J. Shaw                                       866,4902,3                10.8%

Harry J. White, Jr.                                      92,5002                    *

All directors and executive officers as a group        4,759,823/2/             55.9%
(10 individuals)


____________
*Less than 1%

(1) See footnote 1 to the preceding table for a description of Mr. Boas' beneficial ownership of Common Stock.


(2) The shares of Common Stock beneficially owned by the following individuals include vested stock options for the number of shares following their names:
    Mr. Boas, 20,000; Mr. Dawson, 33,333; Mr. Gelinas, 36,667; Mr. Jaccard, 50,000; Mr. Kovacs, 20,000; Mr. Leopold: 10,000; Mr. Mathis, 20,000; Mr.
    Nelson, 20,000; Mr. Shaw, 664,495; Mr. White, 60,000; and all directors and executive officers as a group, 934,495.

(3) Includes 10,000 shares held by Mr. Shaw's children and grandchildren, as to which Mr. Shaw exercises investment power.

                            SELLING SECURITY HOLDERS


          The following table sets forth certain information regarding the Selling Security Holders' ownership, by class, of the PIK Notes as of December 31, 1996. Each of the Selling Security Holders has registered and may sell up to the entire amount of PIK Notes that such Selling Security Holder holds as set forth opposite each Selling Security Holder's name below. The Selling Security Holders may also sell additional PIK Notes that have been or may be issued from time to time pursuant to the pay-in-kind feature. It is not currently possible to predict the amount of PIK Notes, if any, which will be sold or the price, terms or conditions of their sale. See "Plan of Distribution." Pursuant to the Registration Rights Agreement, the Company has agreed to register the resale of all "Restricted PIK Notes" (as defined in the Registration Rights Agreement) in accordance with the terms and conditions of such agreement. Therefore, the information set forth below and elsewhere in this Prospectus may be amended from time to time in accordance with applicable law and regulations, to include additional PIK Notes.


            SELLING SECURITY HOLDERS                             PIK NOTES                    PIK NOTES AFTER
                                                                                                 OFFERING
------------------------------------------------- ----------------------------------------- -----------------
                                                    Principal Amount/1/  Percentage of Class
                                                    -------------------  --------------------
Jerry Abeles                                              $     9,000           *                       0
The Beker Foundation                                          179,000           *                       0
Andrew M. Boas/2/                                              75,000           *                       0
Marjorie M. Boas                                               96,000           *                       0
The Canyon Value Realization Fund (Cayman), Ltd.               98,000           *                       0
Carl Marks Strategic Investments, L.P./2/                   7,608,000       18.9%                       0
Carl Marks Strategic Investments II, L.P./2/                7,000,000        7.4%                       0
Mark L. Claster                                               185,000           *                       0
Collins Distressed Securities Limited Liability                 3,000           *                       0
 Company
Collins Group Trust V                                          11,000           *                       0
Continental Casualty Company                                1,745,000        4.3%                       0
GRS Partners II                                                24,000           *                       0
Hallie Boas Trust/2/                                            9,000           *                       0
Highbridge International LDC                                    7,000           *                       0
The Institute for Aegean Pre-History                           73,000           *                       0
Linda B. Katz                                                  30,000           *                       0
The Malcolm H. Wiener Foundation                              129,000           *                       0
Edwin S. Marks                                                351,000           *                       0
Linda B. Marks                                                 30,000           *                       0
 Millburn MCo Partners, L.P.                                  226,000           *                       0
The Millburn Profit Sharing and Savings Trust                  15,000           *                       0
M.J. Whitman, Inc.                                              3,000           *                       0
Murray Partners, L.P.                                          74,000           *                       0
Robert J. Myers                                                 4,000           *                       0
Bernard Nash                                                   21,000           *                       0
Phyllis Nash                                                    4,000           *                       0
Post Balanced Fund                                          2,873,000        7.1%                       0
Post Total Return Fund                                        300,000           *                       0
Prospect Street High Income Portfolio Inc.                    419,000        1.0%                       0
Mira Rabin                                                     25,000           *                       0
Rebecca Boas Trust/2/                                           7,000           *                       0
ReCap International (BVI) Ltd.                                139,000           *                       0
SC Fundamental Value Fund BVI Ltd.                          3,233,000        8.0%                       0
SC Fundamental Value Fund, L.P.                             8,066,000       20.0%                       0
TCW Shared Opportunity Fund II L.P.                         1,404,000        3.5%                       0
Third Avenue Value Fund, Inc.                               1,422,000        3.5%                       0
Third Point Partners, L.P.                                    399,000        1.0%                       0
Uranus Fund, Ltd./2/                                        1,000,000        2.5%                       0
The Value Realization Fund, L.P.                              123,000           *                       0
James Q. Whitman                                               20,000           *                       0
Martin J. Whitman                                             578,000        1.4%                       0
Thomas I. Whitman                                              25,000           *                       0
                                                          -----------   ---------
TOTAL                                                     $38,042,000       94.5%                       0
                                                          ===========   =========

__________

*   Less than 1%
**  Assumes that all securities offered hereby are sold.


(1) The Selling Security Holders may also sell additional PIK Notes that have been or may be issued from time to time pursuant to the pay-in-kind feature. On January 15, 1997, the Company paid interest to holders of the PIK Notes as of January 1, 1997 through the issuance of additional PIK Notes. Additional PIK Notes issued in such connection are not reflected in this table.

(2) Andrew M. Boas, a director of the Company, is a general partner of Carl Marks Management Co., L.P., which is the general partner of Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Investments II, L.P. In addition, Mr. Boas is an executive officer of an investment management company which exercises investment discretion with respect to the PIK Notes held by Uranus Fund, L.P. Mr. Boas is also a co-trustee of the Hallie Boas Trust and the Rebecca Boas Trust.

                              PLAN OF DISTRIBUTION

          The Selling Security Holders may offer and sell the PIK Notes from time to time acting as principals for their own accounts, through agents or otherwise, in negotiated or market transactions. The prices, terms and conditions of any sale will be determined at the time of sale by the seller or as a result of negotiations between or on behalf of the buyer and the seller. The sales of the PIK Notes may be effected during such time as the Registration Statement is effective. The sales may occur in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Moreover, the Selling Security Holders may make negotiated sales at any time if such sales are exempt from the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder.

          Under a registration rights agreement, the Company is obligated to maintain the Registration Statement until the earlier of July 16, 1999 or the date when all of the PIK Notes have been transferred or otherwise cease to be registerable securities thereunder. Although the Company is obligated to pay all costs of the registration of these securities, any other expenses of any sale will be borne by the parties to the sale as they may agree, including any distributors' or brokers' commissions. Currently, no underwritten public offering is contemplated.


          The Company has called to the Selling Security Holders' attention certain restrictions under the federal securities laws applicable to sales registered under the Registration Statement. In such connection, the Selling Security Holders have entered into agreements with the Company requiring that they (i) will deliver to the Company a written notice at least 10 days, but not more than 20, business days before engaging in any selling efforts for a designated selling period in order to allow the Company and others, if necessary, to cease any trading activity in accordance with Rule 10b-6 or Regulation M under the Exchange Act, (ii) will not engage in stabilizing transactions in violation of Rule 10b-7 or Regulation M under the Exchange Act, and (iii) will not violate any federal or state securities laws in connection with the distribution or transfer of the Company's securities. The Selling Security Holders have each agreed to indemnify the Company for certain information supplied in connection with the Registration Statement. The Company similarly agreed to indemnify the Selling Security Holders for certain other information contained in the Registration Statement.

                            DESCRIPTION OF PIK NOTES

          The PIK Notes were issued pursuant to an Indenture dated as of July 17, 1996 (as supplemented, the "Indenture"), among the Company, the Guarantors and Fleet National Bank, as Trustee. The Indenture was supplemented on November 20,1996, to evidence the assumption of the Indenture, the PIK Notes and the other Note Documents by the Company, as successor by merger to its predecessor corporation. The terms of the PIK Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

          Set forth below is a summary of certain provisions of the PIK Notes. The following summary of certain provisions of the PIK Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the PIK Notes and the Indenture, which have been included as exhibits to the Registration Statement. These are available for inspection at the corporate trust office of the Trustee and as described under "Additional Information."

          Certain defined terms used in the following description have the meanings set forth in this description under "Certain Definitions" below. References to the Company in this section of the Prospectus do not include the Company's subsidiaries.

PRINCIPAL, MATURITY AND INTEREST


          The PIK Notes are limited to an aggregate principal amount of $40,241,000, excluding the Secondary Notes (as defined below), and mature July 15, 2003. Interest on the PIK Notes accrues at the rate of 17 1/2% per annum through and including January 15, 1998, and at the rate of 12% per annum thereafter. Interest at 5 1/2% per annum for the period through and including January 15, 1998 was prepaid to the initial holders of the PIK Notes at the time of issuance. All remaining interest will be payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1997, to holders of record on the immediately preceding January 1 and July 1, in cash or additional PIK Notes (the "Secondary Notes"), at the Company's option, through July 15, 2000 and in cash thereafter. However, the Indenture requires that interest payments on or prior to July 15, 2000 be paid only in Secondary Notes so long as the Senior Indebtedness is outstanding. The interest rate is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. Interest on the PIK Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 18, 1996 (or, in the case of Secondary Notes, from the relevant interest payment date). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          The PIK Notes are payable both as to principal and interest at the office or agency of the Company maintained for such purpose or, if the Company and the holder agree, payment of interest may be made by check or through certificates mailed to a holder of the PIK Notes at its respective address set forth in the register of holders of the PIK Notes. The PIK Notes have been issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof, except that Secondary Notes (or PIK Notes issued upon transfer thereof) may be issued in denominations of other than $1,000.

SUBSIDIARY GUARANTEE

          The Company's obligations under the PIK Notes and the other Note Documents are unconditionally guaranteed, jointly and severally, pursuant to the Subsidiary Guarantee by all existing Subsidiaries of the Company (other than an immaterial utility subsidiary), each of which is Wholly Owned, and all future Wholly Owned Subsidiaries of the Company. The Subsidiary Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by each Guarantor without rendering the Subsidiary Guarantee, as it relates to such Guarantor, voidable under the United States Bankruptcy Code relating to fraudulent conveyances or fraudulent transfers or similar state laws.

          So long as an Event of Default has not occurred and the PIK Notes have not been accelerated, the PIK Note Indenture and the Subsidiary Guarantee provides that Guarantors may be released from their obligations under the Subsidiary Guarantee without obtaining any consent or release from the Trustee when they are disposed of in compliance with the requirements of the Senior Subordinated PIK Note Indenture.

RANKING


          The indebtedness represented by the PIK Notes is subordinated in right of payment, as set forth in the Indenture, to the payment in full of the Senior Indebtedness. The payment of the obligations of the Guarantors under the Subsidiary Guarantee is also subordinated in right of payment, as set forth in the Subsidiary Guarantee, to the payment in full of the Senior Indebtedness. The outstanding principal amount of the Senior Indebtedness was $17.1 million as of December 31, 1996.


          Only the Senior Indebtedness ranks senior to the PIK Notes or the Subsidiary Guarantee in accordance with the provisions of the PIK Note Indenture and the Subsidiary Guarantee. The PIK Notes and the Subsidiary Guarantee in all respects rank pari passu with all other Indebtedness of the Company and the Subsidiaries, other than Subordinated Indebtedness, and rank senior to any Subordinated Indebtedness permitted by the Indenture. However, the Indenture permits a limited amount of Permitted Purchase Money Indebtedness, Capitalized Lease Obligations and certain secured Indebtedness existing on the Issue Date, as well as the Working Capital Replacement Facility that may refinance or replace up to $10 million of the Senior Indebtedness for working capital purposes. The Indenture provides that neither the Company nor a Subsidiary will incur, directly or indirectly, any Indebtedness, other than the indebtedness permitted above, which is subordinate or junior in ranking in any respect to the Senior Indebtedness unless such Indebtedness is expressly subordinated in right of payment to the PIK Notes.

          The Company may not pay principal of, premium (if any) or interest (other than interest payable in kind) on, the PIK Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase or retire any PIK Notes (collectively, "pay the PIK Notes"), and no Guarantor may pay any amount on the Subsidiary Guarantee, if (i) any of the Senior Indebtedness is not paid when due or (ii) any other default on the Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or the Senior Indebtedness has been paid in full; provided, that the Company may pay the PIK Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events in clause (i) or (ii) of this sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to the Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, neither the Company nor any Guarantor may pay the PIK Notes (other than interest payable in kind) or pay any amount on the Subsidiary Guarantee, as the case may be, for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from such Representative; (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because the Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the lenders under the Senior Indebtedness or the Representative of such lenders has accelerated the maturity of the Senior Indebtedness, the Company and the Guarantors may resume payments on the PIK Notes or on the Subsidiary Guarantee, as the case may be, after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Senior Indebtedness during such period. In no event may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

          Upon any payment or distribution of the assets of the Company or any Guarantor, upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or any Guarantor, or any of their respective property, the lenders under the Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the PIK Notes are entitled to receive any payment and until the Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of PIK Notes would be entitled but for the subordination provisions of the Indenture and the Subsidiary Guarantee will be made to the lenders under the Senior Indebtedness. If a distribution is made to holders of PIK Notes that due to the subordination provisions should not have been made to them, such holders will be required to hold it in trust for the lenders under the Senior Indebtedness and pay it over to them as their interests may appear.

          If payment of the PIK Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the lenders under the Senior Indebtedness or the Representative of such lenders of the acceleration. The Company may not pay the PIK Notes until five Business Days after such lenders or the Representative of the Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the PIK Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

          By reason of such subordination provisions contained in the Indenture and the Subsidiary Guarantee, in the event of insolvency, creditors of the Company or the Guarantors who are lenders under the Senior Indebtedness may recover more, ratably, than the holders of PIK Notes, and creditors of the Company who are not lenders under the Senior Indebtedness or holders of the PIK Notes may recover less, ratably, than lenders under the Senior Indebtedness and may recover more, ratably, than the holders of PIK Notes.

SECURITY

          Generally. The PIK Notes and the Subsidiary Guarantee are currently unsecured obligations of the Company and the Guarantors. Upon repayment in full of the Senior Indebtedness, the PIK Notes and the Subsidiary Guarantee will be secured by the same assets as then secure the Senior Indebtedness, other than cash and other Cash Equivalents and other assets required to secure any Working Capital Replacement Facility. Currently, the Loan Agreement is secured by substantially all of the assets of the Company and the Subsidiaries other than
(i) certain leasehold interests and other leased assets, (ii) certain vehicles, trailers and other equipment; (iii) equipment subject to financing and any newly acquired or leased assets financed with Permitted Indebtedness and (iv) any agreements, permits, licenses or the like that cannot be subjected to a Lien without the consent of third parties, which consent has not been obtained.

          Subject to the continuing collateral requirements of any Working Capital Replacement Facility, the assets available to secure the PIK Notes and the Subsidiary Guaranty after repayment of the Senior Indebtedness, include, as of the date hereof, the following: (i) the capital stock of the Company's subsidiaries, including NACO and its subsidiaries, RPI, and Wilderness Management, (ii) campgrounds and common amenities at one resort owned by a Subsidiary, together with related improvements, certain equipment, and certain other tangible personal property located there to the extent existing mortgages do not prohibit such Liens, (iii) the closed campgrounds and other real estate that the Subsidiaries own and are in the process of selling, (iv) the contracts receivable that the Company and the Subsidiaries own and (v) all indebtedness owed to the Company by its Subsidiaries, together with any related Liens.

          Disposition of Collateral. So long as an Event of Default has not occurred and the PIK Notes have not been accelerated, the Indenture provides that the Company and the Subsidiaries may dispose of their properties free from the Liens of the Collateral Documents without obtaining any consent or release from the Trustee; provided that the Company complies with the requirements of the Indenture and any applicable appraisal and other requirements of the Trust Indenture Act.

OPTIONAL REDEMPTION

          The PIK Notes are redeemable at the option of the Company, in whole or in part, at any time upon not less than 30 nor more than 60 days' notice to each holder of PIK Notes, at the redemption price of 100% of principal amount, plus accrued interest to the redemption date. The Company is not required to make sinking fund payments with respect to the PIK Notes.

          If less than all of the PIK Notes are to be redeemed, the particular PIK Notes or portions thereof to be redeemed shall be determined on a pro rata basis, by lot or by such other method determined by the Trustee to be fair and appropriate subject to compliance with the requirements of any securities exchange or trading system on which the PIK Notes are then listed or approved for trading. Notice of redemption shall be given to each holder of PIK Notes to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date.

CHANGE OF CONTROL REPURCHASE OFFER

          In the event that a Change of Control (as defined below) has occurred, each holder of PIK Notes has the right, at such holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such holder's PIK Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. Within 30 days following a Change of Control, in the event the terms of the Senior Indebtedness prohibit the repurchase of PIK Notes after a Change of Control, the Company will be required to (i) notify the lenders under the Senior Indebtedness that a Change of Control has occurred and (ii) either (1) repay in full the Senior Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness held by each lender who has accepted such offer or (2) obtain the requisite consent under the Senior Indebtedness to permit the repurchase of the PIK Notes.

          Within 15 Business Days after fulfilling such obligation, the Company is required to give written notice of a Change of Control to the Trustee. Within 15 days after the Trustee receives such notice, the Trustee is required to send a copy of such notice to each holder of PIK Notes.

          "Change of Control" means (i) the sale, lease or transfer of all or substantially all of the Company's assets to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than the Existing Affiliates, (ii) the liquidation or dissolution of the Company, (iii) the time that the Company first determines or reasonably should have known that any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Existing Affiliates is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such "person" has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock then outstanding of the Company normally entitled to vote in elections of directors or (iv) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

          Except as described above with respect to a Change of Control, the holders of the PIK Notes will not be able to require the Company to repurchase or redeem the PIK Notes in the event of a takeover, recapitalization or similar restructuring. The Change of Control purchase feature may in certain circumstances make more difficult or discourage a takeover of the Company, and thus the removal of incumbent management. The Company has no knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could affect the Company's capital structure.

          A holder may exercise its rights with respect to such a repurchase offer by delivering to the Paying Agent, at the office of the Paying Agent, a written notice prior to the close of business on the third Business Day prior to the repurchase date set forth in the Company's offer. Any holder may withdraw such notice at any time prior to the close of business on the third Business Day prior to the repurchase date specified in the Company's offer by delivering a written notice of withdrawal to the Paying Agent. The delivery of the PIK Notes to be sold by the holder (together with any necessary endorsements) to the Paying Agent at the office of the Paying Agent will be a condition to the receipt by the holder of the purchase price therefor.

          The notice mailed by the Company in respect of a repurchase offer will contain all instructions and materials necessary to enable the holders of PIK Notes to tender their PIK Notes to the Company, and each such repurchase offer will be conducted in compliance with applicable federal and state securities laws.

          In the case of any repurchase offer where all of the PIK Notes are not being repurchased at any time, selection of the PIK Notes to be repurchased will be made by the Trustee from and among the outstanding PIK Notes in the same manner as described under "Optional Redemption" where PIK Notes are redeemed in part.

CERTAIN COVENANTS

          Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not cause or permit any of its Subsidiaries to, make, directly or indirectly, any Restricted Payment; provided, however, that the foregoing does not prohibit:

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     (a)  the redemption, repurchase or other acquisition or retirement of
          Capital Stock from the substantially concurrent sale of Qualified Capital Stock or Capital Stock that is common stock; or

     (b) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness with the Net Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or Subordinated Indebtedness of the Company or in exchange for Qualified Capital Stock or Subordinated Indebtedness of the Company, which Subordinated Indebtedness (i)(A) is at least as subordinated in ranking to the PIK Notes as, (B) has an Average Life not shorter than, and (C) has no installment (contingent or otherwise) of principal or liquidation amount (including upon the happening of an event or the passage of time) due before any installment of principal of, the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and (ii) has a principal amount (or, if such Indebtedness is issued at less than its principal amount, has an original issue price, as determined in accordance with GAAP) not to exceed the sum of (A) the lesser of (x) the principal amount of such Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired in exchange therefor and (y) if such Subordinated Indebtedness being acquired was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such transaction, plus (B) the out-of-pocket expenses incurred by the Company or Subsidiary in connection with the acquisition or retirement of such Subordinated Indebtedness or the sale of or its exchange for such Qualified Capital Stock or Subordinated Indebtedness, including without limitation any redemption, prepayment or similar premium paid with respect to such acquisition or retirement.

          Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary to pay dividends or make other distributions on the Capital Stock of such Subsidiary or pay any obligation to the Company or any of its Subsidiaries or otherwise transfer assets or make or pay loans or advances to the Company or any of its Subsidiaries, except (a) restrictions imposed by the PIK Notes, the Indenture and the Collateral Documents, (b) encumbrances and restrictions imposed by the Senior Indebtedness, (c) customary non-assignment provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practices, (d) rights of members and other customers arising in the ordinary cause of business from memberships, rights to use or related or similar interests in campgrounds, resorts or other facilities (whether arising from the holding of such memberships, rights to use or related or similar interests, by applicable law or otherwise), (e) restrictions under any agreement relating to any property, assets or business acquired by the Company or its Subsidiaries, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired or to any property, assets or business other than the property, assets and business of the Person so acquired, (f) any such contractual encumbrance imposed by or in connection with the incurrence of any Permitted Purchase Money Indebtedness and Capitalized Lease Obligations permitted pursuant to clause (d) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such encumbrance does not have the effect of restricting (otherwise than upon foreclosure) the payment of dividends to the Company or any Guarantor or the payment of Indebtedness owed to the Company or any Guarantor or reducing the amount of any such dividends or payments, (g) any such contractual encumbrance or restriction in existence as of the Issue Date, (h) any restrictions with respect to Capital Stock or assets, respectively, of a Subsidiary imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (i) replacements of restrictions imposed pursuant to clauses (a) through (h) that are no more restrictive than those being replaced.

          Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock. The Indenture provides that, except as set forth below, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, assume, Guarantee, incur, or otherwise become directly or indirectly liable with respect to (including as a result of an acquisition, merger or consolidation), or

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

otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur," or, as appropriate, an "incurrence of"), any Indebtedness or any Disqualified Capital Stock from and after the Issue Date. The exceptions set forth below are not exclusive of one another.

     (a)  The Company and the Subsidiaries may incur Existing Indebtedness.

     (b) The Company and the Subsidiaries may incur Indebtedness under the Note Documents.

     (c) The Company and the Subsidiaries may incur the Senior Indebtedness and any Working Capital Replacement Facility.

     (d) The Company and its Subsidiaries may incur (i) Permitted Purchase Money Indebtedness and Capitalized Lease Obligations not exceeding $9,000,000 in principal amount (excluding Existing Indebtedness and any Refinancing Indebtedness in respect thereof) at any time outstanding and (ii) unsecured Indebtedness not exceeding $500,000 in principal amount (excluding Existing Indebtedness and any Refinancing Indebtedness in respect thereof) at any time outstanding.

     (e) The Company may incur Subordinated Debt, provided that the Net Cash Proceeds thereof are used for the substantially concurrent redemption, repurchase or other acquisition or retirement of PIK Notes or the Senior Indebtedness.

     (f) The Company and the Subsidiaries may incur Refinancing Indebtedness with respect to any Indebtedness permitted by this covenant, other than clause (c) or (d) above.

     (g) The Company may incur Indebtedness (i) in respect of bankers' acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money of others), all in the ordinary course of business, in amounts and for the purposes customary in the Company's industry, (ii) arising under any appeal or reimbursement obligations with respect to any judgment, which judgment does not constitute a Default or (iii) constituting reimbursement obligations with respect to letters of credit in respect of workers' compensation claims, provided that the aggregate principal amount outstanding of such Indebtedness (including any Existing Indebtedness of like kind and any Refinancing Indebtedness with respect to such Indebtedness) shall at no time exceed $5,000,000.

     (h) The Company may incur Indebtedness to any Wholly Owned Subsidiary of the Company, and any Wholly Owned Subsidiary of the Company may incur Indebtedness to any other Wholly Owned Subsidiary or to the Company; provided that such obligations, in each case, shall either be (i) unsecured and subordinated in all respects to the prior payment in full in cash of the Company's or such Subsidiary's obligations pursuant to the Note Documents (other than with respect to payment of principal or interest if no Default or Event of Default shall have occurred and be continuing at the time of any payment of or with respect thereto) or (ii) a Permitted Intercompany Secured Loan; provided that any such Indebtedness of a Subsidiary that is not a Guarantor shall comply with all requirements for a Permitted Intercompany Secured Loan.

     (i) The Company and its Subsidiaries may incur Indebtedness representing the balance deferred and unpaid of the purchase price of any property or services used in the ordinary course of their business that would constitute ordinarily a trade payable to trade creditors (other than accounts payable or other obligations to trade creditors arising in the ordinary course of business that have remained unpaid for greater than 90 days, unless such payable or obligation is being contested in good faith and adequate reserves therefor have been established in accordance with GAAP).

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

          Limitation on Liens. The Indenture provides that the Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien in or on any right, title or interest to any of their properties or assets, except,

     (a)  Permitted Liens,

     (b) Liens that secure the Senior Indebtedness or any Working Capital Replacement Facility,

     (c)  Liens created by the Collateral Documents, and

     (d) Liens that secure Permitted Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred under clause
          (d) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," which Liens shall not attach to any assets other than the assets financed thereby.

          Limitation on Sales of Assets and Subsidiary Stock. The Indenture provides that neither the Company nor any of its Subsidiaries will, in one transaction or a series of related transactions, (i) convey, sell, lease, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets or (ii) engage in any sale or other transfer or issuance of any Capital Stock of any Subsidiary of the Company, whether by the Company or a Subsidiary of the Company, or through the issuance, sale or transfer of Capital Stock by a Subsidiary of the Company (an "Asset Sale"), unless (A) within 180 days after the date of such Asset Sale, the Net Cash Proceeds therefrom are (x) applied to the repayment of the Senior Indebtedness or (y) either applied to the repurchase of the PIK Notes (which may be made in any manner selected by the Company, including, without limitation, open market purchases, privately negotiated transactions, redemptions or repurchases), or invested in assets or property directly related to a Related Business of the Company or such Subsidiary (or the Company or such Subsidiary shall have entered into a binding obligation to make such an investment), (B) in the case of any Asset Sale (or series of related Asset Sales) for Net Proceeds in excess of $1,250,000, at least 80% of the value of such consideration for such Asset Sale consists of U.S. Legal Tender or Cash Equivalents, (C) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect to such Asset Sale and (D) the Board of Directors of the Company determines in good faith that the Company or such applicable Subsidiary receives fair market value for such Asset Sale.

           Notwithstanding the provisions of the foregoing paragraph:

     (i) the Company and its Subsidiaries may in the ordinary course of business and consistent with past practices, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

     (ii) the Company and its Subsidiaries may convey, sell, lease, transfer or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

     (iii) the Company and its Subsidiaries may sell damaged, worn out or other obsolete property or abandon property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable; and

     (iv) the Company and its Subsidiaries may convey, sell, lease, transfer, assign, or otherwise dispose of assets at no less than their fair value to the extent that the Net Cash Proceeds for any Asset Sale (or series of related Asset Sales) does not exceed $1,000,000.

           Limitation on Transactions with Affiliates. The Indenture provides that, subject to the last sentence of this paragraph, neither the Company nor any of its Subsidiaries will be permitted to enter into or extend or renew any transaction or series of related transactions with any Affiliate (an "Affiliate Transaction"), unless (A) the Affiliate Transaction is on terms at least as favorable to the Company or such

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

Subsidiary, as the case may be, as those that could have been obtained in a comparable transaction with an unaffiliated third party; (B) in the case of an Affiliate Transaction with a value to either party in excess of $1,000,000, a majority of the independent directors of the Company determines that such transaction complies with clause (A); and (C) in the case of any Affiliate Transaction (including any series of related transactions) with an aggregate value (to either party) in excess of $5,000,000, the Company or such Subsidiary must in addition, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from any national or regional independent investment banking firm. The foregoing shall not apply to (i) transactions between one or more Guarantors or between the Company and one or more Guarantors, (ii) Restricted Payments permitted to be made under the covenant "Limitations on Restricted Payments,"
(iii) customary directors' fees and other compensation, stock option grants and indemnities, (iv) extensions of and payments made with respect to Permitted Intercompany Loans or unsecured subordinated Indebtedness permitted to be incurred under clause (h) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or (v) employment, consulting and related agreements entered into by the Company or any of the Subsidiaries with their respective officers, employees or directors in the ordinary course of business.

          Maintenance of Insurance. The Indenture provides that the Company and its Subsidiaries will have in effect customary insurance against such risks, on terms, with deductibles (or self-insurance), and in amounts as are customarily carried by similar businesses.

          Limitation on Merger, Sale or Consolidation. The Indenture provides that none of the Company or any Subsidiary will consolidate with or merge with or into another Person or, directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, other than the Company or a Subsidiary, unless (i) either (a) the Company or such Subsidiary, as the case may be, is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture or other appropriate document all of the obligations of the Company or such Subsidiary, as the case may be, in connection with the Note Documents to which the Company or the Subsidiary, as the case may be, was a party (including any Liens thereunder); (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction; and (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving or transferee entity is at least equal to the Consolidated Net Worth of the Company or such Subsidiary, as the case may be, immediately prior to such transaction (exclusive of amounts paid in respect of dissenters' rights). Notwithstanding the foregoing, the Company and its Subsidiaries may effect Asset Sales that comply with the covenant "Limitation on Sales of Assets and Subsidiary Stock" (or are expressly excluded from compliance with such covenant by the provisions thereof) without complying with the foregoing covenant, provided that no such Asset Sale (or series of related Asset Sales) involves all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole.

          Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or such Subsidiary to which the foregoing is applicable, the successor corporation formed by such consolidation or into which the Company or such Subsidiary, as the case may be, is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary, as the case may be, under the Note Documents to which the Company or Subsidiary is a party with the same effect as if such successor corporation had been named therein as the Company or such Subsidiary, as the case may be. Any such Person will be required to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold any Lien on any Collateral for the benefit of the holders of the PIK Notes to the extent then required by the Note Documents.

          Limitation on Lines of Business. The Indenture provides that neither the Company nor any Subsidiary will directly or indirectly engage in any line or lines of business activity other than in a Related Business.

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

          Financial Reports. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will be required to deliver to the Trustee under the Indenture within 15 days after it is or would have been required to file such with the SEC, for delivery to each holder of PIK Notes, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if the Company were subject to the requirements of
Section 13 or 15(d) of the Exchange Act, together with a management's discussion and analysis of financial condition and results of operations that would be so required.

          In addition, the Company will be required to deliver to the Trustee quarterly an Officers' Certificate regarding the absence of any Default or Event of Default or specifying the nature of any such Default or Event of Default, the period of existence thereof and any steps the Company or the relevant Subsidiary proposes to take with respect thereto.

PAYMENTS FOR CONSENT

          The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any PIK Notes for or as an inducement to any consent, waiver or amendment of any of the provisions of the Indenture or the other Note Documents unless such consideration is offered to be paid or agreed to be paid to all holders of the PIK Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

          Events of Default. The Indenture defines an Event of Default to include (i) the failure by the Company to pay any installment of interest on the PIK Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the PIK Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including without limitation failure to make any payment required upon a Change of Control Offer or Asset Sale, as and when due, (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Note Documents and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 30% in aggregate principal amount of the PIK Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any Material Subsidiary, (v) default under (a) the Senior Indebtedness or (b) any indenture, loan agreement, mortgage, bond, promissory note or other agreement or instrument under which there may be issued or by which there may be secured or evidenced any other Indebtedness by the Company or any Subsidiary, or the payment of which is guaranteed by the Company or any Subsidiary, and such default is either (i) caused by a failure to pay when due principal or interest on such Indebtedness within any grace period applicable thereto or (ii) results in or requires the prepayment, repurchase, redemption, or defeasance of any such Indebtedness prior to its express maturity, or requires that the Company or any Subsidiary offer to take any of the foregoing actions and, in each case in respect of clause (b), the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or with respect to which there has been an acceleration, aggregates $2,000,000 or more, (vi) final unsatisfied judgments not covered by insurance aggregating at least $2,000,000 at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days and (vii) the repudiation by any Subsidiary of its obligations under the Subsidiary Guarantee, or any judgment or decree by a court or governmental agency of competent jurisdiction declaring the unenforceability of the payment obligations under the Subsidiary Guarantee or any of the Collateral Documents (subject to a 10-day grace period in the case of any Collateral Document). The Trustee may withhold from the holders of PIK Notes notice of any continuing Event of Default (except any Event of Default in payment of principal or interest on the PIK Notes) if the Trustee determines that withholding such notice is in the best interest of the holders of the PIK Notes.

          Acceleration. If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above), then in every such case unless the principal of all of the PIK Notes

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

shall have already become due and payable, either the Trustee or the holders of 30% in aggregate principal amount of the PIK Notes then outstanding, by notice in writing to the Company, and to the Trustee if given by such holders, may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv) above relating to the Company or any of its Material Subsidiaries occurs, all principal and accrued interest will be immediately due and payable on all outstanding PIK Notes without any declaration or other act on the part of the Trustee or the holders of PIK Notes. The holders of no less than a majority in aggregate principal amount of PIK Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal on the PIK Notes that became due as a result of the acceleration, have been cured or waived.

          The holders of a majority in aggregate principal amount of the PIK Notes at the time outstanding may waive on behalf of all such holders any Default or Event of Default, except a Default in the payment of principal of or interest on any PIK Note not yet cured, or a Default or Event of Default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding PIK Note affected.

Remedies with Respect to Collateral

          In General.   Specific rights and remedies of the Trustee under the
Collateral Documents ultimately include the right of the Trustee to sell the Collateral and to apply the net proceeds to the PIK Notes in accordance with the terms of the Indenture and the Collateral Documents.

          Limitations on Foreclosure. Some states, including California, Oregon and Washington, have non-disturbance statutes that place limitations on the ability of the owner of a campground to close the campground or a lienholder to foreclose its lien. In certain states, these statutes permit the owner of a campground to close the campground or a lienholder to foreclose its lien if the holders of memberships at the campground receive access to a comparable campground. The Mortgages on the campgrounds included in any Collateral will contain non-disturbance provisions that limit the ability of the Lienholder to foreclose its Lien unless the holders of the related memberships receive access to a comparable campground. The impact of the rights of members under these laws and non-disturbance provisions is uncertain and could adversely effect the implementation of, and the benefits or recoveries that may be available from, foreclosures in respect of such Collateral.

          Other General Restrictions. The Trustee's ability to foreclose upon and sell any campgrounds, stock of Subsidiaries, any loans from the Company to its Subsidiaries ("Affiliate Loans") or other Collateral will be subject to the procedural and other restrictions of the relevant state's real estate law or Uniform Commercial Code. The Collateral includes stock of Subsidiaries that is not publicly traded and may only be sold in compliance with applicable Federal and state securities laws.

          As regards proceeding against any Guarantor and its assets, the Trustee may either foreclose upon any Affiliate Loans outstanding to such Guarantor included in the Collateral or proceed under the Subsidiary Guarantee. If the Trustee chose to foreclose upon Affiliate Loans, the necessity of first foreclosing on the pledge of the Affiliate Loans might result in delay and increase the risk that a petition for relief under bankruptcy or insolvency law could be filed by or against any one or more of the Company and the Guarantors. If, on the other hand, the Trustee chose to proceed by demand and foreclosure under the Subsidiary Guarantee, its ability to realize upon the Collateral could be limited by the invocation of state-law suretyship defenses and laws relating to fraudulent conveyances or fraudulent transfers or similar laws affecting the rights of creditors generally.

          Additional Foreclosure Limitations. The laws of the jurisdictions where the Company's campgrounds are located contain limitations on foreclosure that could delay or prevent realization pursuant to the Collateral Documents or discourage bidders at a foreclosure sale. These limitations may include, among others, (i) the right to reinstate the debt after commencement of foreclosure proceedings by paying any delinquent installments, costs and expenses incurred by the Trustee; (ii) the right to redeem the property after it has been sold in a foreclosure sale; (iii) "one-action" rules which require a creditor to pursue its remedies against a defaulting debtor in a single action, and which, after a creditor determines to

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

pursue a particular remedy, will deny that creditor any other remedy that it may have; and (iv) anti-deficiency statutes which prohibit a creditor from seeking a deficiency judgment following a non-judicial foreclosure sale.

MODIFICATION OF THE INDENTURE AND COLLATERAL DOCUMENTS

          The Indenture provides that the Indenture and the Collateral Documents may be modified by a vote of holders of 66 % in aggregate principal amount of the PIK Notes, except in certain circumstances that require unanimous consent including, without limitation, changes with respect to payment of principal, premium and interest (upon redemption, maturity or otherwise) and the release of Guarantors or Collateral, except as otherwise provided by the Indenture.

          The Indenture also provides that the Company and the Trustee may modify the Indenture or the Collateral Documents without the consent of the holders of PIK Notes to, among other things, (i) add covenants, conditions and restrictions for the protection of the holders of PIK Notes or to surrender any right or power of the Company or any Guarantor, (ii) cure any ambiguity or correct any inconsistency that does not adversely affect the legal or other rights of holders of PIK Notes or (iii) modify, eliminate or add to the provisions to the extent necessary to qualify the Indenture under or otherwise comply with the Trust Indenture Act or other applicable statutes. In addition, Collateral may be released or modified as permitted in the Indenture and in the Collateral Documents (including in connection with any Asset Sale) or a Subsidiary ceasing to be a Guarantor as permitted under the Note Documents.

REQUIREMENTS FOR CERTAIN ACTIONS

          The Indenture provides that for the purposes of any modification of the Indenture or the Note Documents, the requisite 66 % in principal amount of outstanding PIK Notes will take into account PIK Notes held by Affiliates controlling the Company in the absence of a Default or Event of Default. However, the majority in principal amount of outstanding PIK Notes required for any waivers or certain other actions after a Default or Event of Default, and the 30% in principal amount required for notices of default or acceleration, will disregard PIK Notes held by Affiliates controlling the Company.

FURTHER ASSURANCES

          The Indenture provides that the Company will, and will cause each of its Subsidiaries to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as reasonably may be required from time to time in order (i) to carry out more effectively the purposes of the Collateral Documents, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted or now or hereafter intended by the parties thereto to be granted to the Trustee or the Company under the Collateral Documents or under any other instrument executed in connection therewith.

DISCHARGE OF THE INDENTURE

          The Indenture will be discharged upon payment or redemption of all of the PIK Notes issued thereunder. In addition, the Indenture will be discharged (subject, among other things, to the rights of the holders of PIK Notes to receive payment in respect of the principal, premium, if any, and interest on the PIK Notes) 90 days after (i) irrevocable deposit by the Company with the Trustee of U.S. Legal Tender and/or U.S. government obligations that will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on the outstanding PIK Notes and (ii) delivery to the Trustee of a satisfactory opinion of counsel regarding Federal income tax consequences to the holders of the PIK Notes.

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

          The Company alternatively may omit to comply with certain restrictive covenants (but must continue to otherwise comply with the Indenture) and such omission shall not be deemed an Event of Default under the Indenture and the PIK Notes if, among other things, the Company (i) makes the above-described deposit and (ii) delivers to the Trustee a satisfactory opinion of counsel regarding the absence of adverse Federal income tax consequences to the holders of the PIK Notes.

          In order for any discharge to be effective as described above, (i) there can be no Default or Event of Default that has occurred and is then continuing, and (ii) such act cannot result in a default under any agreement to which the Company or any Subsidiary is a party or by which it is bound.

CONCERNING THE TRUSTEE

          The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; provided, however, if the Trustee acquires any conflicting interest (as defined in the Senior Subordinated PIK Note Indenture) and a default exists under the Indenture, the Trustee must eliminate such conflict or resign.

          The holders of 66 2/3% in aggregate principal amount of the PIK Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Subordinated PIK Note Indenture will provide that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no duty to exercise any of its rights or powers under the Indenture at the request of any holder of PIK Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

CERTAIN DEFINITIONS

          "Affiliate" means (i) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any of its Subsidiaries, (ii) any spouse, immediate family member, or other relative who has the same principal residence of any Person described in clause (i) above, and (iii) any trust in which any Person described in clause (i) or (ii) above has a beneficial interest. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, (b) the beneficial ownership of 10% or more of the voting Capital Stock of a Person (on a fully diluted basis) or of warrants or other rights to acquire such voting Capital Stock (whether or not exercisable) in respect of the covenant "Limitation on Transactions with Affiliates" or (c) the beneficial ownership of 25% or more of such voting Capital Stock or warrants or other rights in respect of all other provisions of the Indenture.

          "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal (or redemption) payment of such security or instrument multiplied by the amount of such principal (or redemption) payment by
(ii) the sum of all such principal (or redemption) payments.

          "Business Day" means any day other than a Saturday, Sunday or a legal holiday in the states of Connecticut, New York, Texas or any other relevant State.

          "Capitalized Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty, and any refinancing or replacement of such obligation; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

          "Capital Stock" means, with respect to any Person, any and all shares of stock, partnership or other interests, participations or other equivalents of or interests in (however designated) such Person, including each class of common stock and preferred stock of such Person, but excluding convertible Indebtedness.

          "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of two years or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof; (ii) demand and time deposits and certificates of deposit or acceptance with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (iii) commercial paper with a maturity of 270 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the Director of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause
(i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a local depository bank, provided all deposits in the local depository bank do not exceed $100,000 in the aggregate at any one time; (vii) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a lender (or bank affiliate thereof) under the Senior Indebtedness or any Working Capital Replacement Facility, provided all such deposits do not exceed $5,000,000 in the aggregate at any one time; (viii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (ix) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

          "Collateral" means any assets of the Company, the Guarantors or any of their respective Subsidiaries securing the Senior Indebtedness on the date it is satisfied and discharged in full and defined as Collateral in any of the Collateral Documents.

          "Collateral Documents" means, collectively, the Company Pledge Agreement, the Company Security Agreement, the Subsidiary Pledge Agreement, the Subsidiary Security Agreement, the Mortgages and any other security document entered into by the Company or any Subsidiary to secure its obligations under the Note Documents, in each case as amended from time to time as permitted by the Indenture.

          "Company Pledge Agreement" means the Company Pledge Agreement, dated as of the date of the Indenture, between the Company and the Trustee, securing the Company's obligations under the Note Documents and substantially in the form attached to the Indenture, as amended from time to time as permitted by the Indenture.

          "Company Security Agreement" means the Company Security Agreement, dated as of the date of the Indenture, between the Company and the Trustee, securing the Company's obligations under the Note Documents and substantially in the form attached to the Indenture, as amended from time to time as permitted by the Indenture.

          "Consolidated Net Worth" of any Person at any date means the aggregate of capital, surplus and retained earnings of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity) the amount of capital, surplus and accrued but unpaid dividends attributable to any Disqualified Capital Stock or treasury stock.

          "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

          "Default" means any event that is, or after notice or passage of time would be, an Event of Default.

          "Disqualified Capital Stock" means, with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to a date that is 91 days after the Maturity Date.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Existing Affiliate" means any Affiliate of the Company as of June 1, 1996, together with such Affiliate's Affiliates as of such date.

          "Existing Indebtedness" means Indebtedness of the Company or its Subsidiaries in existence on the Issue Date and listed on a schedule to the Indenture.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

          "Guarantee" means any guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligation. "Guarantee", when used as a verb, has a correlative meaning.

          "Guarantor" means any Person that has executed and delivered the Subsidiary Guarantee. Guarantor shall include each present and future Wholly Owned Subsidiary of the Company, except as otherwise provided in the Indenture regarding the release of Guarantors under certain circumstances.

          "Indebtedness" means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of or with respect to any Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services,
(iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person under "interest rate swap," "cap" or "collar" obligations, foreign currency hedges and similar agreements; (c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such Person has Guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) all obligations secured by a Lien (other than a Permitted Lien not described in clause (g) of the definition of "Permitted Lien") not securing any liability or obligation that would itself constitute Indebtedness to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability, provided that the amount of such obligations shall be limited to the lesser of the fair market value of the assets or property to which such Lien attaches and the amount of the obligation so secured; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties.

          "Investment" by any Person in any other Person means (without duplication) (a) the acquisition by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; or (d) the making of any capital contribution by such Person to such other Person.

          "Issue Date" means July 18, 1996.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge or encumbrance of any kind with respect to such asset (including any agreement to give any Lien). For the purposes of the Indenture, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreements, Capitalized Lease Obligation or other title retention agreement relating to such asset.

          "Material Subsidiary" means a Consolidated Subsidiary representing at least 5% of the book value of the total assets of the Company and its Consolidated Subsidiaries determined in accordance with GAAP.

          "Maturity Date" means July 15, 2003, the Stated Maturity of the PIK Notes.

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "Mortgage" means a mortgage or deed of trust and related assignment of rents between the Company or any Subsidiary that owns or leases any campground or other significant real estate asset and the Trustee, granting a Lien on such campground or other real estate securing such Subsidiary's obligations under the Note Documents (including under the Subsidiary Guarantee (in the case of a Guarantor) and any Permitted Intercompany Loans) and substantially in the form attached to the Indenture, as amended from time to time as permitted by the Indenture.

          "Net Cash Proceeds" means the aggregate amount of U.S. Legal Tender and Cash Equivalents received by the Company or any Subsidiary in respect of an Asset Sale or the sale of Capital Stock or Subordinated Debt, less the sum of all reasonable fees, commissions and other out-of-pocket expenses incurred in connection with such Asset Sale or sale, including the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes to be paid by the Company or such Subsidiary in connection with such Asset Sale or sale (as reasonably determined by the Company in good faith based upon then applicable average tax rates and giving effect to all applicable deductions, credits and other allowances and payments under tax sharing agreements), and after giving effect to the repayment of all Indebtedness secured by, and which became due and payable as a result of the sale of the subject assets or such sale of Capital Stock or Subordinated Debt, other than the Senior Indebtedness and the PIK Notes, provided that Net Cash Proceeds shall in no event be less than zero.

          "Net Proceeds" means the aggregate Net Cash Proceeds and fair market value of property (valued at the fair market value thereof at the time of receipt in good faith by the Board of Directors of the

Company), other than securities of the Company or any of its Subsidiaries, received by the Company after the payment of expenses, taxes, commissions, discounts and the like incurred in connection therewith.

          "Note Documents" means, collectively, the PIK Notes, the Indenture (including the Subsidiary Guarantee) and the Collateral Documents, in each case as amended from time to time as permitted by the Indenture.

          "Permitted Intercompany Secured Loan" means any loan made by the Company to any Subsidiary that (i) is evidenced by a promissory note, (ii) is secured by a Lien on substantially all assets of such Subsidiary other than assets of the kind not required to be pledged as Collateral pursuant to the Indenture, which Lien shall be subject only to a prior Lien on the same assets, if any, securing the Senior Indebtedness or, after the date the Collateral Documents are executed and delivered to the Trustee, the Subsidiary Guarantee, and (iii) together with a promissory note and any related Collateral and Liens, is pledged to secure the Senior Indebtedness or, after the date the Collateral Documents are executed and delivered to the Trustee, the Trustee for the benefit of the holders of the PIK Notes.

          "Permitted Investments" means any (i) Investments in the Company, (ii) Investments in a Wholly Owned Subsidiary or in a Person engaged in a Related Business which, upon the making of such Investment, will become a Wholly Owned Subsidiary, provided that such Subsidiary is not subject to any encumbrance or restriction (other than under the Senior Indebtedness) that has the effect of restricting the payment by such Subsidiary of dividends to the Company or any Guarantor or the payment by such Subsidiary of Indebtedness owed to the Company or any Guarantor or reducing the amount of any such dividends or payments, (iii) Investments in another Person engaged in a Related Business in connection with a consolidation, merger or disposition of assets permitted by the covenant "Limitation on Merger, Sale or Consolidation" and "Limitations on Sales of Assets and Subsidiary Stock," (iv) Investments in another Person engaged in a Related Business which is not, or will not (upon the making of such Investment) become a Wholly-Owned Subsidiary, provided that the aggregate amount invested in all such Persons shall not exceed $1,000,000 at any time outstanding, (v) Investments in Cash Equivalents, (vi) any securities received in connection with Asset Sales to the extent permitted by the covenant "Limitation on Sales of Assets and Subsidiary Stock," (vii) Investments paid for with Qualified Capital Stock in a Person engaged in a Related Business, (viii) payments required under
Article IX of the Company's Certificate of Incorporation and (ix) payments in respect of dissenters' rights to holders of not more than 5% of the Company's Capital Stock.

          "Permitted Liens" means any of the following:

     (a) Liens arising by reason of any judgment, decree or order of any court only to the extent for an amount and for a period not resulting in an Event of Default with respect thereto and so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

     (b) Security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of money) or leases, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or appeal bonds, and public and statutory bonds;

     (c) Liens (other than Liens arising under Employee Retirement Income Security Act of 1974, as amended ("ERISA")) for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP ;

     (d) Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen or other like Liens arising by operation of law in the ordinary course of business (other than Liens arising under ERISA) and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if (i) the underlying obligations are not overdue for a period of more than 90 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; and banker's liens and rights of set off arising in the ordinary cause of business;

     (e) Easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business and consistent with industry practices that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or a Subsidiary) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; provided that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

     (f) Rights of members and other customers arising in the ordinary cause of business from memberships, rights to use or related or similar interests in campgrounds, resorts, or other facilities (whether arising from the holding of such memberships, rights to use or related or similar interests, by applicable law or otherwise);

     (g) Leases, subleases, permits or other rights to use or occupy property owned or hereafter acquired by the Company or any of its Subsidiaries other than Capitalized Lease Obligations;

     (h) Pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

     (i) Liens, incurred in connection with the incurrence of Refinancing Indebtedness in compliance with the Indenture with respect to Indebtedness secured by Liens, provided (i) such Liens do not extend to any additional property or assets and (ii) such Liens are no more adverse to the interests of holders of the PIK Notes than the Liens replaced or extended thereby;

     (j) Such Liens and items described in paragraph (e) above in existence and outstanding on the Issue Date as permitted under the terms of the Senior Indebtedness;

     (k) Liens that secure Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated into or with the Company or a Subsidiary of the Company, provided that such Liens do not extend to or cover any other property or assets and were not put in place in anticipation of such acquisition;

     (l) Liens in favor of the Trustee (or, in the case of Liens securing Permitted Intercompany Loans, the Company or any Guarantor) under the Collateral Documents;

     (m) Liens in favor of the Company or any Guarantor, which are assigned to the Trustee as Collateral for the PIK Notes or the Subsidiary Guarantee, as applicable; and

     (n) Liens of the Company or its Subsidiaries in existence on the Issue Date, and set forth in Schedule 101B to the Indenture.

          "Permitted Purchase Money Indebtedness" means Indebtedness that is incurred to finance the acquisition or lease after the Issue Date of newly acquired or leased trailers, vehicles and other movable equipment, fixtures and other equipment used in connection with the operation of any campground, resort or other asset, and any refinancing or replacement of such Indebtedness.

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated association, government or any agency or political subdivision thereof or any other entity.

          "Qualified Capital Stock" means any preferred stock of the Company that is not Disqualified Capital Stock.

          "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed the sum of
(i) the reasonable and customary fees and expenses incurred in connection with such Refinancing, including any prepayment premium or penalty, plus (ii) the lesser of (A) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (B) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (1) Refinancing Indebtedness of any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (2) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such refinancing and (y) in all respects, be no less subordinated, if applicable, to the rights of holders of the PIK Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced, (3) such Refinancing Indebtedness shall have no installment of principal (or redemption) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness (or Disqualified Capital Stock) to be so refinanced that was scheduled to come due prior to the Maturity Date and (4) such Refinancing Indebtedness shall have no installment of interest payable in cash without the Company's option to pay such interest in kind earlier than the installments of cash interest on the Indebtedness to be refinanced.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of July 17, 1996, between the Company and Fleet National Bank, as Trustee.

          "Related Business" means the ownership, operation or management of campgrounds (whether or not membership based), resorts or other facilities in the vacation or recreation industry, and the provision of reservations or other services related thereto, as well as sales and marketing activities related thereto, conducted or proposed in good faith to be conducted by the Company or any of its Subsidiaries and any and all materially related businesses conducted or proposed in good faith to be conducted by the Company or any of its Subsidiaries in support of and ancillary to the foregoing.

          "Representative" means the trustee, agent or representative (if any) for an issue of Indebtedness.

          "Restricted Investment" means any Investment other than a Permitted Investment.

          "Restricted Payment" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any Subsidiary of such Person (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Company, dividends or distributions payable to the Company or any Subsidiary and pro rata dividends or distributions payable to a minority stockholder of a Subsidiary), (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary of such Person other than any such Equity Interests owned by the Company or any Subsidiary (but excluding (i) payments required by Article IX of the Company's Certificate of Incorporation and (ii) payments in respect of dissenters' rights to holders of not more than 5% of the Company's Capital Stock), (c) any purchase, redemption or other acquisition or retirement for value of, or any payment in respect of any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such

Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such Person.

          "S&P" means Standard & Poor's Corporation and its successors.

          "SEC" means the Securities and Exchange Commission.

          "Senior Indebtedness" means the indebtedness under the Loan Agreement (including, without limitation, all credit, guarantee and collateral documents in respect thereof) whether outstanding on the Issue Date or incurred thereafter (as the same may be amended, modified, extended, refinanced or replaced from time to time, provided that the final maturity thereof is not extended more than one year after the initial final maturity thereof). Any Subordinated Indebtedness, the proceeds of which are used to refinance the Senior Indebtedness, shall not be included within this definition.

          "Stated Maturity," means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof).

          "Subordinated Indebtedness" means all Indebtedness of the Company or of its Subsidiaries that (a) is unsecured, (b) is subordinated in right of payment to the prior payment in full in cash of the PIK Notes or the Subsidiary Guarantee or Permitted Intercompany Secured Loans owing by such Subsidiary to the same extent as the PIK Notes and the Subsidiary Guarantee are subordinated to the Senior Indebtedness, (c) provides that interest thereon may be paid in cash only after July 15, 2000, (d) matures after the Maturity Date and (e) has an Average Life not shorter than that applicable to the PIK Notes.

          "Subsidiary," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest. Unless otherwise specified, "Subsidiary" means any Subsidiary of the Company.

          "Subsidiary Guarantee" means the unconditional and irrevocable Guarantees by the Guarantors of the obligations of the Company under the PIK Notes and the other Note Documents, as contained in the Indenture, as amended from time to time as permitted by the Indenture.

          "Subsidiary Pledge Agreement" means the Subsidiary Pledge Agreement, dated as of the date of the Indenture, among the Subsidiaries (other than Yuba) and the Trustee, securing such Subsidiaries' respective obligations under the Note Documents (including under the Subsidiary Guarantee and Permitted Intercompany Loans) and substantially in the form attached to the Indenture, as amended from time to time as permitted by the Indenture.

          "Subsidiary Security Agreement" means the Subsidiary Security Agreement, dated as of the date of the Indenture, among the Subsidiaries (other than Yuba) and the Trustee, securing the Subsidiaries' respective obligations under the Note Documents (including under the Subsidiary Guarantee and Permitted Intercompany Loans) and substantially in the form attached to the Indenture, as amended from time to time as permitted by the Indenture.

          "Trustee" means Fleet National Bank.

          "U.S. Legal Tender" means any lawful money of the United States of America.

          "Wholly Owned" means, with respect to any Subsidiary of the Company, that all the issued and outstanding Capital Stock of such Subsidiary is owned by the Company, directly or through other Wholly Owned Subsidiaries, as the case may be.

          "Working Capital Replacement Facility" means a credit facility for working capital purposes (including, without limitation, all credit, guarantee and collateral documents in respect thereof) not exceeding $10,000,000 in principal amount at any time outstanding that refinances or replaces the Senior Indebtedness (as such credit facility for working capital purposes may be amended, modified, extended, refinanced or replaced from time to time).

          "Yuba" means Yuba Investment Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion is a summary of certain anticipated federal income tax consequences with respect to the ownership and disposition of the PIK Notes. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under federal income tax laws (such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities, and taxpayers that are neither citizens nor residents of the United States). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences other than income tax (e.g., estate or gift tax) consequences, that may be applicable to particular investors. The summary is based upon the Code and applicable Treasury Regulations (including proposed regulations), rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect.

          The discussion assumes that holders of the PIK Notes hold their PIK Notes as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Code. Further, this discussion assumes that the PIK Notes will be treated as debt and not equity for federal income tax purposes. There can, however, be no assurance that the Internal Revenue Service (the "Service") would not successfully assert that the PIK Notes were equity of the Company, in which event the Company would not be allowed a deduction for original issue discount ("OID") accrued on the PIK Notes. Furthermore, the Service takes the position that a corporate holder would not be entitled in such an event to a dividends received deduction.

          No rulings from the Service have been or will be requested with respect to any of the tax issues discussed herein. Moreover, as noted in the discussion, certain of the issues material to the income tax consequences of certain transactions are inherently factual in nature, and other issues involve areas of the law that are ambiguous or with respect to which legal authority is lacking and as to which the Company is able to offer only limited guidance. Accordingly, there can be no assurance that the Service will not challenge one or more of the tax consequences described herein.

          THE COMPANY URGES EACH HOLDER OF PIK NOTES TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE OWNERSHIP AND DISPOSITION OF THE PIK NOTES.

OID WITH RESPECT TO THE PIK NOTES

          In general, subject to a de minimis rule, a debt obligation will be treated as being issued with OID if the "stated redemption price at maturity" of the instrument exceeds such instrument's "issue price."

          The stated redemption price at maturity of a debt obligation is the aggregate of all payments due to the holder under such debt obligation at or prior to its maturity date, other than interest that is actually and unconditionally payable in cash or property (other than debt instruments of the issuer) at a single fixed (or a qualified floating) rate (or a permitted combination of the two) at least annually ("QSIPs"). During the first four years of the PIK Notes, interest is payable on a semiannual basis commencing on January 15, 1997, either in cash or (at least in part) by the issuance of additional PIK Notes ("Payment-In-Kind Notes"). Because interest on the Notes may be paid through the issuance of additional Payment-In-Kind Notes, none of the interest payments on the PIK Notes will qualify as QSIPs, so the stated redemption price at maturity of the PIK Notes will include all payments of principal and interest required under the PIK Notes. Furthermore, under the regulations issued pursuant to the OID provisions of the Code (the "OID Regulations"), a PIK Note and any Payment-In-Kind Notes issued with respect thereto are treated as part of the same debt instrument. Accordingly, the adjusted issue price of the combined PIK Note and Payment-In-Kind Note will not be reduced upon the issuance of the Payment-In-Kind Note, and the stated redemption price at maturity of the combined PIK Note and Payment-In-Kind Note will not change upon the issuance of the Payment-In-Kind Note and will include the interest payable under the Payment-In-Kind Note.

          Assuming that neither the Secured Notes nor the PIK Notes are traded on an established securities market within the meaning of the OID provisions of the Code and the regulations thereunder, the Company believes that the issue price of each PIK Note equals its stated principal amount, which for purposes of the OID Regulations is reduced by the prepaid interest paid at the time of the Restructuring with respect to the PIK Note. (If any of the Secured Notes or the PIK Notes received in exchange therefor had been traded on an established securities market within the 30-day period before and after the date of the exchange of Secured Notes for PIK Notes pursuant to the Restructuring (the "Exchange"), the investment unit consisting of the PIK Notes and the Common Stock received on the Exchange would have an issue price equal to its fair market value, and the issue price of the PIK Notes would be determined by allocating the issue price of the investment unit between the PIK Notes and the Common Stock based on their relative fair market values.)

          Since the stated redemption price at maturity exceeds the stated principal amount of the PIK Notes, the PIK Notes were issued with OID.

CONSEQUENCES AS A RESULT OF THE PIK NOTES BEING ISSUED WITH OID

          Because the PIK Notes were issued with OID, a holder of PIK Notes, subject to the adjustments discussed below, will be required to include in gross income for federal income tax purposes the sum of the daily portions of OID for each day during the taxable year or portion thereof during which the holder holds the PIK Notes, whether or not the holder actually receives a payment relating to OID in such year. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to (a) the product of (i) the "adjusted issue price" of the PIK Notes at the beginning of each accrual period, multiplied by (ii) the yield to maturity of the PIK Notes (determined by semi-annual compounding) less (b) the sum of any QSIPs during the accrual period. The "adjusted issue price" of a PIK Note at any given time is its issue price increased by all accrued OID for prior accrual periods (without regard to the acquisition premium rules discussed below) and decreased by the amount of any payment previously made on the PIK Notes other than a QSIP. The accrual period for a PIK Notes (except for any initial short period) is each six-month period which ends on the day in each calendar year corresponding to the maturity date of the PIK Notes or the date six months before such maturity date. As discussed above, none of the payments on the PIK Notes will qualify as QSIPs. (See "--OID with Respect to the PIK Notes.")

          A holder of PIK Notes is required to include OID in income as such OID accrues, regardless of the holder's method of accounting and regardless of when such holder receives cash payments relating to the OID. A holder's tax basis in PIK Notes will be increased by the amount of OID included in the holder's income and reduced by the amount of all interest payments (other than payments in the form of Payment-In-Kind Notes) received on the PIK Notes.

          The computation of OID and adjusted issue price with respect to the combined PIK Notes and Payment-In-Kind Notes will take into account accruals and payments with respect to both instruments, with the result that the holder of PIK Notes generally will be required to include in income as OID the interest that accrues under both the PIK Note and any Payment-In-Kind Note issued in respect thereof, regardless of whether any cash payments are received. Since each holder of a PIK Note will recognize, as ordinary income, through the accrual of OID, the full amount of interest with respect to the PIK Notes (as well as with respect to any Payment-In-Kind Notes issued with respect to such Notes), such holder generally should not recognize additional ordinary income upon receipt of a Payment-In-Kind Note or a cash payment of stated interest.

          Upon a disposition of a PIK Note or a Payment-In-Kind Note issued in respect thereof, the holder will be required (unless it disposes of a PIK Note together with all Payment-In-Kind Notes issued in respect thereof) to allocate adjusted issue price, stated redemption price at maturity and acquisition premium (discussed below), if any, of the combined PIK Note and Payment-In-Kind Note among the instruments retained and the instruments disposed of in order to determine OID with respect to the retained instruments. Although it is not clear, it is likely that the adjusted tax basis and adjusted issue price of a PIK Note would be allocated between such PIK Note and any Payment-In-Kind Notes issued with respect thereto at the time of such issuance, based on their respective principal amounts. OID on the Payment-In-Kind Notes will accrue in the same manner as described above in respect of the PIK Notes.

          A purchaser of a PIK Note who purchases the note at a cost less than the remaining stated redemption price at maturity but greater than its adjusted issue price (a purchase at an "acquisition premium") also will be required to include in gross income the sum of the daily portions of OID on that PIK Note. (For purposes of these rules, a "purchase" is any acquisition of a debt instrument.) In computing the daily portions of OID for such a purchaser, however, the daily portion is reduced by the amount that would be the daily portion for such day (computed in accordance with the rules set forth above) multiplied by a fraction, the numerator of which is the amount, if any, by which the purchaser's basis in the PIK Note on the date of purchase exceeds the adjusted issue price of the PIK Note at that time, and the denominator of which is the sum of the daily portions for that PIK Notes for all days beginning on the date after the purchase date and ending on the maturity date.

          Since the PIK Notes will be subject to the AHYDO rules discussed below, a portion of the OID on the PIK Notes will be taxed as a stock distribution. See "--Application of High Yield Debt Obligation Rules."

          The Company will furnish annually to the Service, and to each U.S. holder of PIK Notes to whom it is required to report, information relating to the OID accruing during the calendar year. Holders will be required to determine for themselves whether, by reason of the rules described above, they are eligible to report a reduced amount of OID for federal income tax purposes.

MARKET DISCOUNT

          A holder of a PIK Note generally will be required to treat any gain recognized on the sale, exchange, redemption or other disposition of the PIK Note as ordinary income to the extent of any accrued market discount. The market discount rules also provide that a holder who acquires a PIK Note at a market discount may be required to defer the deduction of a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such PIK Note until the holder disposes of the PIK Note in a taxable transaction. Accrued market discount on an Secured Note that was not recognized on the Exchange will carry over and be treated as accrued market discount on the PIK Note received in the Exchange.

          "Market discount" generally is the excess of the stated redemption price at maturity of a PIK Note (adjusted to exclude any unaccrued OID) over the holder's tax basis in the PIK Note immediately after its acquisition. In addition, under a de minimis exception, the amount of market discount is considered to be zero if it is less than the product of .25% of the stated redemption price of the PIK Note at maturity multiplied by the number of complete years from acquisition to maturity. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the PIK Note, unless the holder elects to accrue such discount on the basis of the constant yield method.

          A holder of a PIK Note acquired at a market discount may elect to include the market discount in income as interest as it accrues, in which case the foregoing rules would not apply. This election would apply to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Service.

          Pursuant to the OID Regulations, holders of debt instruments are permitted to elect to include all interest, discount (including de minimis market discount) and premium on a debt instrument in income currently on a yield to maturity basis. Such election would constitute an election to include market discount currently in income on all market discount bonds held by such holders. Holders of PIK Notes are urged to consult their own tax advisors regarding the availability and advisability of making such an election.

SALE, EXCHANGE OR REDEMPTION

          Upon the sale, exchange or redemption of a PIK Note, a holder generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of the property received and the holder's adjusted tax basis in the PIK Note. Such gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "Market Discount" above), and will be long-term capital gain or loss if the holder's holding period for the PIK Note exceeds one year at the time of the sale or exchange, or redemption.

          As noted above, the OID Regulations treat a PIK Note and any Payment-In-Kind Notes issued with respect thereto as a part of the same debt instrument. If, however, a holder disposes of a PIK Note or a Payment-In-Kind Note separately, in order to determine the amount of its gain or loss recognized the holder will be required to allocate adjusted issue price and acquisition premium of the combined PIK Note and the Payment-In-Kind Notes issued with respect thereto among the debt instruments retained and disposed of, using the methods described above. See "Consequences as a Result of a PIK Notes Being Issued With OID" above.

          Under the OID Regulations, an unscheduled payment made on a debt instrument such as a PIK Note prior to maturity that results in a substantially pro rata reduction of each payment of principal and interest remaining on the instrument is treated as a payment in retirement of a portion of the instrument, which may result in gain or loss to the holder. The gain or loss is calculated by treating the debt obligation as consisting of two instruments, one that is retired and one that remains outstanding, and by allocating the adjusted issue price and the holder's adjusted basis between the two instruments based upon the relative principal amount of the portion of the obligation that is treated as retired by the pro rata prepayment. The stated redemption price at maturity of the OID on the remaining instrument will be determined according to the same principles discussed earlier. See "-- OID With Respect to the PIK Notes;" " -- Consequences as a Result of the PIK Notes Being Issued with OID."

APPLICATION OF HIGH YIELD DEBT OBLIGATION RULES

          As noted above, the PIK Notes were issued with original issue discount for federal income tax purposes. Under the "AHYDO" rules contained in Sections 163(e) and (i) of the Code, if a debt obligation with a term of more than five years has "significant" OID, and has a yield to maturity of five percentage points or more in excess of the "applicable federal rate" (which is announced monthly by the Service and is generally based on the U.S. Treasury note rate for instruments of similar maturities), interest deductions with respect to OID accruing on such instrument may be deferred until such OID is paid in cash, or, if the yield to maturity exceeds six percentage points above the specified rate, the deduction for such excess will be denied completely and the OID with respect to such excess will be treated as dividend income, rather than interest income, to the holder (provided the issuer has adequate earnings and profits to support such a dividend).

          The PIK Notes were issued with significant OID. Furthermore, assuming that neither the Secured Notes or the PIK Notes are traded on an established securities market, the resulting yield to maturity of the PIK Notes of approximately 13.39% exceeded the July 1996 applicable federal rate of 6.63% by more than six percentage points (the yield in excess of 12.63% is referred to as the "disqualified yield"). As a result, the PIK Notes are subject to the AHYDO rules, and the Company's deduction of OID on the PIK Notes is deferred until the OID is paid in cash. Furthermore, a portion of the OID (the "disqualified portion") equal to the portion of the total return on the PIK Note that bears the same ratio to the total return as the disqualified yield bears to the yield to maturity on the PIK Note will not be allowed to the Company as a deduction. A holder of a PIK Note will treat the disqualified portion as a dividend to the extent that it would have been treated as a dividend if distributed by the Company with respect to stock in the Company, and for corporate holders any amount so treated as a dividend is eligible for the dividends received deduction permitted under the Code.

THE REGISTRATION RIGHTS AGREEMENT

          The Registration Rights Agreement entered into between the Company and the Trustee should not, absent a default under such agreement (a "Registration Default"), have a material effect on the terms of the PIK Notes. However, if the Company causes a Registration Default with respect to the PIK Notes, the interest rate on the PIK Notes will increase, thereby creating additional OID on the PIK Notes. Furthermore, any such increase could increase the yield to maturity of the PIK Notes for the time period during which the increased interest rate applied to the PIK Notes such that an additional portion of the OID on the PIK Notes would be treated as dividend income. See " -- Application of High Yield Debt Obligation Rules." The Company urges each holder to consult its tax advisor to determine the federal income tax consequences to it with respect to the possible increased interest rate caused by a Registration Default.

BACKUP WITHHOLDING

          Under the Code, a holder of a PIK Note may be subject, under certain circumstances, to "backup withholding" at a rate of 31% with respect to payments in respect of interest and OID thereon or the gross proceeds from the disposition thereof. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Service that he or she has failed to report properly payments of interest and dividends and the Service has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules does not constitute additional tax, and is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Holders of PIK Notes should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                    EXPERTS


          The consolidated financial statements included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

          The validity of the PIK Notes offered hereby has been passed upon for the Company by Gibson, Dunn & Crutcher LLP, Dallas, Texas.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants.................................. F-2

Consolidated Balance Sheets as of June 30, 1995 and 1996 (audited)
and December 31, 1996 (unaudited)......................................... F-3

Consolidated Statements of Operations for the years ended June 30,
1994, 1995 and 1996 (audited) and for the six months
ended December 31, 1995 and 1996 (unaudited).............................. F-4

Consolidated Statements of Stockholders' Deficits  for the years ended June 30, 1994, 1995 and 1996 (audited) and for the six months ended December 31, 1996 (unaudited)................................ F-5

Consolidated Statements of Cash Flows for the years ended
June 30, 1994, 1995 and 1996 (audited) and the six
months ended December 31, 1995 and 1996 (unaudited)....................... F-6

Notes to Consolidated Financial Statements................................ F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Thousand Trails, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Thousand Trails, Inc. (formerly USTrails Inc.) and subsidiaries (the "Company") as of June 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended June 30, 1996. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thousand Trails, Inc. (formerly USTrails Inc.) and subsidiaries as of June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

Arthur Andersen LLP


Dallas, Texas,

 September 12, 1996 (except with respect to the matter discussed in Note 16 as to which the date is November 20, 1996)

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)


                                                                                          Pro Forma
                                                                        June 30,           June 30,      December 31,
                                                               ------------------------
              ASSETS                                             1995            1996        1996          1996
              ------                                           --------        --------    --------      --------
CURRENT ASSETS                                                                           (unaudited)   (unaudited)
 Cash and cash equivalents                                      $ 50,596       $ 37,403     $  9,618     $  2,403
 Current portion of receivables, net of
  allowances and discount of $5.3
  million in 1995 and $2.7 million in 1996                         5,376          4,270        4,270        3,459
 Accounts and dues receivable, net                                 3,017            522          522          301
 Inventory and other current assets                                2,353          4,672        5,590        3,112
                                                                --------       --------     --------     --------
     Total Current Assets                                         61,342         46,867       20,000        9,275
 Restricted cash                                                   1,629          2,912        2,912        1,841
 Receivables, net of allowances and
  discount of $11.4 million in 1995
   and $5.4 million in 1996                                       13,322          8,949        8,949        5,978
 Campground real estate                                           15,331         13,468       13,468       13,452
 Resort real estate                                                1,352          1,159        1,159          595
 Buildings and equipment, net of
  accumulated depreciation of $8.4
  million in 1995 and $10.4 million in 1996                       32,039         27,130       27,130       25,442
 Land held for sale                                                8,341          6,821        6,821        6,155
 Other assets                                                      2,530          2,448        4,013        4,847
                                                                --------       --------     --------     --------
     Total Assets                                               $135,886       $109,754     $ 84,452     $ 67,585
                                                                ========       ========     ========     ========

     LIABILITIES AND STOCKHOLDERS' DEFICIT
     -------------------------------------
CURRENT LIABILITIES
 Accounts payable                                               $  3,740       $  3,030     $  3,030     $  1,726
 Accrued interest                                                  7,008          5,617                     2,388
 Other accrued liabilities                                         8,140          9,329        9,329        7,879
 Current portion of long-term debt                                21,935         28,530        6,701        1,807
 Accrued construction costs                                        3,454          3,154        3,154        2,942
 Deferred membership dues revenue                                 18,622         17,599       17,599       13,697
                                                                --------       --------     --------     --------
     Total Current Liabilities                                    62,899         67,259       39,813       30,439
 Long term debt                                                   98,308         66,922       66,922       56,457
 Other liabilities                                                 4,500          3,564        3,564        3,725
                                                                --------       --------     --------     --------
     Total Liabilities                                           165,707        137,745      110,299       90,621
                                                                --------       --------     --------     --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
 Preferred stock, $.01 par value, 1,500,000 shares
  authorized, none issued and outstanding
 Common Stock, $.01 par value, 15,000,000 shares
  authorized, 3,702,726 shares issued and outstanding
  at June 30, 1995 and 1996, 7,383,276 shares issued and
  outstanding at December 31, 1996 (unaudited)                        37             37           74           74

 Additional paid-in capital                                       17,549         17,549       20,502       20,502
 Accumulated deficit subsequent to December 31,
  1991, date of emergence from bankruptcy
  (total deficit eliminated $51,752)                             (47,288)       (45,451)     (46,297)     (43,475)
 Cumulative foreign currency translation adjustment                 (119)          (126)        (126)        (137)
                                                                --------       --------     --------     --------
Total Stockholders' Deficit                                      (29,821)       (27,991)     (25,847)     (23,036)
                                                                --------       --------     --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                     $135,886       $109,754     $ 84,452     $ 67,585
                                                                ========       ========     ========     ========


The accompanying notes are an integral part of these consolidated financial statements.

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (Dollars and shares in thousands, except per share amounts)


                                                                                          For the six months
                                                    For the years ended June 30,         ended  December 31,
                                                -------------------------------------    -------------------
                                                   1994           1995         1996        1995       1996
                                                ---------      ---------     --------    --------   --------
REVENUES                                                                                     (unaudited)
  Membership dues                               $ 43,200      $  41,175      $39,924     $20,043   $ 19,917
  Other campground/resort revenue                 23,524         23,506       22,288      12,954     10,286
  Membership and resort interest sales             3,975          4,228        3,987       1,921      2,411
  RPI membership fees                              5,286          4,845        4,579       2,234      1,943
  Interest income                                 12,202          9,935        6,756       3,404      1,995
  Gain on asset dispositions                       5,544            658        4,038         918      1,215
  Nonrecurring income                              4,522          3,714        5,945
  Other income                                     2,669          3,485        4,479       2,207      1,887
                                                ---------      ---------     --------    --------   --------
Total Revenues                                  $100,922      $  91,546      $91,996      43,681     39,654
                                                ---------      ---------     --------    --------   --------
EXPENSES
  Campground/resort operating expenses            55,669         57,097       50,308      27,165     22,268
  Selling expenses                                 3,556          3,399        4,266       1,816      1,824
  Marketing expenses                               1,282          3,639        1,294         663        635
  RPI membership expenses                          3,055          2,727        2,237       1,173        937
  Corporate member services                        2,165          2,200        1,843         904        812
  Interest expense and amortization of debt
   discount and consent fees                      21,446         20,960       17,693       9,041      5,078
  General and administrative expenses             12,403         12,118       10,473       4,961      4,711
  Nonrecurring expenses                            4,000            437        2,270
  Restructuring costs                              3,313            637        1,124                  1,101
                                                ---------      ---------     --------    --------   --------
Total Expenses                                   106,889        103,214       91,508      45,723     37,366
                                                ---------      ---------     --------    --------   --------
INCOME (LOSS) BEFORE TAXES, MINORITY
 INTEREST AND EXTRAORDINARY ITEM                  (5,967)       (11,668)         488      (2,042)     2,288
 Income tax (provision) benefit                     (425)          (255)         (41)        157       (312)
                                                ---------      ---------     --------    --------   --------
INCOME (LOSS) BEFORE MINORITY INTEREST
 AND EXTRAORDINARY ITEM                           (6,392)       (11,923)         447      (1,885)     1,976
 Minority interest                                  (325)
                                                ---------      ---------     --------    --------   --------
NET INCOME (LOSS) BEFORE EXTRAORDINARY
 ITEM                                             (6,717)       (11,923)         447      (1,885)     1,976
 Extraordinary gain on debt repurchases              671                       1,390
                                                ---------      ---------     --------    --------   --------
NET INCOME (LOSS)                                ($6,046)      ($11,923)     $ 1,837     ($1,885)  $  1,976
                                                =========      =========     ========    ========   ========
PRIMARY AND FULLY DILUTED NET INCOME
 (LOSS) PER SHARE:
   INCOME (LOSS) BEFORE EXTRAORDINARY ITEM        ($1.81)       ($3.22)         $.12       ($.51)      $.27
   EXTRAORDINARY ITEM                                .18                         .38
                                                ---------      ---------     --------    --------   --------
NET INCOME (LOSS)                                 ($1.63)       ($3.22)         $.50       ($.51)      $.27
                                                =========      =========     ========    ========   ========
WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING                                       3,703         3,703         3,703       3,703      7,212
                                                =========      =========     ========    ========   ========


 The accompanying notes are an integral part of these consolidated financial statements.

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                            (Dollars in thousands)


                                                                                        Cumulative
                                  Common Stock                                            Foreign
                              -------------------
                                                       Additional                        Currency
                              Number of                 Paid-In      Accumulated        Translation
                               Shares      Amount       Capital        Deficit           Adjustment     Total
                              ----------   ------      ----------    -----------        -----------   ---------
Balance, June 30, 1993         3,702,506      $37         $17,549      ($29,319)              ($60)   ($11,793)
Issuance of common shares            220
Foreign currency translation
 adjustment                                                                                    (73)        (73)
Net loss                                                                 (6,046)                        (6,046)
                              ----------   ------      ----------    -----------        -----------   ---------
Balance, June 30, 1994         3,702,726       37          17,549       (35,365)              (133)    (17,912)
Foreign currency translation
 adjustment                                                                                     14          14
Net loss                                                                (11,923)                       (11,923)
                              ----------   ------      ----------    -----------        -----------   ---------
Balance, June 30, 1995         3,702,726       37          17,549       (47,288)              (119)    (29,821)
Foreign currency translation
 adjustment                                                                                     (7)         (7)

Net income                                                                1,837                          1,837
                              ----------   ------      ----------    -----------        -----------   ---------
Balance, June 30, 1996         3,702,726       37          17,549       (45,451)              (126)    (27,991)
Issuance of common stock in
 Restructuring (unaudited)     3,680,550       37           2,953                                        2,990
Foreign currency translation
 adjustment (unaudited)                                                                        (11)        (11)
Net income for the six months
 ended December 31, 1996
 (unaudited)                                                              1,976                          1,976
                              ----------   ------      ----------    -----------        -----------   ---------
Balance, December 31, 1996
 (unaudited)                  $7,383,276      $74         $20,502      ($43,475)             ($137)   ($23,036)
                              ==========   ======      ==========    ===========        ===========   =========


  The accompanying notes are an integral part of these consolidated financial statements.

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)


                                                                                          For the six months
                                                  For the years ended June 30,            ended December 31,
                                                -------------------------------------    -------------------
                                                   1994           1995         1996        1995       1996
                                                ---------      ---------     --------    --------   --------
                                                                                             (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Collections of principal on receivables         $ 26,256      $ 16,678      $ 12,251     $6,434    $  4,246
 Interest received                                 10,216         9,270         6,202      3,028       1,796
 Interest paid                                    (17,798)      (15,873)      (14,545)    (7,757)     (7,360)
 General and administrative, corporate
  member services and restructuring costs         (17,366)      (18,233)      (13,827)    (6,466)     (7,842)
 Cash collected from operations, including
  deferred revenue                                 75,537        77,231        73,220     34,843      30,420
 Cash from sales of memberships and resort
  interests at the point of sale                    3,893         4,036         3,789      1,816       2,311
 Expenditures for property operations             (52,955)      (56,768)      (49,627)   (27,338)    (22,146)
 Expenditures for sales and marketing              (4,213)       (5,645)       (5,370)    (2,486)     (2,514)
 Expenditures for insurance premiums               (5,013)       (4,553)       (5,176)    (2,926)       (158)
 Refund (payment) of income taxes                    (243)         (256)          (41)       120        (311)
 Reduction of (deposit made to secure)
  standby letter of credit                                                     (1,500)    (1,500)      1,182
 Other, net                                           927                         221        394         (47)
                                                ---------      ---------     --------    --------   --------
Net cash provided by (used in) operating
 activities                                        19,241         5,887         5,597     (1,838)       (423)
                                                ---------      ---------     --------    --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital and HUD-related expenditures              (4,548)       (5,732)       (1,022)      (637)       (586)
 Proceeds from asset sales                         10,394         1,132         7,239        827       2,536
 Trails acquisition                                (7,497)
                                                ---------      ---------     --------    --------   --------
Net cash provided by (used in) investing
activities                                         (1,651)       (4,600)        6,217        190       1,950
                                                ---------      ---------     --------    --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Initial borrowings under Credit Agreement                                                            32,000
 Payment of debt issue costs                                                                          (3,132)
 Retirement of Secured Notes                                                                         (50,169)
 Net repayments under Credit Agreement                                                               (14,942)
 Mandatory redemption of Secured Notes                                        (18,599)   (18,599)
 Repurchase of Secured Notes                       (8,000)                     (5,275)
 Repayments of notes and mortgages                 (2,280)         (369)       (1,133)      (244)       (284)
 Retirement of capital lease                                       (381)
 Payment of consent fees to Secured
   Noteholders                                     (1,610)
                                                ---------      ---------     --------    --------   --------
Net cash used in financing activities             (11,890)         (750)      (25,007)   (18,843)    (36,527)
                                                ---------      ---------     --------    --------   --------
INCREASE (DECREASE) IN CASH AND
  CASH  EQUIVALENTS                                 5,700           537       (13,193)   (20,491)    (35,000)


CASH AND CASH EQUIVALENTS:
      Beginning of period                          44,359        50,059        50,596     50,596      37,403
                                                ---------      ---------     --------    --------   --------
      End of period                              $ 50,059      $ 50,596      $ 37,403    $30,105    $  2,403
                                                =========      =========     ========    ========   ========
                                                           (continued)

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                  (continued)


                                                                                                     For the six months ended
                                                 For the years ended June 30,                               December 31,
                                          ------------------------------------------              ------------------------------
                                             1994            1995            1996                    1995                1996
                                          ----------      ----------      ----------              ----------          ----------
                                                                                                            (unaudited)
 RECONCILIATION OF NET INCOME (LOSS) TO
  NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES:
 Net income (loss)                         ($6,046)        ($11,923)       $ 1,837                 ($1,885)             $ 1,976
                                          ----------      ----------      ----------              ----------          ----------
 ADJUSTMENTS TO RECONCILE NET INCOME
  (LOSS) TO NET CASH PROVIDED BY (USED
  IN) OPERATING ACTIVITIES-
 Depreciation                                2,457            2,591          2,866                   1,444                1,389
 Provision for doubtful accounts, net
  of adjustments                             2,121             (434)        (4,122)                     11                   10
 Cost of sales                                 657              667            193                      97                   29
 Amortization of interest discount,
  collection costs and valuation
  allowance                                 (2,378)          (1,461)        (1,120)                   (578)                (372)
 Amortization of debt discount, consent
  fees and debt issue costs and
  deferred gain                              4,136            5,060          4,565                   2,252                  947
 Gain on asset dispositions                 (5,544)            (658)        (4,038)                   (918)              (1,215)
 Extraordinary gain on debt repurchases       (671)                         (1,390)
 Reversal of contingent liabilities           (500)          (2,717)          (799)
 Reduction of allowance for collection
  costs                                                        (540)
 Decrease (increase) in restricted cash        273             (404)        (1,283)                 (1,334)               1,071
 Decrease in receivables                    26,513           16,322         11,721                   6,269                4,144
 Decrease (increase) in other assets          (455)              29           (747)                   (277)               1,158
 Increase (decrease) in other
  liabilities                                1,059             (633)        (2,084)                 (6,930)              (9,549)
 Minority interest                             325
 Reversal of accrued resort disposition
  costs                                     (3,135)
 Losses charged against accrued resort
  disposition costs                           (618)
 Provision for loss on carrying value
  of assets                                  1,113
 Other, net                                    (66)             (12)            (2)                     11                  (11)
                                          ----------      ----------      ----------              ----------          ----------
 Total adjustments                          25,287           17,810          3,760                      47               (2,399)
                                          ----------      ----------      ----------              ----------          ----------
 NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                    $ 19,241        $   5,887        $ 5,597                 ($1,838)               ($423)
                                          ==========      ==========      ==========              ==========          ==========


  The accompanying notes are an integral part of these consolidated financial statements.

        THOUSAND TRAILS, INC. (FORMERLY USTRAILS INC.) AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF FINANCIAL STATEMENT PRESENTATION


Thousand Trails, Inc., a Delaware corporation ("Thousand Trails"), is the successor by merger to USTrails Inc., a Nevada corporation ("USTrails"). Thousand Trails and its subsidiaries (the "Company") own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada. In addition, the Company manages timeshare facilities and owns certain real estate at eight full service resorts located in seven states and owns and operates the resort amenities at one of these locations. The Company also provides a reciprocal use program for members of approximately 320 recreational facilities as of June 30, 1996. The campground segment represents the most significant portion of the Company's business comprising 83% of the Company's operating revenues in fiscal 1996. The full service resort and reciprocal use segments provide the remaining 17%. Operating revenues consist primarily of membership dues received from campground members, fee revenue from members of the reciprocal use program, and management fees, guest fees and other fees and revenues received from the campground and resort operations.


Effective November 20, 1996, the Company, then known as USTrails, reincorporated in the state of Delaware and changed its name to Thousand Trails, Inc. The reincorporation was effected through a merger with a newly formed wholly owned subsidiary of USTrails that was approved by USTrails' stockholders at their annual meeting (see Note 16).


The accompanying consolidated financial statements include the accounts of Thousand Trails, Inc. (successor by merger to USTrails) and the following wholly owned subsidiaries: National American Corporation and its subsidiaries ("NACO"); until July 16, 1996, Thousand Trails, Inc. and its subsidiaries ("Trails"); Shorewood Corporation, which does business as Resort Parks International ("RPI"); and UST Wilderness Management Corporation ("Wilderness Management"). On June 30, 1991, the Company acquired 100% of the capital stock of NACO and 69% of the capital stock of Trails. On June 3, 1992, the Company increased its ownership in Trails to 80% through a tender offer. On March 29, 1994, the Company acquired the remaining 20% of the capital stock of Trails in a merger. On July 16, 1996, Trails was merged into the Company. The acquisitions of NACO and Trails were accounted for as a purchase with the purchase price being allocated to the assets acquired and liabilities assumed based on their estimated fair value on the date of acquisition. RPI became a direct subsidiary of the Company effective September 10, 1992, prior to which it was a wholly owned subsidiary of NACO. Wilderness Management commenced operations in January 1994.

The Company emerged from proceedings under Chapter 11 of the Bankruptcy Code on December 31, 1991, pursuant to a confirmed plan of reorganization (see Notes 6 and 9). Due to the Company's emergence from bankruptcy, "fresh start reporting," as required by AICPA Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," was reflected as of December 31, 1991 in the Company's consolidated financial statements. Under fresh start reporting, a new reporting entity was created and assets and liabilities were restated to reflect their reorganization value which approximated fair value at the date of reorganization.


All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements as of and for the years ended June 30, 1994, 1995 and 1996, and as of and for the six month periods ending December 31, 1995 and 1996.

The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying consolidated balance sheets include a pro forma balance sheet prepared as if the Restructuring completed on July 17, 1996 (see Note 6) occurred on June 30, 1996. The pro forma presentation has been included as an integral part of the Company's consolidated financial statements due to the significance of the Restructuring on the Company's financial condition.


The accompanying consolidated financial statements as of and for the six month periods ended December 31, 1995 and 1996 have not been examined by independent public accountants. In management's opinion, however, the unaudited interim consolidated financial statements furnished herein reflect all adjustments which are necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal recurring nature, except for the items described in the footnotes to the consolidated financial statements. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not adopted the principles of this statement within the accompanying consolidated financial statements; however, it is not anticipated that it will have a material effect on the carrying value of the Company's long-lived assets.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by Accounting Pronouncement Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not adopted the principles of this statement within the accompanying consolidated financial statements; however, it is not anticipated that it will have a material effect on the Company's financial position or results of operations.

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition
-------------------

Campground members are assessed annual dues which are used to fund campground maintenance and operations, member services and general and administrative expenses. Certain membership contracts provide for an annual adjustment of dues to reflect increases in the Consumer Price Index. Other membership contracts provide for an annual adjustment not greater than 10% or the percentage increase in the Consumer Price Index. Annual dues are recognized as revenue ratably over 12 months and are recorded net of an allowance to provide for uncollectible amounts. Dues paid in advance are deferred as unearned revenue.

Campground membership sales include contracts that give purchasers the right to use one or more of the Company's campgrounds and undivided interests that give purchasers an undivided fractional interest in certain campground facilities. Resort interest sales include interval ownerships ("timeshares") that give purchasers exclusive use of fully furnished vacation homes in weekly intervals and fee simple ownership of lots located at the resorts. Sales revenue is recognized upon execution of a sales contract and receipt of a down payment of at least 10% of the sales price. Under the Company's current sales program, the majority of campground membership and resort interest sales are not financed.

Cash and Cash Equivalents
-------------------------

The Company considers demand accounts and short-term investments with maturities of nine months or less when purchased to be cash equivalents.

Restricted Cash
---------------
Restricted cash generally consists of deposits to collateralize performance bonds and letters of credit in the ordinary course of business.

Receivables
-----------
Prior to June 30, 1991, the Company purchased contracts receivable from NACO, Trails and SoPac Resort Properties, Inc. ("SoPac"), a former affiliate (the "Selling Companies"). The Company recorded the contracts receivable at the Selling Company's carrying value net of a discount to reflect current market yield at the time of acquisition of NACO and Trails. Interest income is recognized on purchased contracts receivable based upon the effective yield at which they were purchased and on other contacts receivable at their stated rates based on the outstanding principal balances.

Allowance for Doubtful Accounts
-------------------------------

The Company provides an allowance for future cancellations of contracts receivable. The allowance is based on management's estimate of future contract cancellations considering the Company's historical cancellation rates as well as other factors deemed relevant to the analysis. The allowance is reviewed on a periodic basis with changes in management's estimates recognized in the period known. The Company presently believes that the allowance for doubtful accounts is adequate. However, if cancellations occur at a different rate than is presently anticipated, it may be necessary for the Company to revise its estimates and increase or decrease the allowance, which would affect the Company's operating results and financial condition.

Allowance for Interest Discount
-------------------------------

In connection with the acquisition of NACO and Trails, the Company recorded an allowance for interest discount to increase to 14.75% the weighted average yield on the contracts receivable then owned by NACO and Trails. The interest discount is being amortized using the effective interest method over the respective terms of the contracts.

Allowance for Collection Costs
------------------------------

In connection with the Company's acquisition of NACO and Trails and its emergence from bankruptcy, the Company recorded an allowance for future costs associated with the collection of the contracts receivable portfolio. The allowance is being amortized as a reduction to general and administrative expenses based on cash collected on the related portfolio.

Valuation Allowance
-------------------

In connection with purchases of contracts receivable from third parties, the Company recorded a valuation allowance to record the contracts receivable at the purchase price. The allowance is being amortized as an increase to interest income over the respective terms of the contracts.

Campground and Resort Real Estate
---------------------------------

Campground and resort real estate, consisting of land and improvements and timeshare property, is recorded at the lower of cost or estimated net realizable value. Historically, campground properties were charged to cost of membership sales based on the relationship of memberships sold to total memberships which the Company estimates it will ultimately sell. Effective July 1, 1995, the Company made the decision to discontinue its practice of amortizing campground real estate by recording a cost of sales charge in connection with new campground membership sales. The Company will discontinue this practice as long as the number of membership cancellations exceeds the number of new memberships sold, and the Company's membership base continues to decline. Resort timeshare property is charged to cost of sales based on the value of a timeshare week sold in relation to total sellable weeks at the property.

Buildings, Equipment and Depreciation
-------------------------------------

Buildings and equipment are recorded at cost. The costs of betterments and improvements which extend the useful life of the asset are capitalized whereas the costs of maintenance and repairs which do not extend the useful life of the asset are expensed in the period incurred. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets which range from three to thirty years.

Consent Fees
------------

In fiscal 1994, to obtain an amendment of the Indenture for the Secured Notes, the Company paid aggregate cash consent fees of $1.6 million to the holders of the Secured Notes who consented to the amendment. The consent fees have been capitalized and, through fiscal 1996, were amortized on the effective interest method over the remaining term of the Secured Notes. The remaining unamortized balance of the consent fees was eliminated when the Secured Notes were retired in the Restructuring on July 17, 1996 (see Note 6).

Discount on Secured Notes
-------------------------

In connection with the issuance of the Secured Notes, a discount was recorded to reduce the carrying value of the Secured Notes to their estimated fair value as of December 31, 1991, the fresh start reporting date. The discount resulted in an effective interest yield of 18% for the Secured Notes, and through fiscal 1996, was being amortized as additional interest expense using the effective interest method over the term of the Secured Notes. The remaining unamortized balance of this discount was eliminated when the Secured Notes were retired in the Restructuring on July 17, 1996 (see Note 6).

Income Taxes
------------

The Company recognizes certain revenues and expenses in periods which differ for tax and financial reporting purposes.

Net Income (Loss) Per Common Share
----------------------------------
Net income per common share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding, as determined by the treasury stock method, whereby proceeds, if any, from the assumed exercise of common stock equivalents, would be used to purchase shares at current market prices. Net loss per common share is computed based on weighted average common shares outstanding only. Warrants outstanding as well as common stock equivalents that would be assumed outstanding are excluded from the net loss per common share computation as they would be anti-dilutive.

Foreign Currency Translation Adjustments
----------------------------------------

The Company translates the balance sheet of its Canadian subsidiary into US dollars at exchange rates in effect as of the balance sheet date. Profit and loss accounts are translated monthly at exchange rates in effect at that time.

NOTE 3 -- RESTRUCTURING COSTS

During the year ended June 30, 1996, the Company incurred $1.1 million of restructuring costs related to its efforts to restructure the Secured Notes, which are presented as restructuring costs in the accompanying consolidated statement of operations. The Company incurred additional costs in July 1996 in connection with the consummation of the Restructuring (see Note 6), which were reflected as restructuring costs in fiscal 1997. In connection with the Restructuring, the Company also incurred $3.1 million of costs in connection with obtaining a credit facility with Foothill Capital Corporation, which were capitalized as debt issue costs in fiscal 1997.

At June 30, 1994, the Company recorded $1.8 million of restructuring costs for severance pay and moving expenses related to relocating certain of its administrative functions to Dallas, Texas, which are included in restructuring costs in the accompanying consolidated statement of operations. Of this $1.8 million, $203,000 was spent in fiscal 1994 and $1.6 million was spent in fiscal 1995 and applied against the accrual. During fiscal 1995, the Company also incurred $922,000 of additional costs related to expanding its Dallas office and hiring and training new employees. $637,000 of these costs are included in restructuring costs in the accompanying consolidated statement of operations, and $285,000 of these costs were capitalized and are included in buildings and equipment in the accompanying consolidated balance sheets.

On March 29, 1994, the Company acquired the 20% of Trails' capital stock then held by public shareholders in a merger at a cost of $7.5 million including legal costs, and Trails became a wholly owned subsidiary of the Company. The Company incurred $463,000 in legal and financial advisory fees related to the merger which were reflected as restructuring costs in the accompanying consolidated statement of operations. In fiscal 1994, the Company also incurred $1.1 million in legal and other expenses related to an amendment of the Indenture for the Secured Notes. These costs are also included in restructuring costs in the accompanying consolidated statement of operations.

NOTE 4 -- RECEIVABLES

CONTRACTS RECEIVABLE

Contracts receivable are summarized as follows (dollars in thousands):


                                                 June 30,           December 31,
                                        ----------------------
                                          1995          1996            1996
                                        --------      --------      -----------
                                                                    (unaudited)
Contracts receivable --
     Memberships/undivided interests    $ 30,245       $18,689        $14,706
     Timeshares and lots                   4,931         2,440          1,653
                                        --------      --------      -----------
                                          35,176        21,129         16,359
Allowance for doubtful accounts          (13,806)       (6,290)        (5,584)
Allowance for interest discount           (1,079)         (722)          (584)
Allowance for collection costs            (1,291)         (778)          (610)
Valuation allowance                         (512)         (262)          (196)
                                        --------      --------      -----------
                                          18,488        13,077          9,385
Interest receivable                          210           142             52


                                        $ 18,698       $13,219        $ 9,437
                                        ========      ========      ===========


Contracts Receivable
--------------------

Contracts receivable bear interest at rates which generally range from 9.5% to 16.0%, with a weighted average stated rate of 12.9% at June 30, 1996 and 1995. The net recorded value of the contracts receivable had a weighted average yield of approximately 13% at June 30, 1996 and 1995. The obligor's weighted average equity in the contracts receivable at June 30, 1996 and 1995, was 65% and 61%, respectively. As of June 30, 1996, approximately 95% of the Company's campground and resort members had paid for their membership or resort interest in full.

The Company has no obligation to refund moneys received or to provide further services to purchasers in the event a contract is canceled for the purchaser's nonperformance of contractual obligations. Contracts receivable related to undivided interests, lot sales and timeshare interests are secured by deeds of trust on the related real estate. The Company does not require campground members to provide collateral or other security for related contracts receivable.

Repurchase of Receivables From a Third Party
--------------------------------------------

On March 22, 1995, the Company purchased $3.0 million of contracts receivable from a third party, effective as of June 30, 1994, for $1.6 million. The Company received contracts receivable with a gross balance of $2.0 million and $1.0 million in cash representing principal and interest collections on the contracts receivable from June 30, 1994 to March 22, 1995. The Company recorded the $2.0 million gross balance of the contracts receivable net of an allowance for doubtful accounts of $523,000 and a purchase price discount of $550,000.

These contracts receivable had previously been sold by NACO to the third party. In connection with this sale, a portion of the purchase price was withheld as a dealer holdback against which the purchaser could offset canceled and delinquent contracts receivable. As of March 22, 1995, the canceled and delinquent contracts receivable charged against the dealer holdback had consumed it and a deficiency of $2.7 million existed. Although the Company took the position that it was not liable for the deficiency based upon the terms of certain agreements and releases with the third party, the Company had recorded a contingent liability for the amount of the deficiency. When the Company repurchased the contracts receivable, this contingent liability was released. As a result, the Company reversed the $2.7 million recorded liability and included this amount in nonrecurring income in the accompanying consolidated statement of operations.

Allowance for Doubtful Accounts
-------------------------------

In fiscal 1996, the Company reduced the allowance for doubtful accounts on the contracts receivable related to the campgrounds by $4.0 million. In addition, in fiscal 1996, 1995 and 1994, the Company reduced the allowance for doubtful accounts on the contracts receivable related to the resorts by $1.1 million, $457,000 and $887,000, respectively. These amounts are included in nonrecurring income in the accompanying consolidated statements of operations. These adjustments were made because the Company experienced lower contract losses than anticipated in fiscal 1996 and 1995, and with respect to the resort contracts receivable, in fiscal 1994. For the campground contracts receivable, in fiscal 1994, the Company increased the related allowance for doubtful accounts by $1.9 million to provide for additional future contract losses. This amount is included in nonrecurring expenses in the accompanying consolidated statement of operations. This adjustment was made because the cancellation rate on the campground contracts receivable had increased, and the Company had experienced higher contract losses than anticipated.

The allowance for doubtful accounts is an estimate of the contracts receivable that will cancel in the future and is determined based on historical cancellation rates and other factors deemed relevant to the analysis. The Company does not presently anticipate any further adjustments to the allowance for doubtful accounts on the contracts receivable related to either the campgrounds or full service resorts. However, the allowance and the rate at which the Company provides for future losses on its contracts receivable could be increased or decreased in the future based on the Company's actual collection experience.

Allowance for Interest Discount
-------------------------------


The allowance for interest discount had a remaining balance of $1.1 million and $722,000 at June 30, 1995 and 1996, respectively, and $584,000 at December 31, 1996. Amortization of the allowance for interest discount totaled $846,000, $486,000 and $357,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $175,000 and $138,000 for the six month periods ended December 31, 1995 and 1996, respectively, which increased interest income.

Allowance for Collection Costs
------------------------------


The allowance for collection costs had a remaining balance of $1.3 million and $778,000 at June 30, 1995 and 1996, respectively, and $610,000 at December 31, 1996. Amortization of the allowance for collection costs totaled $1.5 million, $854,000 and $513,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $269,000 and $168,000 for the six month periods ended December 31, 1995 and 1996, respectively, which decreased general and administrative expenses. In fiscal 1995, the Company reduced the allowance for future collection costs by $540,000 more than the normal accrual because the estimated future cost to collect the remaining contracts receivable was less than the amount anticipated when the allowance was recorded. This amount is included in nonrecurring income in the accompanying consolidated statement of operations.

Valuation Allowance
-------------------


The valuation allowance had a balance of $512,000 and $262,000 at June 30, 1995 and 1996, respectively, and $196,000 at December 31, 1996. Amortization of the valuation allowance totaled $79,000, $121,000 and $250,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $134,000 and $66,000 for the six month periods ended December 31, 1995 and 1996.

At June 30, 1996, scheduled future receipts on contracts receivable are as follows (dollars in thousands):

               Memberships /
                 Undivided       Timeshares
                 Interests        and Lots              Total
1997             $ 5,582           $1,199              $ 6,781
1998               4,770              670                5,440
1999               4,041              322                4,363
2000               2,873              154                3,027
2001               1,207               63                1,270
Thereafter           216               32                  248
               ----------         --------            ---------
   Total         $18,689           $2,440              $21,129
               ==========         ========            =========

The Company operates 58 campgrounds located in 19 states and British Columbia, Canada. The largest volume of campground membership sales occurred at campgrounds located in California, and that is where the largest percentage of campground members reside (approximately 38%). As of June 30, 1996, the Company's contracts receivable from members who purchased memberships in the state of California totaled approximately $7.9 million.

MEMBERSHIP DUES RECEIVABLE

In fiscal 1996 and fiscal 1994, the Company increased the allowance for uncollectible dues by $1.0 million, related to certain aged dues accounts that were determined uncollectible in those years. These charges are included in nonrecurring expenses in the accompanying consolidated statements of operations.

NOTE 5 -- CAMPGROUND AND RESORT PROPERTIES

Campground properties consist of the following (dollars in thousands):


                                           June 30,                  December 31,
                                     ---------------------         ---------------
                                        1995      1996                  1996
                                     ---------------------         ---------------
                                                                     (unaudited)
        Land held for sale           $ 6,287       $  5,339           $  4,866
        Land inventory                15,331         13,468             13,452
        Property and equipment        35,280         37,138             36,602
        Construction in progress       2,331             67                288
        Accumulated depreciation      (7,902)       (10,336)           (11,520)
                                     --------       --------           --------
                                     $51,327       $ 45,676            $43,688
                                     ========      =========           ========


Resort properties consist of the following (dollars in thousands):


                                                       June 30,             December 31,
                                               -----------------------    ---------------
                                                  1995          1996           1996
                                               ----------    ---------    ---------------
                                                                            (unaudited)
Land held for sale                             $ 2,054       $  1,482     $  1,289
Land, timeshare and lot inventory                1,352          1,159          595
Property and equipment                           2,733            311           80
Construction in progress                            97             24
  Accumulated depreciation                        (500)           (74)          (8)
                                               --------      ---------    ---------
                                               $ 5,736       $  2,902       $1,956
                                               ========      =========    =========


The campground and resort properties are encumbered by certain borrowings as described in Note 6.

The resort operations have historically generated operating losses. At June 30, 1992, the Company planned to dispose of four of the eight resorts and was pursuing discussions with potential purchasers for certain of these resorts. As a result, at June 30, 1992, the Company accrued $4.5 million for the estimated operating losses of the four resorts through the disposition period and the related disposition costs. Related resort losses of $618,000 were applied against this accrual during fiscal 1994. The Company determined subsequently that it was not feasible to sell entire resorts, and began to focus on the sale of individual resort assets. Since June 30, 1992, the Company has sold the common amenities at five resorts, the seven utility companies associated with the resorts, and certain other real estate holdings at the resorts for which it received total net cash proceeds through June 30, 1996, of $12.9 million plus the purchasers' assumption of net obligations of the Company with an estimated cost of up to $1.6 million. The Company presently plans to dispose of the remaining resort assets over the next several years. However, no assurance exists that the Company will be able to locate a buyer for any of the remaining resort assets or that sales on acceptable terms can be effected.

In fiscal 1994, the Company reassessed the net realizable value of its resort assets and liabilities, and recorded a $1.1 million adjustment to reduce the carrying value of the net assets. This charge is included in nonrecurring expenses in the accompanying consolidated statement of operations, and consists of the following (in thousands):

     Timeshare inventory                  $  438
     Receivables from timeshare              280
      associations
     Operating assets to be transferred       59
      to a timeshare association
     Additional HUD-related improvements      94
     Deferred maintenance and other          242
      costs
                                          ------
                                          $1,113
                                          ======

Based on the Company's disposition plan for the resorts and its assessment of the recoverability of the net resort assets, in fiscal 1994, the Company also reversed the remaining $3.1 million accrual for resort disposition costs. This amount is included in nonrecurring income in the accompanying consolidated statement of operations.

The Company believes that the continued operation of the resorts is critical to the collection of the contracts receivable generated from resort sales, which had a remaining balance of $2.4 million at June 30, 1996.

NOTE 6 -- LONG TERM DEBT

SECURED NOTES


In connection with its emergence from Chapter 11, on December 31, 1991, the Company issued $141.4 million of Secured Notes. On June 12, 1992, the Company issued $10.7 million of Additional Series Secured Notes in exchange for certain indebtedness of a subsidiary, resulting in a total of $152.1 million principal amount of Secured Notes outstanding. The Secured Notes were recorded net of a $30.2 million discount to yield an effective rate of 18%. During the years ended June 30, 1994, 1995 and 1996, $4.1 million, $4.6 million, and $4.2 million, respectively, of this discount was amortized as additional interest expense. Amortization for the six month period ended December 31, 1995 totaled $2.1 million.

The Secured Notes, including the additional series, bore interest at 12% per
annum, payable semi-annually on January 15 and July 15 of each year.   The
Indenture required the Company to redeem $18.6 million of principal amount of Secured Notes on each of July 15, 1995, 1996 and 1997, with the remaining unpaid principal due at maturity on July 15, 1998. The Secured Notes were secured by substantially all of the assets of the Company.

On June 30, 1996, the Company had outstanding $101,458,000 principal amount of Secured Notes which were retired in full on July 17, 1996 in the Restructuring (see "Secured Note Restructuring" below). Prior to the Restructuring, the Company had repurchased certain Secured Notes. On January 31, 1996, the Company repurchased $7.4 million principal amount of Secured Notes from unrelated sellers for $5.3 million, including accrued interest. The Company recognized a gain of $1.4 million on this transaction. On July 15, 1995, the Company made a mandatory redemption of $18.6 million principal amount of Secured Notes. On June 6, 1994, the Company repurchased $10.0 million principal amount of Secured Notes in a Dutch auction available to all Secured Noteholders, at a cost of $8.5 million, including accrued interest. The Company recognized a gain of $671,000 on this transaction. These gains have been presented as extraordinary items in the accompanying consolidated statements of operations. No taxes were provided as cancellation of debt income is not included in taxable income to the extent that the

Company's liabilities exceeded the value of its assets immediately prior to the acquisition of the Secured Notes.

SECURED NOTE RESTRUCTURING

On July 17, 1996, the Company consummated a restructuring (the "Restructuring"), in which all of the $101,458,000 principal amount of Secured Notes were retired. In the Restructuring, the Company purchased $10,070,000 in aggregate principal amount of Secured Notes pursuant to a tender offer for $780 per $1,000 principal amount, and exchanged $81,790,000 in aggregate principal amount of Secured Notes pursuant to a private exchange offer for, in each case per $1,000 in principal amount: $400 in cash, $492 in principal amount of Senior Subordinated Pay-In-Kind Notes Due 2003 ("PIK Notes") and 45 shares of Common Stock. The remaining $9,598,000 in aggregate principal amount of Secured Notes were redeemed at 100% of principal amount, plus accrued interest. In connection with the Restructuring, the Company obtained new senior secured financing through Foothill Capital Corporation ("Foothill").

The Restructuring was accounted for as a Troubled Debt Restructuring, whereby the restructured debt is recorded at the carrying value of the old debt (in the event that future expected cash payments are greater than the carrying amount of the old debt), and no gain or loss is recorded on the transaction. The $40,218,000 principal amount of PIK Notes issued in the exchange were recorded with a deferred gain of $303,000. This deferred gain will be amortized as a reduction of interest expense using the effective interest method over the term of the notes.

In addition to the $1.1 million of costs incurred by the Company during fiscal 1996 in connection with its efforts to restructure the Secured Notes (see Note
3), the Company incurred additional legal expenses and other direct costs in fiscal 1997 in connection with the completion of the Restructuring, which were reflected as restructuring costs in fiscal 1997.

Credit Agreement with Foothill
------------------------------
In the Restructuring, the Company entered into a new three-year credit agreement (the "Credit Agreement"), dated as of July 10, 1996, with Foothill, under which Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Credit Agreement at any one time may not exceed $35.0 million. A total of $32.0 million was drawn under the Credit Agreement at closing of the Restructuring. As of September 12, 1996, the total borrowings outstanding under the Credit Agreement were $22.3 million, and the amount available for borrowing under the revolving portion of the Credit Agreement was $12.7 million.

The borrowings under the Credit Agreement bear interest at a rate which will provide Foothill an internal rate of return of 14.5% over the term of the Credit Agreement. Interest is payable monthly at the prime rate plus 2 3/4 percentage points (with a minimum rate of 9% per annum), with any additional interest required to fulfill Foothill's internal rate of return requirement payable upon the termination of the Credit Agreement. The Company does not anticipate that the amount of this residual interest payment will be material, due primarily to $570,000 of prepaid interest paid to Foothill at the closing of the Credit Agreement.

The Company must use all collections of principal and interest on the contracts receivable and all proceeds from asset sales to reduce borrowings under the Credit Agreement. In addition, the Company must make specified principal reductions on these borrowings over time based on a monthly calculation of eligible contracts receivable and an amortization schedule set forth in the agreement. The maximum amount of the revolving loan declines as these principal reductions are made. The remaining borrowings under the Credit Agreement must be paid in full on July 16, 1999. The Credit Agreement contains various restrictive covenants governing the Company, including certain financial covenants related to calculations, measured as of the end of each fiscal quarter, of (i) Earnings Before Interest, Taxes and Depreciation and Amortization, and (ii) Minimum Tangible Net Worth. The Credit Agreement prohibits the Company from borrowing from other sources in significant amounts except for equipment purchases.

The Company has granted liens on substantially all of its assets to secure its obligations under the Credit Agreement. The Company's subsidiaries other than an immaterial utility subsidiary have guaranteed the Company's obligations under the Credit Agreement and, subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees.


The Company incurred debt issue costs of $3.1 million, including $570,000 of prepaid interest, related to obtaining the Credit Agreement. These costs, which include legal costs, financial advisory fees and other direct costs of obtaining the loans, are capitalized in the Company's December 31, 1996 consolidated balance sheet and are being amortized over the term of the Credit
Agreement.

PIK Notes
---------
In the Restructuring, the Company issued $40,218,000 principal amount of Senior Subordinated Pay-In-Kind Notes Due 2003 which mature on July 15, 2003. The PIK Notes bear interest at (i) 17 1/2% per annum through January 15, 1998 (the "Initial Period"), and (ii) 12% per annum thereafter. Upon issuance, the holders of the PIK Notes were paid prepaid interest in the amount of $40.59 per $1,000 of principal amount (the "Prepaid Interest") representing the incremental 5 1/2% per annum of interest during the Initial Period. With the exception of the Prepaid Interest, interest on the PIK Notes will be paid semiannually on January 15 and July 15 and is payable in the form of additional PIK Notes (the "Secondary Notes") as long as borrowings remain outstanding under the Credit Agreement. After the borrowings under the Credit Agreement are repaid in full, the Company has the option to issue Secondary Notes in lieu of cash payment of interest through July 15, 2000. After July 15, 2000, interest on the PIK Notes will be paid in cash.

The Indenture for the PIK Notes provides holders of PIK Notes with the right to have their notes repurchased at 101% of principal amount, plus interest, in the event of a Change of Control (as defined). The Indenture also requires the Company to apply certain asset sales proceeds to the retirement of the PIK Notes in certain circumstances, subject to the rights of Foothill to repayment in connection with asset sales. The Indenture does not contain financial covenants, but it does prohibit the Company from borrowing from other sources in significant amounts except for the Credit Agreement with Foothill, a $10.0 million replacement working capital facility, and equipment purchases.

The PIK Notes were guaranteed by the Company's subsidiaries other than an immaterial utility subsidiary, and are presently unsecured. However, upon payment in full of all of the Company's obligations under the Credit Agreement, the PIK Notes will be secured by the same assets as then secure the Credit Agreement other than cash and cash equivalents and other assets required to secure any refinancing or replacement of the borrowings provided by the Credit Agreement for working capital purposes. This replacement credit facility may be secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets, provided it does not exceed $10.0 million in principal amount.

NOTES AND MORTGAGES PAYABLE

Notes and mortgages payable consist of the following (dollars in thousands):


                                          June 30,            December 31
                                     -----------------
                                      1995        1996            1996
                                     ------     ------      ---------------
                                                              (unaudited)
Real estate mortgages, interest
 payable at fixed rates ranging
 from 7.0% to 17.3% due through      $4,538     $  867        $481
 May 2012
Note payable with interest at
 escalating rates ranging from
 8.9% to 10.4%, semi-annual             215        235         223
 payments due through February 2008
                                     --------   --------     -------
                                     $4,753     $1,102        $704
                                     ========   ========     =======


Real estate mortgages totaling $2.5 million were eliminated in connection with the abandonment of two operating campgrounds in the Fall of 1995.

BALANCE SHEET PRESENTATION


Balance sheet presentation of the current and long term components of the Company's outstanding debt is reflected below, as of June 30, 1995 and 1996, December 31, 1996, and on a pro forma basis as if the Restructuring had occurred on June 30, 1996 (dollars in thousands):


                                              June 30,         Pro Forma      December 31,
                                         -----------------
                                            1995    1996     June 30, 1996        1996
                                         -------- --------  --------------     ----------
CURRENT PORTION OF LONG TERM DEBT :                           (unaudited)      (unaudited)
Secured Notes, net of discount of $.2
 million
   in 1995, and $7.1 million in 1996      $ 18,398  $28,264
Borrowings under Credit Agreement                                  $ 6,435           $1,674
Notes and mortgages payable                  3,537      266            266              133
                                          --------  -------        -------         --------
                                          $ 21,935  $28,530        $ 6,701           $1,807
                                          ========  =======        =======         ========

LONG TERM DEBT:
Secured Notes, net of discount of $11.7
 million
   in 1995                                $ 97,092  $66,086
Borrowings under Credit Agreement                                  $25,565          $15,384
PIK Notes, including deferred gain of
$.3 million                                                         40,521           40,502
Notes and mortgages payable                  1,216      836            836              571
                                          --------  -------        -------        ---------
                                          $ 98,308  $66,922        $66,922          $56,457
                                          ========  =======        =======        =========
Total long term debt                      $120,243  $95,452        $73,623          $58,264
                                          ========  =======        =======        =========

The following table presents scheduled maturities of the principal amount of the Company's outstanding debt as of June 30, 1996, and a pro forma description of scheduled maturities of the Company's restructured debt as if the Restructuring had occurred on June 30, 1996 (dollars in thousands):

                                                  Pro Forma
                 Year ending           June 30,    June 30,
                   June 30,              1996        1996
          -------------------------   ---------   -----------
                                                  (unaudited)

           1997                        $ 18,865     $  6,701
           1998                          18,673        7,874
           1999                          64,341        9,381
           2000                             187        8,652
           2001                              94           94
           Thereafter                       400       40,618
                                      -----------  -----------
                                        102,560       73,320
           Adjustment for
           deferred gain (discount)      (7,108)         303
                                      -----------  -----------
                                       $ 95,452     $ 73,623
                                      ===========  ===========

NOTE 7 -- INCOME TAXES

The Company and its subsidiaries have entered into tax sharing agreements, pursuant to which they file federal income tax returns on a consolidated basis and allocate tax benefits and liabilities as provided in the agreements. The agreements generally provide that a subsidiary will reimburse or be reimbursed by the Company in an amount equal to 100% (80% for Trails through March 29, 1994) of any tax amounts that would have been due or refundable, calculated as if the subsidiary were a stand-alone taxpayer.

The differences, expressed as a percentage of pretax loss, between statutory and effective federal income tax rates are as follows:

                                               For the years ended June 30,
                                         --------------------------------------
                                            1994         1995           1996
                                         ----------    ---------      ---------

     Statutory tax rate                    (34.0)%      (34.0)%         34.0%
     Provision for state income taxes        7.6          2.2            2.2
     Net operating loss                     34.0         34.0          (34.0)
                                         ----------    ---------      ---------
     Effective tax rate                      7.6%         2.2%           2.2%
                                         ==========    =========      =========

At June 30, 1996, the Company had a net operating tax loss carryforward of $54.5 million, expiring in years 2007 through 2011.

Components of deferred income taxes are as follows (dollars in thousands):

                                                          June 30,
                                                  --------------------------
                                                      1995           1996
DEFERRED TAX LIABILITIES:                         -----------    -----------
 Property Basis Differences                        ($2,316)       ($2,658)
 Purchase Discount Amortization                       (532)          (342)
 Secured Note Discount                              (3,983)
 Bad Debt Provision                                   (198)        (1,956)
                                                  -----------    -----------
                                                    (7,029)        (4,956)
DEFERRED TAX ASSETS:                              -----------    -----------
 Secured Note Offering Costs                           619            305
  and Consent Fee Amortization
 Deferred Gain on Secured Notes                                     1,231
 Unpaid Expenses                                     3,924          4,387
 Restructuring Costs                                 1,229          1,936
 Deferred Revenue                                      480            536
 Net Operating Loss                                 18,648         19,917
 Other                                                 469            516
                                                  -----------     ----------
                                                    25,369         28,828
                                                  -----------     ----------
Net Deferred Tax Asset                              18,340         23,872
 Valuation Account                                 (18,340)       (23,872)
                                                  -----------     ----------
Net Deferred Tax Asset                                  $0             $0
                                                  ===========    ===========



SFAS No. 109, which provides guidance on reporting for income taxes, requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has recorded a valuation allowance for the amount by which deferred tax assets exceed deferred liabilities and, as a result, the Company has not recorded any liability or asset for deferred taxes as of June 30, 1995 or 1996, or December 31, 1996.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

COMMITMENTS

Lease Commitments
-----------------
The Company leases equipment and facilities under non-cancelable operating leases with terms in excess of one year. At June 30, 1996, the Company's future obligations under non-cancelable operating leases were as follows (dollars in thousands):

                        Year ending
                          June 30,            Amount
                       --------------       ----------

                            1997               $773
                            1998                307
                            1999                162
                            2000                129
                            2001                120

Accrued Construction Costs
--------------------------
At June 30, 1996 and September 30, 1996, the Company had a recorded liability of $3.2 million and $3.0 million, respectively, for amounts necessary to complete certain improvements at the resorts as provided in registration statements filed with the US Department of Housing and Urban Development. The costs of such improvements are based upon engineering estimates and are classified as a current liability in the accompanying consolidated balance sheets.

CONTINGENCIES

Self Insurance
--------------

During the year ended June 30, 1994, the Company began to self-insure general liability losses up to $250,000 per occurrence, with an annual aggregate of $2.8 million. The Company has insurance policies which provide excess coverage up to $27.0 million per occurrence and aggregate. The Company has provided a liability for estimated known and unknown claims related to uninsured general liability risks of $1.6 million at June 30, 1995 and 1996, and $1.8 million at December 31, 1996, which is included in other liabilities in the accompanying consolidated balance sheets. This liability is determined based on actuarial estimates.

Workers' Compensation Insurance
-------------------------------
In fiscal 1996, the Company improved its method of determining workers' compensation premiums, whereby it no longer records the cost of such premiums based on estimates that are subject to potential audit adjustments at year end. As a result, in fiscal 1996, the Company reversed its recorded contingent liability related to workers' compensation premium audits. The $799,000 reversal amount is included in nonrecurring income in the accompanying consolidated statement of operations.

CEO Bonus Accrual and Stock Options
-----------------------------------
The employment agreement between the Company and its Chief Executive Officer ("CEO") provided that the CEO would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity) exceeded $75.0 million at the time he elected to receive the bonus. The bonus would have been adversely affected by the consummation of the Restructuring. As a result, on June 29, 1996, the CEO exercised his right to receive the bonus. The CEO is entitled to $1,270,589, of which $952,927 was paid on July 9, 1996. The additional $317,662 will be payable on May 11, 1997, provided that the CEO is employed by the Company on that date. The Company has obtained an irrevocable standby letter of credit on which the CEO may draw this bonus if the Company fails to pay the bonus after receiving a request from the CEO. A $1.5 million cash deposit securing this letter of credit is included in restricted cash in the Company's consolidated balance sheet at June 30, 1996. The amount of the cash deposit was subsequently reduced to $317,662. The Company accrued the entire amount of the bonus at June 30, 1996, which is included in nonrecurring expenses in the Company's consolidated statement of operations.


Upon consummation of the Restructuring, the Company's CEO was granted, subject to stockholder approval (see Note 16), options to purchase 664,495 shares of Common Stock at $0.69 per share. The options are exercisable for a period of ten years while the CEO is in the employ of the Company, subject to certain exceptions. The exercise of the options, however, are subject to restrictions so as to prevent an "ownership change" for federal tax purposes.

Declining Membership Base
-------------------------

The Company derives a significant portion of its ongoing operating revenue from its campground members (83% in fiscal 1996). The Company's membership base has declined from 167,000 at December 31, 1991 to 128,000 at June 30, 1996 (23%),
and 126,000 at December 31, 1996, and the membership base is expected to decline further. The Company attributes this continuing decline principally to its aging membership base, of whom approximately 50% are senior citizens. The Company must significantly increase its campground membership sales over current levels in order to stop the continuing decline in the Company's membership base. As a result, the success of the Company's business strategy over the long term will be dependent upon the Company being able to market new memberships in sufficient numbers on a cost-effective basis.

Environmental Issues
--------------------
Certain environmental issues may exist at some of the Company's campgrounds and resorts concerning underground storage tanks, sewage treatment plants and septic systems, and waste disposal. Management has reviewed these issues and believes that they will not have a material adverse impact on the Company's operations or financial position.

Litigation
----------
Oregon and California Attorneys General Matters.  During fiscal 1994, the
-----------------------------------------------
Attorneys General of Oregon and California threatened to commence lawsuits against the Company as a result of its practice of charging a cancellation fee in connection with the cancellation of paid-in-full memberships. The Attorneys General alleged that paid-in-full memberships may be terminated by the member at any time by simply giving notice to the Company, and that it is an unlawful trade practice for the Company to insist upon payment of a cancellation fee. In September 1994, the Company agreed to change its practice and no longer require a cancellation fee. The Company has entered into an Assurance of Voluntary Compliance with the Oregon Attorney General regarding its cancellation policy. The Company has also entered into a Stipulated Judgment with the California Attorney General regarding its cancellation policy, and also agreed to refund certain amounts to members.

During fiscal 1996, the California Attorney General also threatened to commence a lawsuit against the Company as a result of its closure of two campgrounds in California during the Fall of 1995. The Attorney General alleged that the Company failed to provide a comparable substitute campground as required by California law. The Stipulated Judgment discussed above also covers this matter and provides that the Company will make certain benefits available, and/or refund certain amounts to, affected members. Management does not believe that the resolution of these matters will have a material adverse impact on the Company's operations or financial position.

Johnnie Lacy v. Thousands Trails, Inc., Civil Action No C-96 004411, filed
-------------------------------------
February 1,1996, in the United States District Court for the Northern District of California. In this action, which purports to be a class action, the plaintiff alleges that the Company has failed to comply with the Americans with Disabilities Act and related California statutes with respect to certain of its campgrounds. The plaintiff alleges that the Company has failed to remove barriers to access by persons with disabilities where such barrier removal is readily achievable. The plaintiff seeks unspecified damages and injunctive relief. Although this case is still in the early stages of development, management does not believe that it will have a material adverse impact on the Company's operations or financial position.

The Company is involved in certain claims and litigation arising in the normal course of business. Management believes that the eventual outcome of these claims and litigation will not have a material adverse impact on the Company's operations or financial position.

NOTE 9 -- STOCKHOLDERS' EQUITY (DEFICIT)

In connection with its emergence from Chapter 11, the Company issued 3,703,726 shares of Common Stock (including shares issued in lieu of issuing Secured Notes in denominations of less than $1,000, of which 220 such shares were issued in fiscal 1994). As discussed in Note6, a total of 3,680,550 additional shares of Common Stock were issued in the Restructuring on July 17, 1996.

The Company's Restated Certificate of Incorporation provides for the issuance of 15,000,000 shares of Common Stock, par value of $.01 per share. In addition, the Company's Restated Certificate of Incorporation provides for the issuance of 1,500,000 shares of preferred stock, par value $.01 per share, none of which have been issued to date. The Company's Common Stock is subject to certain restrictions on transfer (see Note 16).

In connection with its emergence from Chapter 11, the Company issued warrants to acquire up to 194,521 shares of Common Stock at $4.24 per share. These warrants expire on June 30, 1999. In June 1992, the Company issued warrants to acquire 290,314 shares of Common Stock at $4.24 per share. These warrants expire on June 30, 1999. In March 1994, the Company issued warrants to acquire 10,170 shares of Common Stock at $1.625 per share. These warrants expire on March 31, 1999. To date, none of these warrants have been exercised. The Company has also granted stock options to key employees and non-employee directors (see Note 13).

Since inception, the Company has not paid any dividends. The Indenture for the Secured Notes, which was discharged in the Restructuring on July 17, 1996, prohibited the Company from paying any cash dividends on the Common Stock until the Secured Notes were repaid. In addition, the Credit Agreement with Foothill prohibits the payment of any cash dividends on the Common Stock without the consent of Foothill until the borrowings under the Credit Agreement are repaid, and the Indenture for the PIK Notes prohibits the payment of any cash dividends on the Common Stock until the PIK Notes are repaid.

NOTE 10 -- SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of non-cash investing and financing activities required by SFAS No.95 "Statement of Cash Flows" are presented below for the year ended June 30, 1996 (dollars in thousands):

                                                                     1996
                                                                 ------------

 Abandonment of two operating campgrounds and elimination of        $2,518
  related nonrecourse obligations (see Note 6)

The Company did not have any non-cash investing or financing activities during the years ended June 30, 1995 or 1994.

NOTE 11 -- SUPPLEMENTAL EARNINGS PER SHARE INFORMATION

As discussed in Note 9, 3,680,550 additional shares of Common Stock were issued in the Restructuring on July 17, 1996. The following earnings per share data reflects the pro forma effect of the issuance of these shares as if the additional shares had been issued as of the beginning of each period presented (shares in thousands):

                                                            Pro Forma
                                                       Year Ended June 30,
                                           -------------------------------------
                                              1994           1995          1996
                                           ---------      ----------    --------

PRIMARY AND FULLY DILUTED NET INCOME
(LOSS) PER SHARE:
    Income (loss) before extraordinary      ($.91)          ($1.61)        $.06
     item
    Extraordinary item                        .09                           .19
                                           ---------      ----------    --------
Net Income (Loss)                           ($.82)          ($1.61)        $.25
                                           =========      ==========    ========

WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING                                7,383            7,383        7,383
                                           =========      ==========    ========

NOTE 12 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires an entity to disclose the estimated fair value of its financial instrument assets and liabilities. Significant estimates and present value calculations were used by the Company for purposes of this disclosure. The estimated fair values of the Company's financial instruments at June 30, 1995 and 1996, and on a pro forma basis as if the Restructuring had occurred as of June 30, 1996, are as follows (dollars in thousands):

                                                                                        Pro Forma
                             June 30, 1995               June 30, 1996                June 30, 1996
                          -------------------         -------------------          -------------------
                           Carrying    Fair            Carrying    Fair            Carrying      Fair
                            Amount     Value            Amount    Value             Amount      Value
                          ---------   -------         ---------   -------          ---------   -------
FINANCIAL ASSETS:                                                                        (unaudited)
Cash and
Cash Equivalents           $ 50,596   $50,596          $37,403   $37,403          $ 9,618      $ 9,618

Restricted Cash               1,629     1,629            2,912     2,912            2,912        2,912

Contracts Receivable         35,386                     21,271                     21,271
Less: allowances and
discount                    (16,688)                    (8,052)                    (8,052)
                            --------                   --------                   --------
                             18,698    21,000           13,219    13,600           13,219       13,600

FINANCIAL LIABILITIES:
Secured Notes, net of
discount                    115,490    93,000           94,350    80,743

Borrowings under Credit
Agreement                                                                          32,000       32,000

PIK Notes                                                                          40,521       30,365

Notes and Mortgages
Payable                       4,753     5,000            1,102     1,000            1,102        1,000

The following methods and assumptions were used to estimate the fair value of each class of the Company's financial instruments at June 30, 1995 and 1996, for which it is practical to estimate that value.

Cash and Cash Equivalents, Restricted Cash and Borrowings under Credit Agreement
--------------------------------------------------------------------------------
The carrying amount approximates fair value because of the short maturity of these instruments.

Contracts Receivable
--------------------
The fair value of contracts receivable is estimated by discounting the future cash flows using the current rates at which the Company estimates a similar loan portfolio would be purchased by a willing third party, after considering risk factors regarding collectibility and future collection costs.

Secured Notes
-------------
The fair value of the Secured Notes is estimated using (i) $18.6 million for the mandatory redemption of Secured Notes due on July 15, 1996, and for the balance,
(ii) quoted market prices for the Company's securities at the balance sheet date. These quoted prices may not represent actual transactions.

PIK Notes
---------
The PIK Notes were issued in a private transaction, and as a result, there is no public trading market for the PIK Notes. As of September 12, 1996, management was not aware of any transaction involving the

PIK Notes. For purposes of SFAS No. 107, management estimates that the fair value of the PIK Notes is 75.5% of face value. This estimate is based on information obtained from holders of the PIK Notes who believe that, if a public trading market for the PIK Notes existed, trades could be anticipated at approximately 75% to 76% of face value.

Notes and Mortgages Payable
---------------------------
The fair value of notes and mortgages payable is estimated based on the borrowing rates currently available for bank loans with similar terms and average maturities.

Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values. Additionally, lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated values.

NOTE 13 -- EMPLOYEE BENEFITS

EMPLOYEE STOCK PLANS
In connection with its emergence from Chapter 11, the Company adopted the 1991 Employee Stock Incentive Plan (the "1991 Employee Plan") to enable the Company and its subsidiaries to attract, retain, and motivate their officers, employees, and directors. Awards under the 1991 Employee Plan may take various forms, including (i)shares of Common Stock, (ii) options to acquire shares of Common Stock ("Options"), (iii)securities convertible into shares of Common Stock, (iv) stock appreciation rights, (v)phantom stock, or (vi) performance units. Options granted under the 1991 Employee Plan may be (i) incentive stock options ("ISOs"), which have certain tax benefits and restrictions, or (ii) non-qualified stock options ("Non-qualified Options"), which do not have any tax benefits and have few restrictions.

The Compensation Committee of the Board of Directors (the "Compensation Committee") may grant awards under the 1991 Employee Plan until December 30, 2001. The recipient of an award duly granted on or prior to such date may thereafter exercise or settle it in accordance with its terms, although the Company may not issue any shares of Common Stock pursuant to any award after December 30, 2011.

The Board of Directors may amend or terminate the 1991 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, and (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval.

The Company reserved 291,780 shares of Common Stock for issuance under the 1991 Employee Plan. Set forth below is a summary of awards made under the 1991 Employee Plan for the years ended June 30, 1994, 1995 and 1996, and awards outstanding as of the end of those years:

                                                            Years ended June 30,
                                                 -------------------------------------
                                                    1994         1995           1996
                                                 ---------    ---------       --------
   ISOs outstanding, beginning of year            285,000       285,000       246,000
     ISOs granted                                                             160,000
     ISOs canceled                                              (39,000)     (246,000)
     ISOs exercised
                                                 ---------     ---------    ----------
   ISOs outstanding, end of year                  285,000       246,000       160,000
                                                 =========     =========    ==========
   ISOs exercisable, end of year                  232,667       246,000        20,000
                                                 =========     =========    ==========
   Shares available for grant, end of year          6,780        45,780       131,780
                                                 =========     =========    ==========

The 285,000 ISOs outstanding at the beginning of fiscal 1994 were granted to key employees in fiscal 1993 with an exercise price of $2.50 per share. Of these 285,000 ISOs, 39,000 and 151,000 were canceled in fiscal 1995 and fiscal 1996, respectively, as a result of employees leaving the Company, and the remaining 95,000 were canceled in fiscal 1996 in connection with the grant of replacement options issued under the 1993 Stock Option and Restricted Stock Purchase Plan as discussed below. The 160,000 ISOs granted in fiscal 1996 include 140,000 ISOs granted to key employees in September 1995 with an exercise price of $.625 per share and 20,000 Non-Qualified Options granted to non-employee directors in January 1996 with an exercise price of $.81 per share. The ISOs granted to key employees in September 1995 have a three-year vesting schedule, and the ISOs granted to directors in January 1996 were fully vested on the date of grant. To date, none of these options have been exercised.

On December 2, 1993, the Company adopted the 1993 Stock Option and Restricted Stock Purchase Plan (the "1993 Employee Plan") in order to enable the Company and its subsidiaries to attract, retain, and motivate their officers and employees. Awards under the 1993 Employee Plan are restricted to (i) awards of the right to purchase shares of Common Stock ("Stock Awards"), or (ii) awards of Options, which may be either ISOs or Non-Qualified Options. The purchase price for any Stock Awards and the exercise price for any Non-Qualified Options may be less than the fair market value of the Common Stock on the date of grant. The exercise price of any ISOs may not be less than the fair market value of the Common Stock on the date of grant.

The Compensation Committee may grant awards under the 1993 Employee Plan until October 20, 2003. The termination of the 1993 Employee Plan, however, will not alter or impair any rights or obligations under any award previously granted under the plan.

The Board of Directors may amend or terminate the 1993 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval, and (iii) the stockholders must approve any amendment decreasing the minimum exercise price specified in the plan for any ISO granted thereunder.

The Company reserved 285,919 shares of Common Stock for issuance under the 1993 Employee Plan. The 1993 Employee Plan limits the number of shares of Common Stock with respect to which awards can be made in any calendar year to any one participant to 200,000 shares. In May 1996, the Company granted 95,000 ISOs under the 1993 Employee Plan at an exercise price of $.59 per share, contingent upon the termination of an equal number of ISOs granted under the 1991 Employee
Plan at an exercise price of $2.50 per share.   The ISOs granted in May 1996
were fully vested on the date of grant. To date, none of these ISOs have been exercised.

DIRECTOR STOCK OPTION PLAN

On December 2, 1993, the Company adopted the 1993 Director Stock Option Plan (the "Director Plan"), which provides for the grant of Non-Qualified Options to non-employee directors of the Company. The Company reserved 50,000 shares of Common Stock for issuance under the Director Plan, all of which were issued as Non-Qualified Options to the non-employee directors of the Company, 25,000 in fiscal 1994 with an exercise price of $2.75 per share and 25,000 in fiscal 1995 with an exercise price of $0.79 per share. As of June30,1996, these options were fully vested and none had been exercised.

The Director Plan is designed to be a "formula plan," pursuant to which each non-employee director will automatically received a grant of Non-Qualified Options to purchase 5,000 shares of Common Stock on the day immediately after each annual meeting of the stockholders at which directors are elected, beginning with the annual meeting held in December 1993. The exercise price of each Non-Qualified Option is required to be equal to the fair market value on the date of grant of such Option as determined under the Director Plan. Generally, the Director Plan specifies that such fair market value is the average trading price of the Common Stock during the period beginning 45 days before the date of grant and ending
15 days before the date of grant.

FLEXIBLE BENEFITS PLAN TRUST FUND

Effective July 1, 1992, the Company established a trust to fund the Company's employee benefit plans (the "Trust Fund"). The benefit plans include the Company's medical plan, dental plan, disability plan, life insurance plan, and accidental death and dismemberment plan, and any other employee welfare benefit plan permissible under Section 3(1) of the Employee Retirement Income Security Act of 1974. The Company has adopted a flexible benefits plan established pursuant to Section 125 of the Code to furnish eligible employees with a choice of receiving cash or certain statutory taxable or non-taxable benefits under the above benefit plans.

The Company from time-to-time makes contributions to the Trust Fund, which are irrevocable. Trust assets may not revert to or inure to the benefit of the Company. Neither the Company, administrator, nor trustee is responsible for the adequacy of the Trust Fund.

While the trustee has virtual plenary authority to manage and invest trust assets, the trustee is required to use trust assets and income exclusively to provide benefits under the plans and to defray reasonable expenses of administering the plans.

EMPLOYEES SAVINGS TRUST

Effective July 1, 1994, the Company adopted the USTrails Inc. Employees Savings Trust for the purpose of establishing a contributory employee savings plan exempt under Section 401(k) of the Code. An eligible employee participating in this plan may contribute up to 10% of his or her annual salary, subject to certain limitations. In addition, the Company may make discretionary matching contributions as determined annually by the Company. The Company made matching contributions totaling $205,000 for the year ended June 30, 1996, and has committed to make matching contributions for the year ended June 30, 1997, in an amount equal to 45% of the voluntary contributions made by each participant, up to 4% of the participant's annual compensation (or a maximum of 1.8% of the participant's annual compensation). Employer contributions are subject to a seven-year vesting schedule.

NOTE 14 -- INDUSTRY SEGMENT INFORMATION

The Company's operations are classified into two business segments: campgrounds and resorts. Operations within the campground segment include (i) the sale of memberships which entitle the member to use certain campground facilities, (ii) the sale of undivided interests related to fee simple sales of interests in campground facilities, (iii) net revenues earned from the reciprocal use program conducted by RPI, (iv) net revenues earned from operations at the campgrounds, and (v) net fees earned from the management of campgrounds owned by third parties. The Company's resort business includes operations at eight full service resorts which primarily consist of the sale of timeshare interests in fully furnished vacation homes, management of the timeshare facilities, and the sale of lots at certain resorts. In addition, the Company operates the common amenities at one resort. The Company plans to dispose of the remaining material resort assets over the next several years.

Operating earnings by business segment are defined as membership dues and other operating revenue less operating expenses. Sales are separately identified. Income and expenses not allocated to business segments include interest income, interest expense, corporate administrative costs, and other income and expenses.

Identifiable assets are those assets used exclusively in the operations of each business segment. Separate information regarding the Canadian operations is not presented as revenues and identifiable assets related to the Canadian operations for the periods presented are less than 10% of the related consolidated amounts.

The following table shows sales, operating earnings (loss), and other financial information by industry segment for the years ended June 30, 1994, 1995 and 1996 (in thousands):

                                                    Year ended June 30, 1994
                                                    ------------------------
                                                              Corporate and
                                    Campgrounds     Resorts       Other            Consolidated
                                    -----------     -------   -------------        ------------
Operating revenues                    $62,015       $ 9,995                          $ 72,010
Sales                                   1,457         2,518                             3,975
Operating earnings (loss)               9,143           393     ($15,503)              (5,967)
Identifiable assets                    83,041        12,227       52,896              148,164
Depreciation                            1,853           218          386                2,457
Capital expenditures                    2,174         1,553          821                4,548

                                                    Year ended June 30, 1994
                                                    ------------------------
                                                              Corporate and
                                    Campgrounds     Resorts       Other            Consolidated
                                    -----------     -------   -------------        ------------
Operating revenues                    $ 61,431      $  8,095                         $  69,526
Sales                                    1,780         2,448                             4,228
Operating earnings (loss)                6,474           418    ($18,560)              (11,668)
Identifiable assets                     74,933         9,012      51,941               135,886
Depreciation                             1,940           165         486                 2,591
Capital expenditures                     3,984           998         750                 5,732

                                                    Year ended June 30, 1994
                                                    ------------------------
                                                              Corporate and
                                    Campgrounds     Resorts       Other            Consolidated
                                    -----------     -------   -------------        ------------
Operating revenues                  $ 59,816        $  6,975                         $  66,791
Sales                                  2,630           1,357                             3,987
Operating earnings (loss)             12,638              35    ($12,185)                  488
Identifiable assets                   65,076           4,705      39,973               109,754
Depreciation                           2,209             123         534                 2,866
Capital expenditures                     621             366          35                 1,022

NOTE 15 -- INDEMNIFICATION ARRANGEMENTS

Under its Articles of Incorporation, the Company must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful). In connection with this indemnification obligation, the Company has entered into indemnification agreements with its directors and officers.

The Company must advance funds to these individuals to enable them to defend any such threatened or pending action, suit or proceeding. The Company cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. In connection with this obligation, the Company and Trails established trusts (the "Indemnification Trusts") that will reimburse their present and former directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. In 1991, the Company and Trails contributed $500,000 and $300,000, respectively, to the Indemnification Trusts. Pursuant to the trust agreements, interest on the trust estates will become part of the trust estates. The Indemnification Trusts will terminate on the earlier of (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estates, or (iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trusts, until (i) a final judgment in such proceeding, (ii)the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Company possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts. NACO also has indemnification obligations to its directors and officers. In connection therewith, NACO contributed $200,000 to a trust. This trust will reimburse NACO directors and certain officers for any indemnifiable damages and expenses that they incur and will advance defense funds to them.


The trust assets, which totaled approximately $1.3 million at June 30, 1996 and December 31, 1996, are included in other assets in the accompanying consolidated balance sheets.

NOTE 16 -- SUBSEQUENT EVENTS


Reincorporation Merger and Transfer Restrictions on Common Stock

On November 19, 1996, the stockholders of USTrails approved the merger (the "Merger") of USTrails into the Company, a newly formed, wholly-owned Delaware subsidiary, pursuant to the Agreement and Plan of Merger dated as of October 1, 1996, between USTrails and the Company (the "Merger Agreement"). The Merger was consummated on November 20, 1996. Pursuant to the terms of the Merger Agreement, the Company is the surviving corporation. Each share of USTrails common stock, par value $.01 per share ("USTrails Common Stock"), outstanding prior to the Merger was converted into the right to receive one share of the Company's common stock, par value $.01 per share ("Company Common Stock"), and each outstanding stock option, warrant or other right to purchase or receive USTrails Common Stock was converted into a similar stock option, warrant or other right to acquire Company Common Stock. The principal purposes of the Merger were to implement the transfer restrictions described below and to change USTrails' state of incorporation to Delaware.


Transfer of Company Common Stock is subject to restrictions designed to avoid an "ownership change" within the meaning of section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Such restrictions are set forth in
Article IX of the Company's Restated Certificate of Incorporation. Article IX generally restricts, until June 30, 2011 (or earlier in certain events), direct or indirect transfer of Company Common Stock that would without the approval of the board of directors of the Company (i) increase to more than 4.75% the percentage ownership of Company Common Stock of any person who at any time during the preceding three-year period did not own more than 4.75% of the Company Common Stock, (ii) increase the percentage of Company Common Stock owned by any person that during the preceding three-year period owned more than 4.75% of the Company Common Stock, or by any group of persons treated as a "5 Percent Shareholder" (as defined in the Code but substituting "4.75%" for "5 Percent"), or

(iii) cause an "ownership change" of the Company. Article IX provides that any direct or indirect transfer of Company Common Stock in violation of Article IX is void ab initio as to the purported transferee, and the purported transferee will not be recognized as the owner of shares owned in violation of Article IX for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of Company Common Stock. Any shares purportedly acquired in violation of Article IX will be transferred to a trustee who will be required to sell them. See the Company's Proxy Statement/Prospectus, dated October 3, 1996 (the "Proxy Statement/Prospectus"), in which the terms of such restrictions were previously reported.

CEO Stock Options
-----------------

At the 1996 Annual Meeting of Stockholders, the stockholders of USTrails also approved the grant of options to purchase 664,495 shares of Common Stock at $0.69 per share to the Company's Chief Executive Officer. The options are exercisable for a period of ten years while the Chief Executive Officer is in the employ of the Company, subject to certain exceptions. These options are fully vested. However, the exercise of the options is subject to restrictions designed to prevent an "ownership change" for federal tax purposes.

NOTE 17 -- CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The following financial statements present the Company's condensed consolidating balance sheets as of June 30,1996 and 1995, and the Company's condensed consolidating statements of operations and cash flows for the years ended June 30, 1996, 1995 and 1994. RPI was acquired by the Company from NACO on September 10, 1992, prior to which RPI was owned by NACO. As a result, RPI's results of operations and financial position as of and for the years presented, have been reflected in a separate column. Wilderness Management commenced operations in January 1994. Since the assets and operations of Wilderness Management are not material, its results of operations and financial position as of and for the years presented have been combined with the balances of RPI for purposes of the following presentation.

These condensed consolidating financial statements are presented to provide additional analysis of, and should be read in conjunction with, the consolidated financial statements of the Company.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 1996
                            (dollars in thousands)

                                                                                RPI AND
                                              USTRAILS   TRAILS     NACO     WILDERNESS(E)    ELIMINATIONS     TOTAL
                                              --------   ------     ----     -------------    ------------     -----
ASSETS
CURRENT ASSETS --
 Cash and cash equivalents                    $ 37,298            $     16       $   89                      $ 37,403
 Current portion of receivables, net             1,921   $ 2,108       375                       ($134)a        4,270
 Accounts and dues receivable, net                           211       311                                        522
 Other current assets                            2,032    22,571     1,687        5,388         (27,006)b       4,672
                                              ---------  -------  ---------      ------       -------------  ---------
 Total current assets                           41,251    24,890     2,389        5,477         (27,140)       46,867
 Receivables, net                                2,252     5,713     1,203                         (219)a       8,949
 Notes receivable from affiliates               29,417                                          (29,417)c
 Real estate and property, net                     104    22,364    26,030           80                        48,578
 Investment in subsidiaries                     21,081                                          (21,081)d
 Other assets                                    2,420     1,503     1,238          199                         5,360
                                              ---------  -------  ---------      ------       -------------  ---------
Total assets                                  $ 96,525   $54,470  $ 30,860       $5,756        ($77,857)     $109,754
                                              =========  =======  =========      ======       =============  =========

 LIABILITIES AND STOCKHOLDERS'  EQUITY
  (DEFICIT)
CURRENT LIABILITIES --
 Accounts payable and accrued liabilities     $  6,077   $ 7,969  $  4,486       $  753         ($1,309)a,b  $ 17,976
 Due to affiliates                              23,748               1,571          378         (25,697)b
 Current portion of long-term debt              28,264       232        34                                     28,530
 Accrued construction costs                                          3,154                                      3,154
 Deferred membership dues revenue                         10,782     5,641        1,176                        17,599
                                              ---------  -------  ---------      ------       -------------  ---------
 Total current liabilities                      58,089    18,983    14,886        2,307         (27,006)       67,259
 Notes payable to parent                                       1    29,416                      (29,417)c
 Long term debt                                 66,086       346       490                                     66,922
 Other liabilities                                 353     1,554     2,010                         (353)        3,564
                                              ---------  -------  ---------      ------       -------------  ---------
Total liabilities                              124,528    20,884    46,802        2,307         (56,776)      137,745
                                              ---------  -------  ---------      ------       -------------  ---------
STOCKHOLDERS' EQUITY (DEFICIT)                 (28,003)   33,586   (15,942)       3,449         (21,081)      (27,991)
                                              ---------  -------  ---------      ------       -------------  ---------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY (DEFICIT)               $ 96,525   $54,470  $ 30,860       $5,756        ($77,857)     $109,754
                                              =========  =======  =========      ======       =============  =========

     a   Entry to eliminate the dealer holdback liability to subsidiaries.
     b   Entry to eliminate other intercompany accounts.
     c   Entry to eliminate intercompany debt and related interest.
     d   Entry to record subsidiaries' results on a consolidated basis.
     e   Includes Wilderness Management assets of $325,000.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 1995
                             (dollars in thousands)

                                                                             RPI AND
                                          USTRAILS   TRAILS      NACO     WILDERNESS(E)  ELIMINATIONS     TOTAL
                                         ---------- --------- ---------- -------------- -------------- -----------
ASSETS
CURRENT ASSETS --
   Cash and cash equivalents              $ 49,267   $   435   $    852       $   42                    $ 50,596
   Current portion of receivables, net       4,364     2,801        155                    ($1,944)a       5,376
   Accounts and dues receivable, net                   1,834      1,183                                    3,017
   Other current assets                        634    10,128      1,023        3,801       (13,233)b       2,353
                                         ---------- --------- ---------- -------------- -------------- -----------
   Total current assets                     54,265    15,198      3,213        3,843       (15,177)       61,342
   Receivables, net                          5,287     8,722        167                       (854)a      13,322
   Notes receivable from affiliates         33,504                                         (33,504)c
   Real estate and property, net               169    26,193     30,597          104                      57,063
   Investment in subsidiaries               11,827                                         (11,827)d
   Other assets                              2,029     1,047        872          211                       4,159
                                         ---------- --------- ---------- -------------- -------------- -----------
   Total assets                           $107,081   $51,160   $ 34,849       $4,158      ($61,362)     $135,886
                                         ========== ========= ========== ============== ============== ===========

LIABILITIES AND STOCKHOLDERS'  EQUITY
  (DEFICIT)
CURRENT LIABILITIES --
   Accounts payable and accrued
    liabilities                           $  9,298   $ 5,968   $  5,230       $  695       ($2,303)a,b  $ 18,888
   Due to affiliates                        11,279                1,238          357       (12,874)b
   Current portion of long-term debt        18,398     2,520      1,017                                   21,935
   Current portion of accrued
    construction costs                                            3,454                                    3,454
   Deferred membership dues revenue                   10,938      6,637        1,047                      18,622
                                         ---------- --------- ---------- -------------- -------------- -----------
   Total current liabilities                38,975    19,426     17,576        2,099       (15,177)       62,899
   Notes payable to parent                                 1     33,503                    (33,504)c
   Long term debt                           97,092       838        378                                   98,308
   Other liabilities                           854     1,906      2,594                       (854)a       4,500
                                         ---------- --------- ---------- -------------- -------------- -----------
Total liabilities                          136,921    22,171     54,051        2,099       (49,535)      165,707
                                         ---------- --------- ---------- -------------- -------------- -----------
STOCKHOLDERS' EQUITY (DEFICIT)             (29,840)   28,989    (19,202)       2,059       (11,827)      (29,821)
                                         ---------- --------- ---------- -------------- -------------- -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)                         $107,081   $51,160   $ 34,849       $4,158      ($61,362)     $135,886
                                         ========== ========= ========== ============== ============== ===========

     a Entry to eliminate the dealer holdback liability to subsidiaries. b Entry to eliminate other intercompany accounts.
     c  Entry to eliminate intercompany debt and related interest.
     d  Entry to record subsidiaries' results on a consolidated basis.
     e  Includes Wilderness Management assets of $325,000.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1996
                            (dollars in thousands)

                                                                             RPI AND
                                          USTRAILS   TRAILS      NACO     WILDERNESS(D)  ELIMINATIONS     TOTAL
                                         ---------- --------- ---------- -------------- -------------- -----------
REVENUES
 Membership dues and other
  campground/resort revenue                          $34,911   $26,481        $   820                    $62,212

 Membership and real estate sales                      2,028     1,959                                     3,987
 Interest income                           $ 6,445     3,446     1,219            267      ($4,621)a       6,756
 Income from subsidiaries                    9,254                                          (9,254)c
 Other income                                   66     4,669    10,977          4,585       (1,256)b      19,041
                                         ---------- --------- ---------- -------------- -------------- -----------
           Total Revenue                    15,765    45,054    40,636          5,672      (15,131)       91,996
                                         ---------- --------- ---------- -------------- -------------- -----------

EXPENSES
 Campground/resort operating
  expenses                                            25,647    23,865            796                     50,308
 Selling and marketing                                 3,652     1,715                                     5,367
 Interest expense                           17,346       146     4,822                      (4,621)a      17,693
 General and administrative                  1,604     3,813     6,312                      (1,256)b,c    10,473
 Restructuring costs                         1,124                                                         1,124
 Other expenses                                        3,721       585          2,237                      6,543
                                         ---------- --------- ---------- -------------- -------------- -----------
           Total Expenses                   20,074    36,979    37,299          3,033       (5,877)       91,508
                                         ---------- --------- ---------- -------------- -------------- -----------

Operating income (loss)                     (4,309)    8,075     3,337          2,639       (9,254)          488

 Income tax (provision) benefit              4,756    (3,471)      (77)        (1,249)                       (41)
 Extraordinary gain                          1,390                                                         1,390
                                         ---------- --------- ---------- -------------- -------------- -----------
Net Income (Loss)                          $ 1,837   $ 4,604   $ 3,260        $ 1,390      ($9,254)      $ 1,837
                                         ========== ========= ========== ============== ============== ===========

     a  Entry to eliminate intercompany interest.
     b  Entry to record subsidiaries' results on a consolidated basis.
     c Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
     d Includes Wilderness Management revenues and expenses of $826,000 and $796,000, respectively.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1995
                            (dollars in thousands)

                                                                             RPI AND
                                          USTRAILS   TRAILS      NACO     WILDERNESS(D)  ELIMINATIONS     TOTAL
                                         ---------- --------- ---------- -------------- -------------- -----------
REVENUES
 Membership dues and other
  campground/resort revenue                          $36,261   $ 28,385       $   554       ($519)a     $  64,681
 Membership and real estate sales                      1,102      3,126                                     4,228
 Interest income                          $  8,509     3,961      1,698           188       (4,421)b        9,935
 Other income                                  660     1,891      7,155         4,845       (1,849)a       12,702
                                         ---------- --------- ---------- -------------- -------------- -----------
           Total Revenue                     9,169    43,215     40,364         5,587       (6,789)        91,546
                                         ---------- --------- ---------- -------------- -------------- -----------

EXPENSES
 Campground/resort operating expenses                 29,789     27,214           613         (519)a,c     57,097
 Selling and marketing                                 3,371      3,000                                     6,371
 Interest expense                           20,370       449      4,562                     (4,421)b       20,960
 General and administrative                  2,239     4,777      6,951                     (1,849)a,c     12,118
 Restructuring costs                           124       308        205                                       637
 Loss from subsidiaries                        926                                            (926)c
 Other expenses                                        2,231      1,074         2,726                       6,031
                                         ---------- --------- ---------- -------------- -------------- -----------
           Total Expenses                   23,659    40,925     43,006         3,339       (7,715)       103,214
                                         ---------- --------- ---------- -------------- -------------- -----------

Operating income (loss)                    (14,490)    2,290     (2,642)        2,248          926        (11,668)

 Income tax (provision) benefit              2,567    (1,656)       (38)       (1,128)                       (255)
                                         ---------- --------- ---------- -------------- -------------- -----------
Net Income (Loss)                         ($11,923)  $   634    ($2,680)      $ 1,120      $   926       ($11,923)
                                         ========== ========= ========== ============== ============== ===========

     a Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
     b  Entry to eliminate intercompany interest.
     c  Entry to record subsidiaries' results on a consolidated basis.
     d Includes Wilderness Management revenues and expenses of $554,000 and $613,000, respectively.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1994
                            (dollars in thousands)

                                                                             RPI AND
                                          USTRAILS   TRAILS      NACO     WILDERNESS(D)  ELIMINATIONS     TOTAL
                                         ---------- --------- ---------- -------------- -------------- -----------
REVENUES
Membership dues and other
 campground/resort revenue                           $36,873    $30,153      $  153           ($455)a    $ 66,724
Membership and real estate sales                         978      2,997                                     3,975
Interest income                           $10,039      4,899      2,409                      (5,145)b      12,202
Income from subsidiaries                    4,414                                            (4,414)c
Other income                                   38      4,219     10,636       5,286          (2,158)a      18,021
                                         ---------- --------- ---------- -------------- -------------- -----------
          Total Revenue                    14,491     46,969     46,195       5,439         (12,172)      100,922
                                         ---------- --------- ---------- -------------- -------------- -----------
EXPENSES
Campground/resort operating expenses                  28,210     27,644         270            (455)a,     55,669
Selling and marketing                                  1,752      2,429                                     4,181
Interest expense                           20,624      1,426      4,541                      (5,145)b      21,446
General and administrative                  2,784      5,077      6,700                      (2,158)a,     12,403
Restructuring costs                         1,101      1,285        927                                     3,313
Other expenses                                         6,037        785       3,055                         9,877
                                         ---------- --------- ---------- -------------- -------------- -----------
          Total Expenses                   24,509     43,787     43,026       3,325          (7,758)      106,889
                                         ---------- --------- ---------- -------------- -------------- -----------

Operating income (loss)                   (10,018)     3,182      3,169       2,114          (4,414)       (5,967)

 Income tax (provision) benefit             3,301     (2,051)      (374)     (1,301)                         (425)
 Minority interest                                                                             (325)c        (325)
                                         ---------- --------- ---------- -------------- -------------- -----------
Net income (loss) before extraordinary
 item                                      (6,717)     1,131      2,795         813          (4,739)       (6,717)
 Extraordinary gain                           671                                                             671
                                         ---------- --------- ---------- -------------- -------------- -----------
Net Income (Loss)                         ($6,046)   $ 1,131    $ 2,795      $  813         ($4,739)      ($6,046)
                                         ========== ========= ========== ============== ============== ===========

     a Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
     b  Entry to eliminate intercompany interest.
     c Entry to record subsidiaries' results on a consolidated basis and reflect minority interest.
     d Includes Wilderness Management revenues and expenses of $153,000 and $270,000, respectively.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JUNE 30, 1996
                            (dollars in thousands)

                                                                           RPI AND
                                          USTRAILS    TRAILS      NACO     WILDERNES    TOTAL
                                        ------------ --------- ---------- ----------- ---------
OPERATING ACTIVITIES:
  Collections of receivables              $  5,306   $  5,106   $  1,839              $ 12,251
  Interest received                          1,577      3,446        912    $   267      6,202
  Interest paid                            (14,174)      (146)      (225)              (14,545)
  Intercompany interest                      4,621                (4,621)
  Receipts from sales and operations            66     39,329     32,084      5,530     77,009
  Management fees, net                        (597)     3,561     (2,964)
  Refund of excess dealer holdback          (1,925)       496      1,429
  Deposit for Letter of Credit              (1,500)                                     (1,500)
  Expenditures for:
    Property operations                               (24,467)   (22,121)    (3,039)   (49,627)
    Sales and marketing                                (3,649)    (1,721)               (5,370)
    General and administrative              (2,065)    (7,466)    (4,296)              (13,827)
    Insurance premiums                        (155)    (2,836)    (2,185)               (5,176)
    Income tax refund (payment)              4,756     (3,471)       (77)    (1,249)       (41)
  Other, net                                  (851)     1,069          3                   221
                                        ------------ --------- ---------- ----------- ---------
Net operating activities                    (4,941)    10,972     (1,943)     1,509      5,597
                                        ------------ --------- ---------- ----------- ---------

INVESTING ACTIVITIES:
  Capital and HUD-related
   expenditures                                           155       (851)       (16)    (1,022)
  Proceeds from the sale of assets               3        308      6,916         12      7,239
                                        ------------ --------- ---------- ----------- ---------
Net investing activities                         3        153      6,065         (4)     6,217
                                        ------------ --------- ---------- ----------- ---------

FINANCING ACTIVITIES:
  Mandatory redemption of Secured
   Notes                                   (18,599)                                    (18,599)
  Repurchase of Secured Notes               (5,275)                                     (5,275)
  Repayments of intercompany debt,
   net                                       4,087                (4,087)
  Advances to parent                        12,756    (11,298)               (1,458)
  Repayments of notes payable                            (262)      (871)               (1,133)
                                        ------------ --------- ---------- ----------- ---------
Net financing activities                    (7,031)   (11,560)    (4,958)    (1,458)   (25,007)
                                        ------------ --------- ---------- ----------- ---------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                               (11,969)      (435)      (836)        47    (13,193)

CASH AND CASH EQUIVALENTS:
  Beginning of year                         49,267        435        852         42     50,596
                                        ------------ --------- ---------- ----------- ---------
  End of year                             $ 37,298   $      0   $     16    $    89   $ 37,403
                                        ============ ========= ========== =========== =========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1995
                             (dollars in thousands)

                                                                                              RPI AND
                                          USTRAILS         TRAILS           NACO             WILDERNESS           TOTAL
                                         ----------      ---------       ---------         -------------       -----------
OPERATING ACTIVITIES:
 Collections of receivables                 $8,133         $6,550          $1,995                                 $16,678
 Interest received                           4,020          3,969           1,281                                   9,270
 Interest paid                             (15,290)          (440)           (143)                                (15,873)
 Intercompany interest                       4,421             (9)         (4,412)
 Receipts from sales and operations             37         39,370          36,181             $5,679               81,267
 Management fees, net                         (331)         2,788          (2,457)
 Refund of excess dealer holdback           (1,729)                         1,729
 Expenditures for:
   Property operations                                    (27,316)        (25,855)            (3,597)             (56,768)
   Sales and marketing                                     (2,723)         (2,922)                                 (5,645)
   General and administrative               (2,640)        (9,703)         (5,890)                                (18,233)
   Insurance premiums                         (217)        (2,484)         (1,830)               (22)              (4,553)
   Income tax refund (payment)               2,795         (1,840)            (62)            (1,149)                (256)
 Other, net                                    (33)          (756)          1,009               (220)
                                         ----------      ---------       ---------         ------------        -----------
Net operating activities                      (834)         7,406          (1,376)               691                5,887
                                         ----------      ---------       ---------         ------------        -----------
INVESTING ACTIVITIES:
 Capital and HUD-related expenditures          (30)        (2,765)         (2,885)               (52)              (5,732)
 Proceeds from the sale of assets                9             91           1,032                                   1,132
                                         ----------      ---------       ---------         ------------        -----------
Net investing activities                       (21)        (2,674)         (1,853)               (52)              (4,600)
                                         ----------      ---------       ---------         ------------        -----------
FINANCING ACTIVITIES:
 Repayments of intercompany debt, net       (3,425)                         3,425
 Advances to parent                          4,588         (4,106)            161               (643)
 Repayments of notes payable                                 (308)            (61)                                   (369)
 Retirement of capital lease                                 (381)                                                   (381)
                                         ----------      ---------       ---------         ------------        -----------
Net financing activities                     1,163         (4,795)          3,525               (643)                (750)
                                         ----------      ---------       ---------         ------------        -----------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                   308            (63)            296                 (4)                 537

CASH AND CASH EQUIVALENTS:
 Beginning of year                          48,959            498             556                 46               50,059
                                         ----------      ---------       ---------         ------------        -----------
 End of year                               $49,267           $435            $852                $42              $50,596
                                         ==========      =========       =========         ============        ===========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JUNE 30, 1994
                            (dollars in thousands)

                                                                                        RPI AND
                                            USTRAILS         TRAILS          NACO      WILDERNESS      TOTAL
                                          -------------    ----------     ---------    ------------  ----------
OPERATING ACTIVITIES:
 Collections of receivables                  $15,142         $8,374          $2,740                    $26,256
 Interest received                             4,738          4,087           1,391                     10,216
 Interest paid                               (16,961)          (628)           (209)                   (17,798)
 Intercompany interest                         5,152           (790)         (4,362)
 Receipts from sales and operations                          39,692          34,243         $5,495      79,430
 Management fees, net                           (981)         2,250          (1,269)
 Expenditures for:
   Property operations                                      (24,948)        (24,933)        (3,074)    (52,955)
   Sales and marketing                                       (2,907)         (1,306)                    (4,213)
   General and administrative                 (3,838)        (7,111)         (6,417)                   (17,366)
   Insurance premiums                            (14)        (2,350)         (2,647)            (2)     (5,013)
   Income tax refund (payment)                 4,410         (3,071)           (162)        (1,420)       (243)
 Other, net                                      240            109             578                        927
                                           -------------   ------------   -------------   ----------- -----------
Net operating activities                       7,888         12,707          (2,353)           999      19,241
                                           -------------   ------------   -------------   ----------- -----------
INVESTING ACTIVITIES:
 Capital and HUD-related expenditures           (140)        (1,450)         (2,927)           (31)     (4,548)
 Proceeds from the sale of assets                             4,167           6,227                     10,394
 Acquisition of remaining 20%
   minority interest in Trails                (7,497)                                                   (7,497)
                                           -------------   ------------   -------------   ----------- -----------
Net investing activities                      (7,637)         2,717           3,300            (31)     (1,651)
                                           -------------   ------------   -------------   ----------- -----------
FINANCING ACTIVITIES:
 Repayments of intercompany debt, net         10,546        (10,168)           (378)
 Advances to parent                            4,699         (3,765)                          (934)
 Repayments of notes payable                                 (1,480)           (800)                    (2,280)
 Repurchase of Secured Notes                  (8,000)                                                   (8,000)
 Payment of consent fees to Secured
   Noteholders                                (1,610)                                                   (1,610)
                                           -------------   ------------   -------------   ----------- -----------
Net financing activities                       5,635        (15,413)         (1,178)          (934)    (11,890)
                                           -------------   ------------   -------------   ----------- -----------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                   5,886             11            (231)            34       5,700

CASH AND CASH EQUIVALENTS:
 Beginning of year                            43,073            487             787             12      44,359
                                           -------------   ------------   -------------   ----------- -----------
 End of year                                 $48,959           $498            $556            $46     $50,059
                                           =============   ============   =============   =========== ===========

SCHEDULE II

        THOUSAND TRAILS, INC (FORMERLY USTRAILS INC) AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)


Description:                                                    Balance at                                        Balance at
                                                                   the                                               the
         Valuation and qualifying accounts       Year          beginning of                                      beginning of
             deducted from assets                ended           the year         Additions      Deductions        the year
      -------------------------------------     --------       --------------  ---------------  -------------    --------------
      Allowance for doubtful accounts            6/30/96         $13,806           $24            $7,540 a          $6,290

                                                 6/30/95          17,495           546 b           4,235            13,806
                                                 6/30/94          26,710         1,122 c          10,337            17,495

      Allowance for uncollectible dues           6/30/96          $4,008        $4,754 d          $4,096            $4,666
        receivable                               6/30/95           4,611         4,400             5,003             4,008
                                                 6/30/94           4,045         4,050 d           3,484             4,611
      Allowance for interest discount,           6/30/96          $2,882        $    0            $1,120            $1,762
        collection costs and valuation           6/30/95           4,333           550 e           2,001 f           2,882
        discount                                 6/30/94           6,711             0             2,378             4,333

      Deferred tax valuation allowance           6/30/96         $18,340        $5,532                $0           $23,872

                                                 6/30/95          15,548         2,792                 0            18,340
                                                 6/30/94           6,754         8,794                 0            15,548

      Other
      -----
      Accrued resort disposition costs           6/30/94          $3,753            $0            $3,753 g              $0


      a Includes a reduction in the allowance for doubtful accounts of $5,146. b Includes an allowance for doubtful accounts of $523 recorded in connection with the repurchase of contracts receivable from a third party.
      c Includes an increase in the allowance for doubtful accounts of $1,000. d Includes a reduction in the allowance for uncollectible dues receivable of $1,000.
      e Represents a valuation allowance of $550 recorded in connection with the repurchase of contracts receivable from a third party.
      f  Includes a reduction in the allowance for collection costs of $540.
      g  Includes the reversal of accrued resort disposition costs of $3,135.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THOUSAND TRAILS, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THOUSAND TRAILS, INC. SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               _________________

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Co-Registrants............................................................ (iii)
Available Information..................................................... (iii)
Additional Information.................................................... (iii)
Reports to Security Holders...............................................  (iv)
Prospectus Summary........................................................     1
Risk Factors..............................................................     4
The Company...............................................................     8
Consolidated Ratios of Earnings to Fixed Charges..........................     9
Use of Proceeds...........................................................    10
Capitalization............................................................    10
Selected Financial Data...................................................    11
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.....................................    12
Business..................................................................    32
Legal Proceedings.........................................................    42
Management................................................................    42
Executive Compensation....................................................    43
Certain Transactions......................................................    51
Security Ownership........................................................    52
Selling Security Holders..................................................    55
Plan of Distribution......................................................    57
Description of PIK Notes..................................................    57
Certain Federal Income Tax Considerations.................................    77
Experts...................................................................    81
Legal Matters.............................................................    81
Consolidated Financial Statements.........................................   F-1


                             THOUSAND TRAILS, INC.


                               $38,042,000
                              SENIOR SUBORDINATED
                                  PAY-IN-KIND
                                NOTES DUE 2003


                                  PROSPECTUS

                         DATED FEBRUARY 28, 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following expenses (other than registration and NASD filing fees) are estimated. None of them is to be paid by the Selling Security Holders. The Registrant anticipates that it will incur additional expenses in connection with any post-effective amendments to the Registration Statement and any supplements to the Prospectus included therein:


          Securities and Exchange Commission registration fee..  $ 14,569
          Blue Sky fees and expenses...........................    35,000
          Printing.............................................     5,000
          Accountants' fees and expenses.......................     7,500
          Legal fees and expenses..............................    80,000
          Registrar fees and expenses..........................     9,000
          Miscellaneous........................................     3,931

                    Total......................................  $150,000
                                                                 ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under its Bylaws, the Registrant must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful).

          The Registrant must advance funds to these individuals to enable them to defend any such threatened or pending action, suit, or proceeding. The Registrant cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. The Registrant has established trusts (the "Indemnification Trusts") that will reimburse its present and former directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. The Registrant contributed $800,000 to the Indemnification Trusts. Pursuant to the trust agreements, interest on the Indemnification Trusts corpus becomes part of the trust estate.

          The Indemnification Trusts will terminate on the earlier of: (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estate, or (iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trust, until: (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Registrant possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts.

          Section 145 of the Delaware Corporate Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

          The Registrant has entered into Indemnity Agreements with its directors and officers contractually obligating the Company to provide indemnification rights substantially similar to those described above.

          The Registrant is empowered by Section 102(b)(7) of the Delaware Corporate Law to include a provision in its Certificate of Incorporation that limits a director's liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. The Registrant's Certificate of Incorporation states that directors shall not be liable for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Delaware Corporate Law.

          The Registrant maintains directors' and officers' insurance for certain expenses and losses.

          Under the Registrant's stock option plans, the Registrant must indemnify the members of the Board of Directors of the Company and the Compensation Committee thereof, which committee administers the plans, for any damages and expenses that they incur in connection with such plans or the making of awards thereunder, so long as they act in good faith.

          Additionally, National American Corporation ("NACO"), a wholly-owned subsidiary of the Registrant and a Co-Registrant, has indemnification obligations to its directors and officers. In connection therewith, NACO contributed $200,000 to a trust. The trust will reimburse the NACO directors and officers for any indemnifiable damages and expenses that they incur and will advance defense funds to them.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          (a) Securities issued in Private Exchange.  On July 17, 1996, the
              -------------------------------------
Registrant's predecessor, its former parent company, consummated a debt restructuring (the "Restructuring") whereby all of the $101,458,000 principal amount of its 12% Secured Notes Due 1998 (the "Secured Notes") were retired. As part of the Restructuring, the Registrant's predecessor issued $40,218,000 principal amount of its Senior Subordinated Pay-In-Kind Notes Due 2003 (the "PIK Notes") and 3,680,550 shares of its Common Stock, par value $.01 per share (the "Old Common Stock"), and paid $32,716,000 in cash, plus accrued interest on the Secured Notes, in exchange for $81,790,000 in principal amount of Secured Notes. The PIK Notes and Old Common Stock were acquired by exchanging Secured Noteholders, all of whom confirmed their status as "accredited investors," in an exchange that met the requirements of Rule 506 under Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The PIK Notes were assumed by the Registrant as the result of a reincorporation merger (the "Reincorporation Merger"), in which the Registrant's predecessor was merged into the Registrant. The PIK Notes are also guaranteed by all of the Respondent's wholly-owned subsidiaries (other than an immaterial utility subsidiary). The Old Common Stock was converted on a share for share basis into Common Stock, par value $.01 per share (the "New Common Stock") of the Registrant in the Reincorporation Merger. The Reincorporation Merger, which became effective on November 20, 1996, was approved by stockholders after solicitation in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and the registration of the New Common Stock through a registration statement on Form S-4 under the Securities Act. The PIK Notes are currently the subject of the Registration Statement in which this Item 15 is included.

          (b) Stock Option Agreement.  On November 19, 1996, the stockholders of
              ----------------------
the Registrant's predecessor approved the grant to William J. Shaw, the Registrant's Chairman, President and Chief Executive Officer, of options to purchase 664,495 shares of Old Common Stock at $.069 per share. The options became exercisable for New Common Stock as a result of the Reincorporation Merger.

          The options are evidenced by a stock option agreement, dated as of August 1, 1996 (the "Stock Option Agreement"), approved by the Special Committee of the Board of Directors in connection with the Restructuring. The exercise price under the Stock Option Agreement represents the average closing bid quotation for the Old Common Stock as quoted through the NASD OTC Bulletin Board and National Quotation Bureau's Pink Sheets for the ten business days immediately following the date the Restructuring was consummated and, in the judgment of the Special Committee and the Board of Directors, reflected the fair market value of the Old Common Stock as of the date the Restructuring was consummated in view of the fact that the Old Common Stock was lightly traded.

          The options granted to Mr. Shaw are exercisable immediately, in full or in part, for a term of ten years, while Mr. Shaw is in the employ of the Registrant and for a 90-day period thereafter except in the event of the termination of Mr. Shaw's employment due to death or permanent disability, in which case the options will be exercisable for one year thereafter, or for "cause," in which case the options will terminate immediately. However, Mr. Shaw will not be permitted to exercise the options if, and to the extent that, such exercise would cause an increase in the amount of "ownership change" (for federal income tax purposes). In the event options would otherwise expire at a time Mr. Shaw is not permitted to exercise all or a portion of the options because to do so would increase the amount of "ownership change" (the "Exercise Restriction"), generally the term of the options will be extended with respect to that portion of the options which would cause an increase in order to ensure that Mr. Shaw will have at least a 90-day period after such limitations cease within which to exercise such options. However, solely with respect to that portion of the options intended to be incentive stock options, the Exercise Restrictions will not apply during the last 90 days of the ten year term, and, if unexercised at the end of such ten year term, such options will expire. Neither the options, nor any interest therein, may be assigned or transferred except by will or the laws of descent and distribution.

          The exercise price is payable in cash, except that with the prior approval of the Board committees administering the Stock Option Agreement, the exercise price may instead be paid in whole or in part by the delivery to the Registrant of a certificate or certificates representing shares of New Common Stock, provided that the Registrant is not then prohibited by the terms of any contractual obligation or legal restriction from purchasing or acquiring such shares of New Common Stock.

          The Options were issued to Mr. Shaw in a private placement exempt from the registration requirements of the Securities Act by Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits.

Exhibit
Number                        Description
------                        -----------

 2.1 Agreement and Plan of Merger, dated as of October 1, 1996, between the Registrant and USTrails Inc. (predecessor in interest to the Registrant) (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the Registration Statement on Form S-4, Registration Statement No. 333-13339 (the "S-4 Registration Statement")).

 2.2 Plan of Reorganization of USTrails Inc. ("USTrails") (which was formerly known as NACO Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

2.3 Offer to Purchase for Cash USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by USTrails, dated June 5, 1996 (the "Offer to Purchase") (incorporated by reference to
          Exhibit 99.2 to USTrails' Current Report on Form 8-K filed with the SEC on June 7, 1996).

2.4 Supplement to the Offer to Purchase, dated June 21, 1996 (incorporated by reference to Exhibit 2.5 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

2.5 Private Placement Memorandum by USTrails offering to exchange USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 to certain holders of such notes, dated June 28, 1996 (the "Private Placement Memorandum") (incorporated by reference to
          Exhibit 2.6 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

2.6 Letter of Transmittal pertaining to the transmittal of USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by USTrails in the Private Placement Memorandum (incorporated by reference to Exhibit 2.7 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

2.7 Supplement to the Private Placement Memorandum, dated July 15, 1996 (incorporated by reference to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4 Registration Statement).

3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

4.1 Indenture, dated as of July 17, 1996, among USTrails, Fleet National Bank, as Trustee, and certain other parties described therein, pertaining to USTrails' Senior Subordinated Pay-In-Kind Notes Due 2003 (the "Indenture") (incorporated by reference to Exhibit 4.36 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

4.2 First Supplemental Indenture, dated as of November 20, 1996, by and among the Registrant, each subsidiary of the Registrant named as a subsidiary guarantor therein and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

4.3 Form of Senior Subordinated Pay-In-Kind Note Due 2003 (incorporated by reference to Exhibit 4.37 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

4.4 Registration Rights Agreement, dated as of July 17, 1996, between USTrails and Fleet National Bank as Trustee (incorporated by reference to Exhibit 4.38 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

5.1 Opinion of Gibson, Dunn & Crutcher LLP, counsel to the Registrant, as to the validity of the securities being registered.

10.1 Credit Agreement, dated as of December 31, 1991, between USTrails and NACO (incorporated by reference to Exhibit 10.27 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between USTrails and NACO (incorporated by reference to Exhibit 10.48 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1993).

10.3 Second Amendment to Credit Agreement, dated as of November 10, 1994, between USTrails and NACO (incorporated by reference to Exhibit 10.3 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).

10.4 Third Amendment to Credit Agreement, dated as of July 1, 1996, between NACO and the Registrant.

10.5 Amended and Restated Revolving Credit Note, dated as of July 1, 1996, pursuant to which the Registrant provides a $40,000,000 revolving credit facility to NACO.

10.6 Amended and Restated Term Loan Note, dated as of July 1, 1996, pursuant to which the Registrant provided a $10,765,000 term loan to NACO.

10.7 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes USTrails (incorporated by reference to Exhibit 10.5 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

10.8 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of USTrails, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit
          10.56 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

10.9 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of USTrails, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.57 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

10.10 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to USTrails a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between USTrails and NACO (incorporated by reference to Exhibit 10.31 to USTrails' Annual Report on Form 10-K for the year ended June 30. 1992).

10.11 First Supplement and Amendment to Security Agreement, dated as of May 20, 1993, among NACO and certain of its subsidiaries, RPI, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

10.12 Form of Mortgage from NACO and its subsidiaries to USTrails pursuant to the credit agreement between USTrails and NACO (incorporated by reference to Exhibit 10.32 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992), and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to

          Exhibit 10.55 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

10.13 Form of First Amendment to Mortgage from NACO and its subsidiaries to USTrails amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to USTrails pursuant to the credit agreement between USTrails and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to Exhibit 10.13 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).

10.14 Loan and Security Agreement, dated as of July 10, 1996 (the "Loan Agreement"), between USTrails and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.15 Secured Promissory Note (Account Note), dated July 10, 1996, from USTrails payable to Foothill Capital Corporation (incorporated by reference to Exhibit 10.20 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.16 Secured Promissory Note (Term Note), dated July 10, 1996, from USTrails payable to Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.17 Form of Pledge and Security Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.18 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure USTrails' obligations under the Loan Agreement, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.19 Form of Assignment of Indebtedness and Mortgage, dated as of July 10, 1996, transferring the liens securing certain indebtedness that NACO owes to USTrails to Foothill Capital Corporation under the Loan Agreement, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.20 Form of Subordination Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, subordinating the security interests under the credit agreement between USTrails and NACO to the security interests under the Loan Agreement, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.21 USTrails' 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

10.22 USTrails' 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.22 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

10.23 USTrails' 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

10.24 Amendment No. 1 to USTrails' 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30, 1996).

10.25 Amendment No. 1 to USTrails' 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30,
          1996).

10.26 Amendment No. 1 to USTrails' 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.10 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30, 1996).

10.27 Stock Option Agreement, dated as of August 1, 1996 between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.26 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

10.28 Assumption of Obligations, dated as of November 20, 1996, by the Registrant, assuming the obligations of USTrails under the USTrails Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails Inc. 1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, and March 2, 1994 to May 16, 1995; and the Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.27 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

10.29 Employment Agreement, dated as of May 11, 1995, between USTrails and William J. Shaw, and related Standby Letter of Credit, dated September 22, 1995, issued by The Bank of California, N.A., for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's Employment Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

10.30 Letter dated June 29, 1996, from William J. Shaw to USTrails, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1996).

10.31 Amended and Restated Employment Agreement, dated as of September 10, 1992, among NACO, USTrails, RPI, and William F. Dawson (incorporated by reference to Exhibit 10.49 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1993), and Letter, dated December 1, 1995, from RPI to William F. Dawson, regarding certain compensation arrangements (incorporated by reference to Exhibit 10.4 to USTrails' Quarterly on Form 10-Q for the quarter ended December 31, 1995).

10.32 Amended and Restated Employment Agreement, dated as of December 2, 1992, among NACO, USTrails and Walter B. Jaccard (incorporated by reference to Exhibit 10.1 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1992), and amendment dated November 15, 1994 (incorporated by reference to Exhibit 10.30 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.1 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1995).

10.33 Amended and Restated Employment Agreement, dated as of October 21, 1993, between USTrails and Harry J. White, Jr. (incorporated by reference to Exhibit 99.3 to USTrails' Quarterly Report on Form l0-Q for the quarter ended September 30, 1993), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.2 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1995).

10.34 Employment Agreement, dated as of August 31, 1995, between USTrails and R. Gerald Gelinas (incorporated by reference to Exhibit 10.32 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).

10.35 Indemnification Agreement, dated as of February 18, 1992, between USTrails and Andrew Boas (incorporated by reference to Exhibit 10.23 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1992), and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.33 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

10.36 Indemnification Agreement, dated as of September 1, 1995, between USTrails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.36 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.37 Indemnification Agreement, dated as of September 1, 1995, between NACO and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.37 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.38 Indemnification Agreement, dated as of May 8, 1991, between USTrails and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.38 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.39 Indemnification Agreement, dated as of November 20, 1996, between the Registrant and William J. Shaw and schedule of substantially identical Indemnification Agreements.

10.40 Lease, dated February 24, 1994, as amended, between Carter-Crowley Properties, Inc. as lessor, and USTrails as lessee, relating to USTrails' offices in Dallas, Texas (incorporated by reference to Exhibit 10.35 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1994).

10.41 Lease, dated October 7, 1987, as amended, between Hardy Court Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1994).

10.42 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) and Old Trails (the "Old Trails Trust

          Agreement") (incorporated by reference to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-9246).

10.43 Supplement No. 1 to Grantor Trust Agreement, dated as of July 16, 1996, by USTrails in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement.

10.44 Supplement No. 2 to Grantor Trust Agreement, dated as of November 20, 1996, by the Registrant in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement.

10.45 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) and NACO (incorporated by reference to Exhibit 10.43 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1992).

10.46 Grantor Trust Agreement, dated May 8, 1991, between USTrails and Texas Commerce Bank, N.A. (the "TCB Trust Agreement") (incorporated by reference to Exhibit 10.41 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

10.47 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank of California, N.A. (formerly known as The Bank of California, N.A.), Texas Commerce Bank, National Association, USTrails, and certain beneficiaries under the TCB Trust Agreement (incorporated by reference to Exhibit 10.51 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

10.48 Supplement to Grantor Trust Agreement, dated as of November 20, 1996, by the Registrant in favor of Union Bank of California, N.A. supplementing the TCB Trust Agreement (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

10.49 Trust Agreement, dated as of July 22, 1992, establishing USTrails' Flexible Benefits Plan Trust Fund (incorporated by reference to
          Exhibit 10.45 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

10.50 USTrails Inc. Employee Savings Trust, dated as of July 1, 1994, between USTrails and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1994).

10.51 Tax Allocation Agreement, dated as of September 10, 1992, between USTrails and Resort Parks International (incorporated by reference to
          Exhibit 99.6 to USTrails' Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).

10.52 Tax Allocation Agreement, dated as of July 1, 1991, between USTrails and NACO (incorporated by reference to Exhibit 10.44 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1994).

10.53 Tax Allocation Agreement, dated as of October 29, 1993, between USTrails and Wilderness Management (incorporated by reference to Exhibit 10.46 to USTrails' Annual Report on Form 10-K for the year ended June 30,1994).

10.54 Sample form of current Membership Contract (incorporated by reference to Exhibit 10.20 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

10.55 Form of Subordination Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, subordinating the security interests under the credit agreement between USTrails and NACO to the security interests under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1996).


11.1      Statement re: Computation of Earnings

12.1      Statement of computation of ratio of earnings to fixed charges.

21.1      Subsidiaries of the Registrant.

23.1      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2      Consent of Arthur Anderson LLP.

24.1      Power of Attorney (see signature page of this Registration Statement).

25.1      Statement of Eligibility of the Trustee on Form T-1.

99.1 Form of Compliance Agreement between the Registrant and Selling Security Holders.


99.2 Supplement to Compliance Agreement between the Registrant and Selling Security Holders.

(b)  Financial Statement Schedules.


  Schedule
   Number                  Description
-------------  ----------------------------------

Schedule II    Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS

          (a)  The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation Registration Fee" table in the effective Registration Statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         [SIGNATURES ON THE NEXT PAGE]

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Thousand Trails, Inc., a Delaware corporation, and the Co-Registrants named below have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the ____ day of February, 1997.

                              THOUSAND TRAILS, INC.,

                              A DELAWARE CORPORATION

                              By: /s/ William J. Shaw
                                 ------------------------------------------
                                      Name:  William J. Shaw
                                      Title:  President and Chief Executive
                                              Officer

                              CO-REGISTRANTS:
                              --------------

                              BEECH MOUNTAIN LAKES CORPORATION CAROLINA LANDING
                               CORPORATION
                              CARRIAGE MANOR CORPORATION
                              CHEROKEE LANDING CORPORATION
                              CHIEF CREEK CORPORATION
                              DIXIE RESORT CORPORATION
                              FOXWOOD CORPORATION
                              G L LAND DEVELOPMENT, INC.
                              LAKE ROYALE CORPORATION
                              LAKE TANSI VILLAGE, INC.
                              LML RESORT CORPORATION
                              NATCHEZ TRACE WILDERNESS PRESERVE
                               CORPORATION
                              NATIONAL AMERICAN CORPORATION
                              QUAIL HOLLOW PLANTATION CORPORATION
                              QUAIL HOLLOW VILLAGE, INC.
                              RECREATION LAND CORPORATION
                              RECREATION PROPERTIES, INC.
                              RESORT LAND CORPORATION
                              TANSI RESORT, INC.
                              THE KINSTON CORPORATION
                              THE VILLAS OF HICKORY HILLS, INC.
                              THOUSAND TRAILS (CANADA) INC.
                              TT OFFSHORE, LTD.
                              UST WILDERNESS MANAGEMENT
                               CORPORATION
                              WESTERN FUN CORPORATION

                                WESTWIND MANOR CORPORATION
                                WOLF RUN MANOR CORPORATION

                                By: /s/ William J. Shaw
                                    --------------------------------------------
                                Name:   William J. Shaw
                                Title:  President and Chief Executive Officer


                                 RESORT PARKS INTERNATIONAL, INC.


                                By: /s/ William F. Dawson*
                                   ---------------------------------------------
                                Name:   William F. Dawson
                                Title:  Chief Executive Officer


                                *By: /s/ William J. Shaw
                                     ----------------------

                                         William J. Shaw


                                         Attorney-in-fact

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 27, 1997.


REGISTRANT OFFICERS AND DIRECTORS

         Signature                               Title
         ---------                               -----

 /s/ William J. Shaw         Director, Chairman of the Board, President and
---------------------------
     William J. Shaw         Chief Executive Officer (principal executive
                             officer)

 /s/ Harry J. White, Jr.*    Vice President, Chief Financial Officer, Chief
---------------------------
     Harry J. White, Jr.     Accounting Officer and Treasurer (principal
                             financial and accounting officer)

 /s/ Andrew M. Boas*         Director
---------------------------
     Andrew M. Boas

 /s/ William P. Kovacs*      Director
---------------------------
     William P. Kovacs

 /s/ Donald R. Leopold*      Director
---------------------------
     Donald R. Leopold

 /s/ H. Sean Mathis*         Director
---------------------------
     H. Sean Mathis

 /s/ Douglas K. Nelson*      Director
---------------------------
     Douglas K. Nelson


*By:  /s/ William J. Shaw
----------------------------
      William J. Shaw

      Attorney-in-fact

CO-REGISTRANT OFFICERS AND DIRECTORS (OTHER THAN SHOREWOOD CORPORATION)

        Signature                                   Title
        ---------                                   -----

 /s/ William J. Shaw         Director, President
---------------------------
     William J. Shaw

 /s/ Harry J. White, Jr.*    Director/*/, Vice President and Assistant Secretary
---------------------------
     Harry J. White, Jr.

 /s/ Kenneth E. Hendrycy*    Director, Vice President and Secretary or
---------------------------
     Kenneth E. Hendrycy     Assistant Secretary

 /s/ Walter B. Jaccard*      Director, Vice President and Secretary or
---------------------------
     Walter B. Jaccard       Assistant Secretary

 /s/ David A. McCrum*        Treasurer
---------------------------
     David A. McCrum

_________________
/*/ National American Corporation only


*By:  /s/ William J. Shaw
      ------------------------

      William J. Shaw


      Attorney-in-fact



RESORT PARKS INTERNATIONAL, INC.


          Signature                            Title
          ---------                            -----
 /s/ William J. Shaw         Director, Vice President
---------------------------
     William J. Shaw

 /s/ Harry J. White, Jr.*    Vice President and Assistant Secretary
---------------------------
     Harry J. White, Jr.

 /s/ William F. Dawson*      Chief Executive Officer
---------------------------
     William F. Dawson

 /s/ Kenneth E. Hendrycy*    Director, Vice President and Assistant Secretary
---------------------------
     Kenneth E. Hendrycy

 /s/ Walter B. Jaccard*      Director, Vice President and Secretary
---------------------------
     Walter B. Jaccard

 /s/ Richard D. Kemp*        President and Chief Operations Officer
---------------------------
     Richard D. Kemp

 /s/ David A. McCrum*        Treasurer
---------------------------
     David A. McCrum

*By:  /s/ William J. Shaw
      ----------------------

      William J. Shaw


      Attorney-in-fact

                               INDEX TO EXHIBITS
                               -----------------

Exhibit
Number                             Description
------                             -----------

   2.1 Agreement and Plan of Merger, dated as of October 1, 1996, between the Registrant and USTrails Inc. (predecessor in interest to the Registrant) (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the Registration Statement on Form S-4, Registration Statement No. 333-13339 (the "S-4 Registration Statement")).

   2.2 Plan of Reorganization of USTrails Inc. ("USTrails") (which was formerly known as NACO Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

   2.3 Offer to Purchase for Cash USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by USTrails, dated June 5, 1996 (the "Offer to Purchase") (incorporated by reference to
          Exhibit 99.2 to USTrails' Current Report on Form 8-K filed with the SEC on June 7, 1996).

   2.4 Supplement to the Offer to Purchase, dated June 21, 1996 (incorporated by reference to Exhibit 2.5 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

   2.5 Private Placement Memorandum by USTrails offering to exchange USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 to certain holders of such notes, dated June 28, 1996 (the "Private Placement Memorandum") (incorporated by reference to
          Exhibit 2.6 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

   2.6 Letter of Transmittal pertaining to the transmittal of USTrails' 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by USTrails in the Private Placement Memorandum (incorporated by reference to Exhibit 2.7 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

   2.7 Supplement to the Private Placement Memorandum, dated July 15, 1996 (incorporated by reference to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

   3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4 Registration Statement).

   3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

   4.1 Indenture, dated as of July 17, 1996, among USTrails, Fleet National Bank, as Trustee, and certain other parties described therein, pertaining to USTrails' Senior Subordinated Pay-In-Kind Notes Due 2003 (the "Indenture") (incorporated by reference to Exhibit 4.36 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

   4.2 First Supplemental Indenture, dated as of November 20, 1996, by and among the Registrant, each subsidiary of the Registrant named as a subsidiary guarantor therein and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

   4.3 Form of Senior Subordinated Pay-In-Kind Note Due 2003 (incorporated by reference to Exhibit 4.37 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

   4.4 Registration Rights Agreement, dated as of July 17, 1996, between USTrails and Fleet National Bank as Trustee (incorporated by reference to Exhibit 4.38 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).


 **5.1 Opinion of Gibson, Dunn & Crutcher LLP, counsel to the Registrant, as to the validity of the securities being registered.

  10.1 Credit Agreement, dated as of December 31, 1991, between USTrails and NACO (incorporated by reference to Exhibit 10.27 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between USTrails and NACO (incorporated by reference to Exhibit 10.48 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1993).

  10.3 Second Amendment to Credit Agreement, dated as of November 10, 1994, between USTrails and NACO (incorporated by reference to Exhibit 10.3 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).


  10.4 Third Amendment to Credit Agreement, dated as of July 1, 1996, between NACO and the Registrant.


  10.5 Amended and Restated Revolving Credit Note, dated as of July 1, 1996, pursuant to which the Registrant provides a $40,000,000 revolving credit facility to NACO.


  10.6 Amended and Restated Term Loan Note, dated as of July 1, 1996, pursuant to which the Registrant provided a $10,765,000 term loan to NACO.

  10.7 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes USTrails (incorporated by reference to Exhibit 10.5 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

  10.8 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of USTrails, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit
          10.56 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.9 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of USTrails, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.57 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.10 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to USTrails a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between USTrails and NACO (incorporated by reference to Exhibit 10.31 to USTrails' Annual Report on Form 10-K for the year ended June 30. 1992).

  10.11 First Supplement and Amendment to Security Agreement, dated as of May 20, 1993, among NACO and certain of its subsidiaries, RPI, USTrails, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.12 Form of Mortgage from NACO and its subsidiaries to USTrails pursuant to the credit agreement between USTrails and NACO (incorporated by reference to Exhibit 10.32 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992), and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.13 Form of First Amendment to Mortgage from NACO and its subsidiaries to USTrails amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to USTrails pursuant to the credit agreement between USTrails and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to Exhibit 10.13 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).

  10.14 Loan and Security Agreement, dated as of July 10, 1996 (the "Loan Agreement"), between USTrails and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.15 Secured Promissory Note (Account Note), dated July 10, 1996, from USTrails payable to Foothill Capital Corporation (incorporated by reference to Exhibit 10.20 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.16 Secured Promissory Note (Term Note), dated July 10, 1996, from USTrails payable to Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.17 Form of Pledge and Security Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.18 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure USTrails' obligations under the Loan Agreement, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.19 Form of Assignment of Indebtedness and Mortgage, dated as of July 10, 1996, transferring the liens securing certain indebtedness that NACO owes to USTrails to Foothill Capital Corporation under the Loan Agreement, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.20 Form of Subordination Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, subordinating the security interests under the credit agreement between USTrails and NACO to the security interests under the Loan Agreement, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.21 USTrails' 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.22 USTrails' 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.22 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

  10.23 USTrails' 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to USTrails' Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993).

  10.24 Amendment No. 1 to USTrails' 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30, 1996).

  10.25 Amendment No. 1 to USTrails' 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30,
          1996).

  10.26 Amendment No. 1 to USTrails' 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.10 to USTrails' Quarterly Report on Form 10-Q for the period ending September 30, 1996).

  10.27 Stock Option Agreement, dated as of August 1, 1996 between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.26 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  10.28 Assumption of Obligations, dated as of November 20, 1996, by the Registrant, assuming the obligations of USTrails under the USTrails Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails Inc. 1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, and March 2, 1994 to May 16, 1995; and the Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.27 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  10.29 Employment Agreement, dated as of May 11, 1995, between USTrails and William J. Shaw, and related Standby Letter of Credit, dated September 22, 1995, issued by The Bank of California, N.A., for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's Employment Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

  10.30 Letter dated June 29, 1996, from William J. Shaw to USTrails, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1996).

  10.31 Amended and Restated Employment Agreement, dated as of September 10, 1992, among NACO, USTrails, RPI, and William F. Dawson (incorporated by reference to Exhibit 10.49 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1993), and Letter, dated December 1, 1995, from RPI to William F. Dawson, regarding certain compensation arrangements (incorporated by reference to Exhibit 10.4 to USTrails' Quarterly on Form 10-Q for the quarter ended December 31, 1995).

  10.32 Amended and Restated Employment Agreement, dated as of December 2, 1992, among NACO, USTrails and Walter B. Jaccard (incorporated by reference to Exhibit 10.1 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1992), and amendment dated November 15, 1994 (incorporated by reference to Exhibit 10.30 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995), and amendment dated December 7, 1995 (incorporated by reference to Exhibit
          10.1 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1995).

  10.33 Amended and Restated Employment Agreement, dated as of October 21, 1993, between USTrails and Harry J. White, Jr. (incorporated by reference to Exhibit 99.3 to USTrails' Quarterly Report on Form l0-Q for the quarter ended September 30, 1993), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.2 to USTrails' Quarterly Report on Form 10-Q for the quarter ended December 31, 1995).

  10.34 Employment Agreement, dated as of August 31, 1995, between USTrails and R. Gerald Gelinas (incorporated by reference to Exhibit 10.32 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1995).

  10.35 Indemnification Agreement, dated as of February 18, 1992, between USTrails and Andrew Boas (incorporated by reference to Exhibit 10.23 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1992), and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.33 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1995).

  10.36 Indemnification Agreement, dated as of September 1, 1995, between USTrails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.36 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.37 Indemnification Agreement, dated as of September 1, 1995, between NACO and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.37 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.38 Indemnification Agreement, dated as of May 8, 1991, between USTrails and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.38 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).


**10.39 Indemnification Agreement, dated as of November 20, 1996, between the Registrant and William J. Shaw and schedule of substantially identical Indemnification Agreements.

  10.40 Lease, dated February 24, 1994, as amended, between Carter-Crowley Properties, Inc. as lessor, and USTrails as lessee, relating to USTrails' offices in Dallas, Texas (incorporated by reference to Exhibit 10.35 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1994).

  10.41 Lease, dated October 7, 1987, as amended, between Hardy Court Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1994).

  10.42 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) and Old Trails (the "Old Trails Trust Agreement") (incorporated by reference to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-9246).


**10.43 Supplement No. 1 to Grantor Trust Agreement, dated as of July 16, 1996, by USTrails in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement.

**10.44 Supplement No. 2 to Grantor Trust Agreement, dated as of November 20, 1996, by the Registrant in favor of Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement.

  10.45 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A.) and NACO (incorporated by reference to Exhibit 10.43 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1992).

  10.46 Grantor Trust Agreement, dated May 8, 1991, between USTrails and Texas Commerce Bank, N.A. (the "TCB Trust Agreement") (incorporated by reference to Exhibit 10.41 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.47 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank of California, N.A. (formerly known as The Bank of California, N.A.), Texas Commerce Bank, National Association, USTrails, and certain beneficiaries under the TCB Trust Agreement (incorporated by reference to Exhibit 10.51 to USTrails' Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993).

  10.48 Supplement to Grantor Trust Agreement, dated as of November 20, 1996, by the Registrant in favor of Union Bank of California, N.A. supplementing the TCB Trust Agreement (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

  10.49 Trust Agreement, dated as of July 22, 1992, establishing USTrails' Flexible Benefits Plan Trust Fund (incorporated by reference to
          Exhibit 10.45 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1992).

  10.50 USTrails Inc. Employee Savings Trust, dated as of July 1, 1994, between USTrails and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1994).

  10.51 Tax Allocation Agreement, dated as of September 10, 1992, between USTrails and Resort Parks International (incorporated by reference to
          Exhibit 99.6 to USTrails' Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).

  10.52 Tax Allocation Agreement, dated as of July 1, 1991, between USTrails and NACO (incorporated by reference to Exhibit 10.44 to USTrails' Annual Report on Form 10-K for the year ended June 30, 1994).

  10.53 Tax Allocation Agreement, dated as of October 29, 1993, between USTrails and Wilderness Management (incorporated by reference to Exhibit 10.46 to USTrails' Annual Report on Form 10-K for the year ended June 30,1994).

  10.54 Sample form of current Membership Contract (incorporated by reference to Exhibit 10.20 to USTrails' Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996).

  10.55 Form of Subordination Agreement, dated as of July 10, 1996, between USTrails and Foothill Capital Corporation, subordinating the security interests under the credit agreement between USTrails and NACO to the security interests under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit 10.25 to USTrails' Annual Report on Form 10-K for the year ended June 30,
          1996).


 *11.1    Statement re: Computation of Earnings

 *12.1    Statement of computation of ratio of earnings to fixed charges.

 *21.1    Subsidiaries of the Registrant.


**23.1    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

 *23.2    Consent of Arthur Anderson LLP.


**24.1    Power of Attorney (see signature page of this Registration
          Statement).


**25.1    Statement of Eligibility of the Trustee on Form T-1.


**99.1 Form of Compliance Agreement between the Registrant and Selling Security Holders.


 *99.2 Supplement to Compliance Agreement between the Registrant and Selling Security Holders.

____________________
*  Filed herewith.

** Previously filed with the January 7, 1997 Registration Statement.